Methven & Associates

Professional Corporation

Attorneys
Bruce E. Methven	2232 Sixth Street	Telephone
	Berkeley, California 94710	(510) 649-4019
Of Counsel:
Allison Donahue	E-mail jhorn@MethvenLaw.com	Fax
Jamin Horn	Web site www.MethvenLaw.com	(510) 649-4024

May 6, 2016

By Electronic Service To:

Edwin Kim

Staff Attorney

Securities and Exchange Commission

Washington, D.C. 20549

kime@sec.gov

RE:	Sonasoft Corp.
Offering Statement on Form 1-A
Post-Qualification Amendment No. 5
File No. 024-10327
Filed April 6, 2016

Dear Mr. Kim,

This letter responds to the comment letter of April 27, 2016 from the Securities and Exchange Commission regarding Sonasoft Corp.’s Offering Statement on Form 1-A, Post-qualification Amendment No. 5 (the “Comment Letter”).

The changes and updates to the document are attached in both a clean form and a redlined form that highlights the changes made. The redlined version of the Offering Circular is attached as Attachment A to this letter. The clean version of the Offering Circular is attached as Attachment B to this letter.

Set forth below in bold are comments from the Staff’s Comment letter. Immediately below each of the Staff’s comments is Sonasoft’s response to that comment. For your convenience, each of the numbered paragraphs below corresponds to the numbered comment in the Comment Letter and includes the caption used in the Comment Letter.

1.	Your price per security of $0.02 is inconsistent with your disclosure in your Offering Circular of $0.025 per share. Similarly, you disclose in this section that you will offer up to 2,425,000 shares of common stock, but page 34 of your Officer Circular references an offering of up to 2,000,000 shares. Please revise to reconcile these discrepancies.

The price per security addressed in Item 4 should be $0.025, however, the electronic form for Part I on does not allow for increments below one cent. The second part of Item 4 describing the number of shares offered has been corrected. Sonasoft is offering $2,425,000 worth of shares at $0.025 per share. Of the total offering amount Sonasoft has sold $425,000 worth of shares. The remaining part of the offering is $2,000,000.

2.	Although your amended Offering Circular is dated as of February 11, 2016, it was filed on April 6, 2016, more than three months after the close of your fiscal year ended December 31, 2015. Accordingly, please update your financial statements to include the last two completed fiscal years, as required by Parts F/S(b)(3)(A) and (b)(4) of Form 1-A.

The financial statements for the last two fiscal years, 2014 and 2015, have been updated.

3.	In addition to updating your financial statements included in Part F/S of your Offering Circular, please revise the Financial Statements portion of Item 1 of Form 1-A to reflect your fiscal December 31, 2015 financial statements. Further, please revise disclosure throughout the Offering Circular, including the Compensation of Officers and Directors, Summary Compensation Table, and Capitalization sections, to include information through December 31, 2015.

The financial statements portion of Item 1 will be updated to reflect the December 31, 2015 financial information included. The disclosures throughout the Offering Circular, including the Compensation of Officers and Directors, Summary Compensation Table, and Capitalization Table, and Capitalization sections, have been updated to include information through December 31, 2015.

4.	Please file an updated legal opinion and consent, pursuant to Items 17(11) and (12) of Part III of Form 1-A.

An updated legal opinion and consent from Methven & Associates, PC is attached as Exhibit 11.2 to the Offering Circular.

If you have any questions or you would like further information concerning Sonasoft’s response to the Comment Letter, please do not hesitate to contact me.

Very truly yours,

Jamin P. Horn

ATTACHMENT A

PART II

OFFERING CIRCULAR

SONASOFT CORP.

2150 Trade Zone Blvd.

Suite 203

San Jose, Ca 95131

(408) 708-4000

Type of securities offered: Common Stock

Maximum number of securities offered: 97,000,000

Minimum number of securities offered: 0

Price per security: $0.025

Total proceeds: If maximum sold: $5,000,000 If minimum sold: $0

Amount Of Offering Sold as of Date of Offering Circular: $425,000 (17,000,000 shares)

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per share / unit	$0.025	$0	$0.025	$0
Total Minimum:	$0	$0	$0	$0
Total Maximum	$2,425,000	$0	$2,425,000	$0

Offering Period: The offering will commence promptly after the date of this Offering Circular and will close upon the earlier of (i) the sale of all shares of common stock, (ii) 120 days after the date of this Offering Circular, or (iii) at such date prior to 120-day period as may be determined by the management. Our management at its sole discretion may extend the period for an additional 120 days of the offering if not all 97,000,000 shares are sold at the end of the initial 120-day offering period. The offering is made on a continuous basis under Rule 415, as the offering will commence promptly after this Amendment to the Company’s Offering is deemed effective and may continue for a period in excess of 30 days from the date of this Offering Circular.

Is a commissioned selling agent selling the securities in this offering? [  ] Yes [X] No

If yes, what percent is commission of price to public? _________ %

Is there other compensation to selling agent(s)? [  ] Yes [X] No

Is there a finder’s fee or similar payment to any person? [  ] Yes [X] No (See Question No. 22)

Is there an escrow of proceeds until minimum is obtained? [  ] Yes [X] No (See Question No. 26)

Is this offering limited to members of a special group, such as employees of the Company or individuals? [  ] Yes [X] No (See Question No. 25)

Is transfer of the securities restricted? [  ] Yes [X] No (See Question No. 25)

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE PAGE 4 FOR THE RISK FACTORS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

Date of this Offering Circular: May __, 2016

This Company:

[  ] Has never conducted operations.

[  ] Is in the development stage.

[X] Is currently conducting operations.

[  ] Has shown a profit in the last fiscal year.

[  ] Other (Specify):

(Check at least one, as appropriate)

This offering has been registered for offer and sale in the following states:

State	State File No.	Effective Date
New York	S33-52-52	April 9, 2014
California	506-3763	April 9, 2014

Important Notices To Investors

In making an investment decision investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. these securiteis have not been recommneded or approved byany federal or state securities commission or regulatory authority. furthermore, these authorities have not passed upon the accuracy or adequacy of this document. any representation to the contrary is a criminal offense.

The Shares of Common Stock (“Shares”) have not been qualified under the securities laws of any state or jurisdiction. We plan to qualify the offering with the New york and new jersey Securities Regulatory Bodies and the securities regulatory bodies of other states as we may determine from time to time. We may also offer or sell Shares in other states in reliance on exemptions from the registration requirements of the laws of those other states.

NOTICE TO CALIFORNIA RESIDENTS:

SALES OF OFFERED SHARES ARE LIMITED TO CALIFORNIA RESIDENTS WITH 1) A MINIMUM ANNUAL GROSS INCOME OF $65,000 AND A MINIMUM NET WORTH OF $250,000; OR 2) A MINIMUM NET WORTH OF $500,000.

FOR NEW YORK RESIDENTS:

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

2

Date of this Offering Circular: May __, 2016

This Offering Circular, together with Financial Statements and other Attachments, consists of total of 54 pages.

3

Date of this Offering Circular: May __, 2016

RISK FACTORS

Risks Related to Our Business

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We currently have employment agreements with our officers, however we do not have non-compete agreements with any of our officers. We do not maintain key man life insurance on the lives of these individuals.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales efforts and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE HAVE PREVIOUSLY BEEN NAMED AS A DEFENDANT IN A LAWSUIT AND MAY IN THE FUTURE BE NAMED AS DEFENDANT IN OTHER LAWSUITS THAT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

We previously had been named as a defendant in a lawsuit with a former employee Vince Khanna for the claim of wrongful termination and breach of contract. We reached agreements to settle this lawsuit and the Company paid off the full settlement amount of $227,000 owed to Vince Khanna on February 5, 2013. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award. As a result of the foregoing, there can be no assurance that we would not be subject to additional lawsuits and other legal proceedings in the future. For any lawsuits and proceedings, our attention may be diverted from our ordinary business operations and we may incur significant expenses associated with defense (including substantial fees of lawyers and other professional advisors and potential obligations to indemnify current and former officers and directors who may be parties to or involved in such action or proceeding). Depending on the outcome of these lawsuits and proceedings, we may also be required to pay material damages and fines, consent to injunctions on future conduct, or suffer other penalties, remedies or sanctions. The ultimate resolution of these matters could have a material adverse effect on our results of operations, financial condition, liquidity, our ability to meet our debt obligations and, consequently, negatively impact the trading price of our common stock.

WE MAY LOSE THE COLLATERAL CONSISTING OF ALL THE ASSETS OF THE COMPANY, INCLUDING INTELLECTUAL PROPERTY, PATENTS, GOODS, CASH IN OUR BANK ACCOUNT, ACCOUNTS RECEIVABLE AND OFFICE SUPPLIES, SECURING A DEFAULTED NOTE ISSUED TO OUR DIRECTOR MR. ROMESH JAPRA IF DR. JAPRA TAKES NECESSARY ACTION.

On December 19, 2008, the company issued a promissory note (the “Note”) to Director Romesh Japra for cash received of $500,000 on terms of 10% interest per year. The Note was payable 36 months after issuance. In conjunction with the issuance of the Note, the company granted warrants to Japra granting him the right to purchase 2,272,727 shares of common stock for $0.22 each. The Note was secured by all the assets owned by the Company, including intellectual property, patents, goods, and accounts receivable. A UCC filing statement was filed with the State of California. The note payable to Dr Romesh Japra and other debt holders has been converted into equity.

4

Date of this Offering Circular: May __, 2016

WE MAY NEVER ISSUE DIVIDENDS.

We did not declare any dividends for the year ended December 31, 2015 and have not declared any dividends to date in 2016. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MANAGE OUR BUSINESS.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

Risks Related to Our Industry

OUR ABILITY TO CONTINUE TO DEVELOP AND EXPAND OUR PRODUCT OFFERINGS TO ADDRESS EMERGING BUSINESS DEMANDS AND TECHNOLOGICAL TRENDS WILL IMPACT OUR FUTURE GROWTH. IF WE ARE NOT SUCCESSFUL IN MEETING THESE BUSINESS CHALLENGES, OUR RESULTS OF OPERATIONS AND CASH FLOWS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop product offerings that meet the current and prospective customers’ needs are critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in backup and disaster recovery solutions will impact our future revenue growth and earnings.

OUR PRIMARY MARKET CONSISTS OF SMALL TO MEDIUM BUSINESSES WITH INFORMATION TECHNOLOGY NEEDS THAT CAN BE SERVICED BY US IS A HIGHLY COMPETITIVE MARKET. IF WE ARE UNABLE TO COMPETE IN THIS HIGHLY COMPETITIVE MARKET, OUR RESULTS OF OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our competitors include large, technically competent and well capitalized companies. As a result, the markets which we serve are highly competitive. This competition may place downward pressure on operating margins in our industry. As a result, we may not be able to maintain our current operating margins for our product offerings in the future.

Any reductions in margins will require that we effectively manage our cost structure. If we fail to effectively manage our cost structure during periods with declining margins, our results of operations will be adversely affected.

THE BACKUP, RECOVERY AND ARCHIVING SOFTWARE MARKET IS HIGHLY COMPETITIVE AND FRAGMENTED, WHICH MEANS THAT OUR CUSTOMERS HAVE A NUMBER OF CHOICES FOR PROVIDERS OF SERVICES AND PRODUCTS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive. The market is fragmented, there are a wide variety of product offerings with different capabilities, and no company holds a dominant position. Consequently, our competition for clients varies significantly Most of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve. In addition, clients may elect to increase their internal IT systems resources to satisfy their backup/disaster recovery needs.

5

Date of this Offering Circular: May __, 2016

CHANGES IN GOVERNMENT REGULATIONS AND LAWS AFFECTING THE IT INDUSTRY, INCLUDING ACCOUNTING PRINCIPLES AND INTERPRETATIONS AND THE TAXATION OF DOMESTIC AND FOREIGN OPERATIONS, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations which, in many instances, is due to their lack of specificity. As a result, the application of these new standards and regulations in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure.

As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent auditors’ audit of that assessment has required the commitment of significant internal, financial and managerial resources.

The Financial Accounting Standards Board, SEC or other accounting rulemaking authorities may issue new accounting rules or standards that are different than those that we presently apply to our financial results. Such new accounting rules or standards could require significant changes from the way we currently report our financial condition, results of operations or cash flows.

U.S. generally accepted accounting principles have been the subject of frequent interpretations. As a result of the enactment of the Sarbanes-Oxley Act of 2002 and the review of accounting policies by the SEC as well as by national and international accounting standards bodies, the frequency of future accounting policy changes may accelerate. Such future changes in financial accounting standards may have a significant effect on our reported results of operations, including results of transactions entered into before the effective date of the changes.

We are subject to income taxes in the United States. Our provision for income taxes and our tax liability in the future could be adversely affected by numerous factors including, but not limited to, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws, regulations, accounting principles or interpretations thereof, which could adversely impact our financial condition, results of operations and cash flows in future periods.

Risks Related to Our Common Stock

YOU MAY LOSE ALL OF YOUR INVESTMENT MONEY SINCE FUNDS WILL BE NOT RETURNED EVEN IF THE MAXIMUM NUMBER OF SHARES IS NOT SOLD.

The funds will be immediately available to the company and that no funds will be returned if the maximum is not reached. You may lose all of your investment money since funds will be not returned even if the maximum number of shares is not sold. The sale of shares significantly under the maximum will affect our ability to reach our milestones. Any delay or failure to secure financing required for our development plan will delay the company’s ability to attain each its milestones, however, it will not impact the company’s survivability.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR QUOTATION OR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a public trading market will ever develop for our common stock or our common stock will ever be approved for quotation or trading on a recognized exchange. In the absence of a public trading market, an investor may be unable to liquidate its investment, which may result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.025 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

6

Date of this Offering Circular: May __, 2016

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

●	Make a suitability determination prior to selling a penny stock to the purchaser;

●	Receive the purchaser’s written consent to the transaction; and

●	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Note: In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Offering Circular potential investors should keep in mind other possible risks that could be important.

7

Date of this Offering Circular: May __, 2016

ALL SHARE TRANSACTIONS FROM 3/31/2014 TO CURRENT

INCLUDING TRANSACTIONS WITH AFFILIATES

03/31/2014	Nancy Lynn Tompkins	500,000	$.005	Shares issued in lieu of Legal Services
03/31/2014	Romesh Japra	4,000,000	$.025	Shares issued in lieu of cash, Rule 144 stock
03/31/2014	Romi Randhawa	4,000,000	$.025	Shares issued in lie of cash , Rule 144 stock
05/14/2014	Bruce E Methven	2,000,000	$.025	Shares issued in lieu of legal services
09/10/2014	Madison Park Fund Investment LLC	2,000,000	$.025	Shares issued in lieu of cash REG A
09/24/2014	Madison Park Fund Investment LLC	1,000,000	$.025	Shares issued in lieu of REG A
09/19/2014	Blackbridge Capital LLC	2,000,000	$.025	Shares issued in lieu of REG
01/09/2015	Garret Rajkovich	5,456,167	$.025	Debt conversion into Equity
01/09/2015	Romesh Japra	20,000,000	$.025	Debt conversion into Equity
01/09/2015	Michelle Rose	1,320,000	$.025	Debt conversion into Equity
01/09/2015	Joseph Rapp	4,000,000	$.025	Debt conversion into Equity
01/09/2015	Kenneth Fishman	880,000	$.025	Debt conversion into Equity
01/09/2015	Romesh Japra	16,000,000	$.025	Debt conversion into Equity
01/09/2015	Nand Khanna	4,150,000	$.005	Exercise Vested Options
01/09/2015	Mike Khanna	1,631,250	$.005	Exercise Vested Options
01/09/2015	Bilal Ahmed	1,975,000	$.005	Exercise Vested Options
01/09/2015	Subhash Sachdeva	3,600,000	$.005	Exercise Vested Options
01/09/2015	Neil Khanna	2,525,000	$.005	Exercise Vested Options
01/09/2015	Doug Mackallor	500,000	$.005	Exercise Vested Options
01/09/2015	Integra Infotech.Inc	5,000,000	$.005	Exercise Vested Options
01/09/2015	Jim Gilmer	700,000	$.005	Exercise Vested options
01/09/2015	Romi Randhawa	150,000	$.005	Exercise Vested options
01/09/2015	Romesh Japra	350,000	$.005	Exercise Vested options
01/09/2015	Integra Infotech Inc.	150,000	$.005	Exercise Vested options
01/09/2015	James Kelleher	300,000	$.005	Exercise Vested options
01/09/2015	Garrett Rajovich	200,000	$.005	Exercise Vested options
01/09/2015	Hans Van Rietschote	100,000	$.005	Exercise Vested options
01/09/2015	Hema Ganapathy	100,000	$.005	Exercise Vested options
01/09/2015	Integra Infotech Inc.	100,000	$.005	Exercise Vested options
01/09/2015	P.L Malhotra	50,000	$.005	Exercise Vested options
01/09/2015	Kannan Ramesh Kumar	100,000	$.005	Exercise Vested options
02/23/2015	Douglas Mackallor	400,000	$.025	Investment, shares issued in lieu of cash Rule 144 stock
02/23/2015	Harpreet Singh Sandhu	600,000	$.025	Investment, shares issued in lieu of cash Rule 144 Stock
02/23/2015	Devin F. Lynch	400,000	$.025	Investment, shares issued in lieu of cash Rule 144 stock
02/23/2015	Douglas Mackallor	240,000	$.025	Shares issued to settle debt
02/23/2015	Mike Khanna	300,000	$.025	Shares issued to settle debt
02/23/2015	Aaron Marinucci	200,000	$.025	Shares issued to settle debt
02/23/2015	Antonio T. Pimentel	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Estate of Edwin A. Helwig	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Barbara G. Helwig	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Nand Khanna	500,000	$.005	Shares issued to settle debt
02/23/2015	Scott Khanna	160,000	$.025	Shares issued to settle debt
04/27/2015	Dr Romesh Japra	2,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Kenneth Fishman	1,600,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Robert A. & Jacqueline Martin	2,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Rodney Martin & Michele Morehead	1,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Mohan Trikha	200,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Charles Naegele	1,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Crossfire Ventures	2,000,000	$.025	Investment, Shares issued in lieu of cashRegA
04/27/2015	Nancy Tompkins	600,000	$.025	Investment, Shares issued in lieu of cashRegA
04/27/2015	John Wagner	400,000	$.025	Investment, Shares issued in lieu of cashReg A
04/27/2015	Mike Khanna	400,000	$.025	Investment, Shares issued in lieuof cash RegA
02/23/2015	Tanya J Sachdeva	200,000	$.025	Investment, Shares issued in lieu of cash
02/23/2015	Aaron Marinucci	600,000	$.025	Investment, Shares issued in lieu of cash RegA
08/19/2015	Japra Family Trust	600,000	$.025	Investment, Shares issued in lieu of cash
08/19/2015	Randhawa Family Trust	600,000	$.025	Investment, Shares issued in lieu of cash
08/26/2015	Crossfire Ventures	400,000	$.025	Investment, Shares issued in lieu of cash

8

Date of this Offering Circular: May __, 2016

PLAN OF DISTRIBUTION

The offering of the 97,000,000 shares of our Common Stock is a “best efforts” offering, which means that our directors and officers as well as any agents we engage will use their best efforts to sell the shares offered in this Offering Statement. There is no minimum number of shares required to be sold to close the offering. The offering will commence promptly after the date of this Offering Circular and will close upon the earlier of (i) the sale of all 97,000,000 shares of common stock, (ii) 120 days after the date of this Offering Circular, or (iii) at such date prior to 120-day period as may be determined by the management. Our management at its sole discretion may extend the period for an additional 120 days of the offering if not all 97,000,000 shares are sold at the end of the initial 120-day offering period. This is a direct participation offering since we, and not an underwriter, are offering the shares. Andy Khanna, our President and CEO will be responsible for selling our offering to the public in the United States.

21.	The selling agents (that is, the persons selling the securities as agent for the Company for a commission or other compensation) in this offering are:

There are currently no selling agents or finders involved in the offering.

22.	Describe any compensation to selling agents or finders, including cash, securities, contracts or other consideration, in addition to the cash commission set forth as a percent of the offering price on the cover page of this Offering Circular. Also indicate whether the Company will indemnify the selling agents or finders against liabilities under the securities laws. (“Finders” are persons who for compensation act as intermediaries in obtaining selling agents or otherwise making introductions in furtherance of this offering.)

There are currently no selling agents or finders involved in the offering.

23.	Describe any material relationships between any of the selling agents or finders and the Company or its management. Note: After reviewing the amount of compensation to the selling agents or finders for selling the securities, and the nature of any relationship between the selling agents or finders and the Company, a potential investor should assess the extent to which it may be inappropriate to rely upon any recommendation by the selling agents or finders to buy the securities.

See Above.

24.	If this offering is not being made through selling agents, the names of persons at the Company through which this offering is being made:

Name: Andy Khanna
Address: 2150 Trade Zone Blvd, Suite 203, San Jose, CA 95131
Telephone No.: (408) 708-4000

25.	If this offering is limited to a special group, such as employees of the Company, or is limited to a certain number of individuals (as required to qualify under Subchapter S of the Internal Revenue Code) or is subject to any other limitations, describe the limitations and any restrictions on resale that apply:

The offering is not limited to a special group.

Will the certificates bear a legend notifying holders of such restrictions? [  ] Yes[X] No

26.	(a) Name, address and telephone number of independent bank or savings and loan association or other similar depository institution acting as escrow agent if proceeds are escrowed until minimum proceeds are raised:

There is currently no independent bank or savings and loan association or depository institution acting as an escrow agent. Nor is there any minimum amount of proceeds required of this offering.

(b) Date at which funds will be returned by escrow agent if minimum proceeds are not raised:

The funds will be immediately available to the company and that no funds will be returned if the maximum is not reached.

Will interest on proceeds during escrow period be paid to investors? Not Applicable.

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Date of this Offering Circular: May __, 2016

27.	Explain the nature of any resale restrictions on presently outstanding shares, and when those restrictions will terminate, if this can be determined:

The shares characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

Control securities are securities held by an affiliate of the issuer, regardless of how the affiliate acquired the securities. An affiliate must rely on a distribution safe harbor, such as Rule 144, to establish that the resale of its securities does not involve a distribution of securities and to deliver unrestricted securities.

Rule 144 provides a safe harbor under Section 4(a)(1) for resale of restricted shares and control. Rule 144 of the Securities Act permits public resales of restricted securities and control securities once certain requirements are met. Securities sold in compliance with Rule 144 are no longer deemed restricted securities.

As long as the Company is a non-reporting company under Rule 144, the resale of the company’s restricted and control shares are subject to, among others, the following restrictions:

The Company’s shareholders (non-affiliate) who hold restricted shares can take advantage of Rule 144 if they have held the shares for a year.

Resale under Rule 144 of control shares held the Company’s affiliate shareholder are subject to requirements of, in addition to one-year holding period, current information, manner and volume of the sale, and Form 144 notice filing.

Note:	Equity investors should be aware that unless the Company is able to complete a further public offering or the Company is able to be sold for cash or merged with a public company that their investment in the Company may be illiquid indefinitely.

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Date of this Offering Circular: May __, 2016

USE OF PROCEEDS

9.	(a)	The following table sets forth the use of the proceeds from this offering:

	If Minimum Sold Amount 0%	If Maximum Sold Amount 100%
Total Proceeds	$425,000	$2,425,000
Less: Offering Expenses	100%	100%
Commissions & Finders Fees:	$0	$0
Legal & Accounting:	$(15,000)	$(40000)
Copying & Advertising:	$(5,000)	$(10000)
Other (Specify):	$(1,000)	$(10,000)
Net Proceeds from Offering	$404,000	$2,365,000
Use of Net Proceeds	$404,000	$2,365,000
Total Use of Net Proceeds	$404,000	$2,365,000

	94.6%	97.5%

b)	If there is no minimum amount of proceeds that must be raised before the Company may use the proceeds of the offering, describe the order of priority in which the proceeds set forth above in the column “If Maximum Sold” will be used.

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company. Specifically, the Company plans to use the proceeds for each and every of projects identified on page 24 in accordance with the following ratio:

Event or Milestone	Percentages of Total Proceeds

1. Addition of sales staff (1 Senior level)	20%
2. Marketing programs described in plan	35%
3. Sign up first OEM partner	15%
4. Sign up first International resellers	15%
5. Development Plan	15%

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Date of this Offering Circular: May __, 2016

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

10.	(a)	If material amounts of funds from sources other than this offering are to be used in conjunction with the proceeds from this offering, state the amounts and sources of such other funds, and whether funds are firm or contingent. If contingent, explain.

At this time the company has no plans to obtain additional funds from other sources.

	(b)	If any material part of the proceeds is to be used to discharge indebtedness, describe the terms of such indebtedness, including interest rates. If the indebtedness to be discharged was incurred within the current or previous fiscal year, describe the use of proceeds of such indebtedness.

The Company has no plans to use these funds to discharge any indebtedness.

	(c)	If any material amount of proceeds is to be used to acquire assets, other than in the ordinary course of business, briefly describe and state the cost of the assets and other material terms of the acquisitions. If the assets are to be acquired from officers, directors, employees or principal stockholders of the Company or their associates, give the names of the persons from whom the assets are to be acquired and set forth the cost to the Company, the method followed in determining the cost, and any profit to such persons.

No material amounts of these proceeds are planned to be used to acquire assets, other than those required for the ordinary and expected course of the business.

	(d)	If any amount of the proceeds is to be used to reimburse any officer, director, employee or stockholder for services already rendered, assets previously transferred, or monies loaned or advanced, or otherwise, explain:

.		The Company has no plans to use these proceeds for the reimbursement of prior services rendered or to repay previous loans or transfers of assets to the company

11. Indicate whether the Company is having or anticipates having within the next 12 months any cash flow or liquidity problems and whether or not it is in default or in breach of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments. Indicate if a significant amount of the Company’s trade payables have not been paid within the stated trade term. State whether the Company is subject to any unsatisfied judgments, liens or settlement obligations and the amounts thereof. Indicate the Company’s plans to resolve any such problems.

With zero funding our cash needs at the current run rate of $85,000 per month will continue to be provided solely by revenue from monthly sales. Without funding we will not execute the Development Plan outlined here. Our current minimum expenses average is $85,000 per month.

The Company anticipates that the current cash flow from revenue is sufficient to pay day to day operational expenses within next 12 months. However the expansion in sales and marketing or customer support to increase revenue will require additional working capital. The Company does not plan to incur any expenses for expansion, until we have raised sufficient funds to support the potential growth. The Company’s liquidly situation will be affected, if we cannot raise the maximum number of shares in this offering, however with controlled expenses and organic growth, we can maintain sufficient cash flow. However, we do not anticipate having any cash flow or liquidity problems for the next 12 months. The proceeds will be used to support the described business operations.

“Vince Khanna” litigation

On February 29, 2013, the Company paid off the full settlement amount of $227,000 owed to Vince Khanna. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney’s fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award.

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Date of this Offering Circular: May __, 2016

Deferred Employee Compensation

The deferred employee compensation will continue to be deferred. The Company does not plan to use proceeds from this offering to pay the deferred employee compensation.

12. Indicate whether proceeds from this offering will satisfy the Company’s cash requirements for the next 12 months, and whether it will be necessary to raise additional funds. State the source of additional funds, if known.

The Company has no plans to raise additional funds within the next 12 months. It is anticipated that the funds will provide sufficient capability to allow the company to go forward with funding solely from its operating income at the end of this period.

If any substantial portion of the proceeds has not been allocated for particular purposes, a statement to that effect as one of the Use of Net Proceeds categories should be included together with a statement of the amount of proceeds not so allocated and a footnote explaining how the Company expects to employ such funds not so allocated.

BUSINESS AND PROPERTIES

3. With respect to the business of the Company and its properties:

(a) Describe in detail what business the Company does and proposes to do, including what product or goods are or will be produced or services that are or will be rendered.

Sonasoft was incorporated in the State of California in 2002 for the purpose of providing data protection, high availability and disaster recovery software solutions for businesses using Microsoft Exchange, SQL and Windows servers. Designed to simplify and eliminate human error in the backup and recovery process, Sonasoft solutions would be designed to centralize the management of multiple servers and provide a cost-effective turnkey disaster recovery strategy for companies of all sizes. At that time, we expected to be the only company to provide an integrated disk-to-disk backup/recovery and replication solution for Microsoft Exchange and SQL Servers. Typically, customers would have to pay three to four times more to buy multiple solutions from different vendors to obtain functionality comparable to that offered by our integrated solution.

Since the company’s beginning, each of our products have been developed to our design and software engineering specification by Integra Micro, Ltd of Bangalore, India, Integra Micro is paid a royalty of 10% of the product sales revenue for their services,

We rounded out our product suite in 2010 with the introduction of SonaVault, an Email Archiving solution, to address Corporate Compliance and eDiscovery requirements. Since the middle of 2011, we have been primarily focusing on selling the SonaVault product because today’s demand for email archiving solutions is high. We have sold our products in North America, Europe and Asia by direct sales to small to mid-sized, SMB, customers. Sales have been by direct license of our software products to end users with the exception of a Distribution Agreement that we have with a few small managed service providers, who resell our SonaVault product via a Software as a Service, SaaS, offering to their customers. In 2014 the revenue from these managed service providers amounted to $14,232 and revenue from MSP was $11,224 in 2015.

Our software products are licensed to our customers for their use. The products are not individually tailored for each customer, but, customers may request our assistance to install the product on the customer’s servers. We charge a one-time fee for this installation service. We also offer maintenance contract services for an annual fee for each of our products.

We have received awards from industry trade publications including SQL Server Magazine and MSExchange.org. We are a Certified Microsoft Partner, which qualification allows us to access Microsoft Advisory Hours for assistance with product development, and Business Critical Support for assistance to resolve technical questions that arise related to the use of Microsoft products with our products.

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Date of this Offering Circular: May __, 2016

We have patent applications pending for two aspects of our functionality that are unique. These are:

●	Web Enabled Exchange Server Standby Solution Using Mailbox Level Replication

●	Exchange Server Standby Solution Using Mailbox Level Replication with Crossed Replication between two Exchange Servers

(b) Describe how these products or services are to be produced or rendered and how and when the Company intends to carry out its activities. If the Company plans to offer a new product(s), state the present stage of development, including whether or not a working prototype(s) is in existence. Indicate if completion of development of the product would require a material amount of the resources of the Company and the estimated amount. If the Company is or is expected to be dependent upon one or a limited number of suppliers for essential raw materials, energy or other items, describe. Describe any major existing supply contracts.

While certain improvements are planned to maintain and improve competitiveness (see Engineering Section), our products have been installed and proven by customer acceptance, our growth will hopefully stem from the sales and marketing investments supported by the current planned financing.

Sonasoft Sales Strategy

The present Sonasoft sales strategy has six major focal points:

Government/Education Market:

Ease of implementation and low acquisition costs make Sonasoft products attractive to increasingly budget conscious state and local governments and educational institutions. In California, alone, there are over 780 different school districts and we believe the vast majority of them have not yet adequately addressed their needs for the protection and cost benefits of email archiving We intend to leverage our base of very satisfied installed customers as references to increase sales momentum in this vertical market.

SonaVault Appliance:

SonaVault was designed from inception to be appropriate for delivery to customers as a preloaded bundled system with a hardware supplier. In April of 2012 we reached an agreement with Avnet, Inc. (AVT) to create and deliver exactly this solution. For customers desiring this solution Sonasoft will order the required hardware from a predefined menu of DELL Servers through Avnet. Based on our instructions, Avnet will install the required Microsoft software and the Sonasoft SonaVault email archiving software and, deliver the prebuilt completed system to our customer. Many customers will favor this approach as it may cut their installation time by more than 75% as well as reduce chances for errors in the installation process.

OEM

We plan to develop a new sales channel with a select number of OEMs. Our software applications may be attractive to OEMs who have a need to further differentiate their server sales with pre-installed Recovery, Replication or Archiving software for their own branded offerings. In particular, SonaVault provides an attractive addition to existing OEMs currently selling Microsoft Exchange Server solutions, but, without email archiving. Our strategy in this market will be to sell our software based on high volume and a heavily discounted price so that these business partners can then incorporate the total package solutions they are bringing to market. This approach provides for a greater reach by us into the market at large without having to spend the sales and marketing dollars to access and serve that market. We will sell pre-paid licenses and will obtain royalties based on a specified volume over a given period of time.

Direct Sales

Even as we develop future partnerships and channel sales, management recognizes that the building blocks for such growth will have its foundation in the sales we achieve now and in the immediate future through direct customer contact. We strive to utilize this contact to maintain high customer satisfaction, recognize new trends, and gauge end user feelings about alternatives to Sonasoft. At this point in time our new sales are driven through web marketing and selective campaigns aimed at the set of vertical markets in our focus.

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Date of this Offering Circular: May __, 2016

International Sales

We have regularly been receiving sales inquiries from customers outside the US who have found our Website through internet searching for solutions in our product categories. As a result we have installed Sonasoft products in countries ranging across Europe, Africa, the Middle East and India. To date this has been done with little effort on our part as these customers have come to us. Our growth plans do call for establishing distributors with exclusive territories in selected geographies that we feel will be productive in the future.

Customer Support

As sales continue, the need for customer support continues to grow as well. With the maintenance and support agreements that are purchased by many of our customers, Customer Support has become a revenue generating component of the company. Over the next 12 months, we plan to increase its customer support resources by:

Adding additional staff to handle the volume of support calls required to maintain customer satisfaction and services levels as per the support agreements signed between the customer and company. The costs for each additional customer support staff is estimated to be $2000 in equipment expense and $60,000 in annual wages. The customer support levels (Silver, Gold, and Platinum) that Sonasoft offers are as follows in the customer support matrix listed below:

Customer Support Service Levels are Silver, Gold, and Platinum

Support Feature	Silver	Gold	Platinum
Phone Support	✓	✓	✓
Email Support	✓	✓	✓
Web-Based Case Management	✓	✓	✓
Knowledge Base	✓	✓	✓
Self Help Resources	✓	✓	✓
Web-Based Support	✓	✓	✓
Software Updates	✓	✓	✓
Unlimited Support Accounts	1	3	✓
Dedicated Customer Support			✓
Business Review Meetings			✓
Customer Counsel			✓
Onsite Technical Support			Optional Add-On
Response Times	4 hour	2 hour	30 minutes
Support Hours	7 AM to 6 PM	24x5days	24x7x365
Support Days	Mon – Fri	Mon – Fri	Every Day

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Date of this Offering Circular: May __, 2016

Additional customer support staff will be required for the following positions:

●	Managing the customer support website including downloads and updates

●	Installation support specialists

●	Data recovery for critical restore specialists

●	Specialized Microsoft (Exchange Server, SQL Server, and File Systems) product support personnel.

Currently the support staff is servicing over 400 customers. A new staff member is required for every 75 customers that Sonasoft adds. However, this will be based upon the volume of calls and service requests generated by customers.

Adding a web based portal that directly communicates with the company’s CRM, where customers and support staff can have a centralized system to handle customer support. Both customers and support staff will use it to address site access (based upon maintenance agreement), cases, knowledge base, downloads (software and hot fixes), etc. This will ultimately speed up response times between customer and support staff.

Educating the customer on the software is a key component of ensuring the customer has the proper knowledge on how to utilize the features and functionality available to them in the product. By providing this offering, it reduces the number of calls and emails from the customer. The following programs are available to the customer:

1.	Installed Product Reviews are held for customers that have recently purchased a Sonasoft solution and want to learn about the basic functionality of the application. This is hosted online by a customer support technician.

2.	Product Training is held for customers that want an in-depth look at the functionality of the product, how to use it, read the log files, and troubleshoot issues. This training generally lasts about 4 hours. Product Training is hosted online by a customer support technician.

Sonasoft plans to develop a formal certification program for customers and resellers. This program will boost their skills and workplace productivity while validating their knowledge on Microsoft’s SQL Server, Exchange Server and File Systems products. Designed for both experienced and expert level users, the curriculum will prepare them to plan, design, and manage all key components of their information and data protection lifecycle.

Professional Services can be offered to the customer and provided by specialized support personnel in the areas of Exchange Server and SQL Server. Many companies will often hire outside professionals to design, install, configure and upgrade systems. Sonasoft’s professional services would include:

●	Remote Backup & Disaster Recovery

●	Remote Database Administration

●	Installations and upgrades

●	Database Migration

●	Database Replication

●	Database Administration

●	Performance Tuning

●	Design & Architecture

All Professional Services will be billed at an hourly rate. Travel and Expenses would not be included. A contract would need to be purchased prior to Professional Services commencing.

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Date of this Offering Circular: May __, 2016

Engineering

Overview

Our engineering resources are focused on developing and maintaining our compliance, high availability, and disaster recovery and migration products for the Microsoft platform. We work closely with Microsoft products and standards in all our software development. In particular, we develop application-specific products for Exchange, SQL and Windows servers to achieve our goals of granularity in functionality, ease of use and automation.

Current Products

●	SonaVault Email Archiving and eDiscovery

●	SonaExchange Backup / Recovery / migration and Replication

●	SonaSQL Backup / Recovery / migration and Replication

●	SonaCloud email Archiving Solution

SonaVault leverages the journaling capabilities of Mail Server to capture all emails coming in and going out of the Microsoft Exchange Server and archive it to Microsoft SQL Server. This whole process is transparent to existing users of the Mail System. By utilizing Microsoft SQL Server Full Text Catalog Search capabilities we are able to provide a very sophisticated search engine to discover and retrieve emails for litigation or regulatory compliance. We utilize advanced encryption and compression technologies to protect against message tampering and to reduce space demands on the servers.

SonaVault architecture is designed so the software may be installed as an on premise solution; may be integrated into an appliance based solution or may be run as a service by managed service providers (MSP) to provide the software as a service (SaaS) to their clients.

Sonasoft’s patent-pending solution enables the rapid recovery of emails at the point-of-failure without losing a single email, calendar, contact and other important information. SonaExchange provides unique and extremely powerful technology for the replication of the Microsoft Exchange Server at the mailbox level.

SonaSQL offers very unique high availability and disaster recovery functionality. With SonaSQL, failing over to a secondary or destination server is as simple as clicking a few buttons on an easy to use web-user interface. When the old primary site, or source server, comes back, failing back is again very simple without the need to perform the full backup and full restore.

Major Product Features

●	Automatically archive corporate email into one storage area

●	Reduce email storage requirements which dramatically reduces Backup/Recovery time

●	Migrate old PST files stored on client machines

●	Set up email retention and categorization policies

●	Helps comply with Sarbanes-Oxley, HIPAA, FINRA Acts

●	Collect and archive emails in one geographical location

●	Audit of Archived emails, user access and searches, policy changes

●	Access emails from any location through a browser

●	Advanced email search and ’Saved Search’ capabilities

●	One-Click Restore a single email to a mailbox

●	Replication, fail-over, fail-back and Migration of databases and user’s mailboxes

●	Litigation holds through case management

●	Flagging and reviewing of sensitive content and trend identification

●	Support for WORM drive to meet FINRA compliance

●	Multi-domain archiving to single SonaVault archive server

Development Plan

Our development plan focuses on maintaining and improving our existing products. There are three main development projects in plan for the next 12 months:

Project 1. Enhance SonaVault to allow mobile access to archived emails.

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Date of this Offering Circular: May __, 2016

This will allow users with any smart phones such as iPhone, Android or Blackberry to search and view their archived emails. It is planned to develop and release this feature in four phases:

Phase 1: Mobile access for only search screen using HTML5 technology. This project will take about four months to complete and will require two developers and one testing engineer. The estimated monetary amount for the resource required for this phase is $36,000.

Phase 2: Mobile access for all screens using HTML5 technology. This project will take about four months to complete and will require three developers and one testing engineer. The estimated monetary amount for the resource required for this phase is $64,000.

Phase 3: Mobile access for only search screen using mobile native APIs. This project will take about four months to complete and will require four mobile developers with expertise in native mobile development, one back end development engineer and one testing engineer. The estimated monetary amount for the resource required for this phase is $48,000.

Phase 4: Mobile access for all screens using mobile native APIs. This project will take about four months to complete and will require four mobile developer experts in native mobile development, two back end development engineers and two testing engineers. The estimated monetary amount for the resource required for this phase is $96,000.

Project 2. SMTP Server and IM Archiving

This capability will expand the archiving capability of SonaVault to include emails from any SMTP or Instant Messaging Service. It is planned to begin development within three months of receiving the necessary proceeds from this offering and to finish by approximately three to five months later. This project will require two back end engineers and 1 testing engineers. The estimated monetary amount for the resource required for this project is $48,000. The project is on going, at present we have two engineers working to update the SonaVault product and another team of two engineering professionals working on SonaCloud product.

Project 3. Enhancements of SonaSQL, SonaExchange and SonaVault products.

This involves making ongoing improvements in reliability, scalability, performance and bug fixes for each product.

Two Engineers and one testing engineer per product will be required to perform those tasks. The estimated monetary amount for the resource required for this phase is $12,000 each month for the product life.

(c) Describe the industry in which the Company is selling or expects to sell its products or services and, where applicable, any recognized trends within that industry. Describe that part of the industry and the geographic area in which the business competes or will compete. Indicate whether competition is or is expected to be by price, service, or other basis. Indicate (by attached table if appropriate) the current or anticipated prices or price ranges for the Company’s products or services, or the formula for determining prices, and how these prices compare with those of competitors’ products or services, including a description of any variations in product or service features. Name the principal competitors that the Company has or expects to have in its area of competition. Indicate the relative size and financial and market strengths of the Company’s competitors in the area of competition in which the Company is or will be operating. State why the Company believes it can effectively compete with these and other companies in its area of competition.

Note: Because this Offering Circular focuses primarily on details concerning the Company rather than the industry in which the Company operates or will operate, potential investors may wish to conduct their own separate investigation of the Company’s industry to obtain broader insight in assessing the Company’s prospects.

Sonasoft develops and markets enterprise software targeted for small to medium sized businesses and organizations primarily in North America, Europe, and some parts of the Middle East and Africa.

Typical sales transaction units range from $5,000 to $15,000 and depend on factors such as the number of individual mail boxes involved in the customer’s system.

To our knowledge, when taken together, the company’s offerings comprise the only single-vendor suite capable of providing backup, replication, migration, compliance, eDiscovery and storage management as an integrated solution on a Microsoft Windows platform from a single vendor. Typically, customers have to buy multiple solutions from different vendors to get similar capability. Also, it would cost three to four times more to get comparable functionality offered by our solutions. Typically customers may use software from Symantec, Computer Associates or EMC for backup purposes. DoubleTake, Neverfail and CA-Xosoft are typical solutions used for replication while GFI and Barracuda are typical email archiving solution providers.

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Date of this Offering Circular: May __, 2016

We may be exposed to competitions from a few very large software companies, including EMC Corporation (EMC) and Symantec Corporation (SYMC). However, these companies focus on sales to large corporations with products more expensive than ours. Most of the other competitors are much smaller and tend to have product limitations that we match well against. A noteworthy exception to these extremes may be Barracuda Networks, a privately held company, whose annual revenues have been estimated at $100m - $400m from the sale of a broader range of software than ours. We believe we will have niche product superiority over these offerings with our appliance based offerings with Avnet.

Replication services by most competing software offerings are performed at the block by level utilizing the storage controller or by mirroring. With SonaSQL and SonaExchange, the replication is very application specific. In the case of Exchange, the replication is done at a mailbox level and in the case of SQL, the standby occurs at a database level. This approach allows Sonasoft to provide better automation, more granularity and other advantages versus alternatives.

(d) Describe specifically the marketing strategies the Company is employing or will employ in penetrating its market or in developing a new market. Set forth in response to Question 4 below the timing and size of the results of this effort which will be necessary in order for the Company to be profitable. Indicate how and by whom its products or services are or will be marketed (such as by advertising, personal contact by sales representatives, etc.), how its marketing structure operates or will operate and the basis of its marketing approach, including any market studies. Name any customers that account for, or based upon existing orders will account for a major portion (20% or more) of the Company’s sales. Describe any major existing sales contracts.

No single existing customer or planned sale accounts for a major portion of the Company’s revenue. A description of our plans follows below.

Marketing

Since 2010, following the release of SonaVault, we have focused all of our marketing attention toward serving the email archiving market.

Email volume has been growing at the rate of 40% every year and managing this information has become very complex in organizations of all sizes. Businesses as well as government and educational organizations are being increasingly asked to retrieve emails in support of, or, to prevent, litigation. Also organizations need to comply with regulatory compliance requirements such as Sarbanes-Oxley and HIPAA. According to the Sarbanes-Oxley Act, public companies must keep all documents and communications for seven years following an audit. Hence, email is becoming an Achilles Heel of document and records management. By adding the archiving capability to our product lines we have considerably enhanced the appeal and value of our solutions.

Our current marketing programs have revolved around Search Engine Optimization of our website and press releases involving our customer installations and product features. Leads generated are followed up by individual phone response from our small sales team.

Looking forward, if we are able to secure funding, the main marketing focus will be to continue generating leads through web centric marketing efforts, but, with additional complementary activities involving the following programs:

●	Conduct regular and on-demand Webinars. The company has already developed a proficiency in executing these successfully through the use of using Internet Collaboration tools such as WebEx and others to demonstrate product solutions to interested IT managers. An increased marketing budget will provide the administrative and sales support required to scale this appropriately.

●	Sonasoft will exploit its opportunity to develop a thought leadership position in Recovery, Replication and Archiving by publishing articles and white papers as well as interviews to trade magazines and analysts. The company has the advantage of this expertise from its direct involvement with customers and product development over its unique ten years of existence.

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Date of this Offering Circular: May __, 2016

●	Sonasoft will utilize its asset of a highly satisfied installed user base to publish case studies describing how businesses are benefiting from their use of Sonasoft products. The company has a given careful attention to nurturing its customers and feels it has a significant advantage to now use. An increased marketing budget will provide the resources needed to document and publish these successes.

●	The Company will generate leads through spends in selected online marketing projects including:

○	email campaigns to target groups;

○	online advertisements;

○	Google AdWords;

○	Social media including, specifically, LinkedIn; and

○	blog contributions.

●	Lead generation efforts will be focused on four specific Industry groups – Financial, Healthcare, Legal and Education/Government

●	Expand the offering of lunch hour seminars for interested IT managers. This already proven program utilizes Microsoft meeting facilities. Increased marketing budgets will be invested in the administrative and inside sales support resources to expand this activity.

●	Establish a Customer Council to provide regular dialogue regarding product and support needs with existing customers.

●	Participate in selected industry events such as Exchange Connections and SQL PASS Summit.

(e) State the backlog of written firm orders for products and/or services as of a recent date (within the last 90 days) and compare it with the backlog of a year ago from that date.

The company does not maintain a backlog. Its packaged software products are delivered immediately upon order from the customer.

Explain the reason for significant variations between the two figures, if any. Indicate what types and amounts of orders are included in the backlog figures. State the size of typical orders. If the Company’s sales are seasonal or cyclical, explain.

(f) State the number of the Company’s present employees and the number of employees it anticipates it will have within the next 12 months. Also, indicate the number by type of employee (i.e., clerical, operations, administrative, etc.) the Company will use, whether or not any of them are subject to collective bargaining agreements, and the expiration date(s) of any collective bargaining agreement(s). If the Company’s employees are on strike, or have been in the past three years, or are threatening to strike, describe the dispute. Indicate any supplemental benefits or incentive arrangements the Company has or will have with its employees.

As of Jan 2016, we have 6full-time professionals working as consultants and five engineering and software development professionals working offsite. Of these professional, 2 work in sales, 1 works in marketing, 1 in management, 1 in the technology department and 1 works in customer operations. We currently support our existing customer base by spreading that workload across these individuals: CTO; VP of Customer Operations; A contractor: and two software engineers from our Integra Micro partner. As we grow, this support will be managed by a dedicated department under the VP of Customer Operations.

After a successful completion of this financing, we plan to expand our operations to 15 employees and 2 consulting part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services. The company does not currently offer any health benefit programs. For an overview on any supplemental benefits or incentive arrangements the Company has with is employees, please see the “Executive Compensation” section on page 35.

(g) Describe generally the principal properties (such as real estate, plant and equipment, patents, etc.) that the Company owns, indicating also what properties it leases and a summary of the terms under those leases, including the amount of payments, expiration dates and the terms of any renewal options. Indicate what properties the Company intends to acquire in the immediate future, the cost of such acquisitions and the sources of financing it expects to use in obtaining these properties, whether by purchase, lease or otherwise.

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Date of this Offering Circular: May __, 2016

PROPERTY OF THE ISSUER

(h) Indicate the extent to which the Company’s operations depend or are expected to depend upon patents, copyrights, trade secrets, know-how or other proprietary information and the steps undertaken to secure and protect this intellectual property, including any use of confidentiality agreements, covenants-not-to-compete and the like. Summarize the principal terms and expiration dates of any significant license agreements. Indicate the amounts expended by the Company for research and development during the last fiscal year, the amount expected to be spent this year and what percentage of revenues research and development expenditures were for the last fiscal year.

The Company spent $120,000 on research and development in 2011 and $106,000 in 2012. The amount spent on research and development in 2012 accounted for 25% of our revenue.. If we are able to secure additional funding, we expect our expenditure on research and development to increase in 2013 to address the product development plan outlined in Engineering above. If we are not able to secure additional funding, we expect our spending on research and development in 2014 to remain between $100,000 and $120,000.

The Company does not expect to have any dependency on future patents, copyrights or other proprietary information. There are no special no-compete agreements between the Company and any other individuals. The Company does have patent applications pending for two aspects of our functionality that are unique. These are:

●	Web Enabled Exchange Server Standby Solution Using Mailbox Level Replication

●	Exchange Server Standby Solution Using Mailbox Level Replication with Crossed Replication between two Exchange Servers

(i) If the Company’s business, products, or properties are subject to material regulation (including environmental regulation) by federal, state, or local governmental agencies, indicate the nature and extent of regulation and its effects or potential effects upon the Company.

To the best of our knowledge, we are not subject any material regulation, including environmental regulation by any federal, state, or local governmental agency.

(j) State the names of any subsidiaries of the Company, their business purposes and ownership, and indicate which are included in the Financial Statements attached hereto. If not included, or if included but not consolidated, please explain.

Our Company does not currently have any subsidiaries.

(k) Summarize the material events in the development of the Company (including any material mergers or acquisitions) during the past five years, or for whatever lesser period the Company has been in existence. Discuss any pending or anticipated mergers, acquisitions, spin-offs or recapitalizations. If the Company has recently undergone a stock split, stock dividend or recapitalization in anticipation of this offering, describe (and adjust historical per share figures elsewhere in this Offering Circular accordingly).

1.	Secondary Offering in 2008

On May 8, 2008, we filed a registration statement on Form S-1 (the “Resale Registration Statement”) covering 6,954,430 shares of common stock of the Company offered by the selling shareholders named in that prospectus. The Resale Registration Statement went effective October 17, 2008. The offering price was $0.30 per share. We did not receive any proceeds from the resale of the shares covered by the foregoing prospectus. We paid for the expenses relating to the registration of the shares for the selling security holders.

2.	Suspension of Reporting Obligations

On December 31, 2009, we filed a certification and notice of termination of registration on Form 15 to suspend our duty to file reports under Sections 13 and 15(d) of the securities exchange act of 1934.

3.	Sales of Equity Securities

The company has made stock purchase offers to existing shareholders over the years. The equity tables provided herein describe the current state of stock ownership by individuals.

4.	Other Material Events

The Company has not in the past five years nor does it plan to conduct any mergers, acquisitions, or spin-offs in the near future.

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Date of this Offering Circular: May __, 2016

4. (a) If the Company was not profitable during its last fiscal year, list below in chronological order the events which in management’s opinion must or should occur or the milestones which in management’s opinion the Company must or should reach in order for the Company to become profitable, and indicate the expected manner of occurrence or the expected method by which the Company will achieve the milestones.

Event or Milestone		Expected manner of occurrence or method of achievement	Date or number of months after receipt of proceeds when should be accomplished

1.	Addition of sales staff (1 Senior level)	Utilize funding to hire from candidates already known to the Company	2 months

2.	Marketing programs described in plan	Utilize funding to pay for advertising, copywriting, seminars and other planned programs	2-4 months

3.	Sign up first OEM partner	Outreach by Business Development executive to be hired	3 months

4.	Sign up first International resellers	Through targeted outreach to already known interested parties in Europe.	6 months

5.	Development Plan	as specified under the section entitled “Development Plan”	as specified under the section entitled “Development Plan”

(b) State the probable consequences to the Company of delays in achieving each of the events or milestones within the above time schedule, and particularly the effect of any delays upon the Company’s liquidity in view of the Company’s then anticipated level of operating costs. (See Question Nos. 11 and 12)

Any delay or failure to achieve any and all of the above milestones, or to complete a successful financing within the above time schedule would not impact the company’s survivability. However, failure to successfully achieve our first two milestones involving the hiring of sales staff and the execution of planned marketing programs will impact our ability to grow revenues as projected. If we are unable to achieve the first two milestones, we will resort to continuing the present organic growth plan it is currently demonstrating, in which case, we will continue our direct sales with our existing staffing as described under the section entitled Sonasoft 2012 Sales Strategy and through our website-based marketing campaigns as described under the section entitled Marketing, and we will add staff only when our operating incomes can afford us to do so.

Note: After reviewing the nature and timing of each event or milestone, potential investors should reflect upon whether achievement of each within the estimated time frame is realistic and should assess the consequences of delays or failure of achievement in making an investment decision.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF CERTAIN RELEVANT FACTORS

47.	If the Company’s financial statements show losses from operations, explain the causes underlying these losses and what steps the Company has taken or is taking to address these causes.

The Company had losses from operations during its last fiscal year. There are three primary causes underlying these losses and the Company has taken steps to address these causes. First, the Company’s old product, SonaExchange did not receive desired market acceptance, primarily due to the limitation of the number of mailboxes that these product can handle in a single email data recovery operation. We have ceased promoting sales for SonaExchange and SonaSQL since 2008. Second, during 2010-11 the company changed its operations by focusing all marketing and sales efforts on SonaVault, the new email archiving product. Lastly, the Company was involved in litigation over the last two fiscal years and spent a great deal of time, effort and money defending and responding to the allegations. See the section on Litigation above. As a result of the litigation, the Company had to terminate some of its employees, which further hurt the Company’s sales and marketing efforts.

License revenue from sales of our SonaVault email archiving product grew from $43,400 in 2014 to $59,700 in 2015, In the year ending December 31, 2014, total revenue was $688,600 and increased to $794,000 for the period ending December 31, 2015. The major sales drivers in 2015 were revenue increase from professional services and maintenance contracts.. The Company expects sales to continue to grow as a result of these focused strategies and great feedback from our customers. The Company plans to begin developing a heavy SonaVault marketing initiative with a successful offering under this offering circular in 2016 as well as offer cloud email archiving solution in order to provide flexibility to consumers in terms storage of their emails

48.	Describe any trends in the Company’s historical operating results. Indicate any changes now occurring in the underlying economics of the industry or the Company’s business which, in the opinion of Management, will have a significant impact (either favorable or adverse) upon the Company’s results of operations within the next 12 months, and give a rough estimate of the probable extent of the impact, if possible.

See Above.

49.	If the Company sells a product or products and has had significant sales during its last fiscal year, state the existing gross margin (net sales less cost of such sales as presented in accordance with generally accepted accounting principles) as a percentage of sales for the last fiscal year: 85%.

What is the anticipated gross margin for next year of operations? Approximately 85%.

If this is expected to change, explain. Also, if reasonably current gross margin figures are available for the industry, indicate these figures and the source or sources from which they are obtained.

The Company does not expect its gross margins as a percentage of sales for the fiscal year to change materially. Because the Company sells software, much of its costs are fixed costs. As such, the Company does not anticipate its gross margins for the following year to change.

Reasonably current gross margin figures are difficult to predict for our industry. However the potential for profitability of Sonasoft, depends on gross margins, the margins of software companies are generally higher than other hardware product lines.

50.	Foreign sales as a percent of total sales for last fiscal year: 5%. Domestic government sales as a percent of total domestic sales for last fiscal year: 10%.

Explain the nature of these sales, including any anticipated changes:

The Company expects foreign sales as a percent of total sales to increase in the coming years. Once the Company has its domestic operations well established, pending a successful offering under this offering statement, the Company plans to establish distributors in other areas of the world. We expect foreign sales to reach up to 10% of our total sales in the coming year, pending a successful financing. The Company currently relies heavily upon domestic government sales. In addition to selling our product to local governments, we also sell our software to municipal and state educational institutions. The figures above for domestic government sales incorporate our sales to educational institutions as well. We expect sales to educational institutions to grow slightly in the coming year too. We also expect domestic government sales to fluctuate up or down 10% depending on where we determine to focus our marketing and sales efforts, upon the successful completion of this financing.

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OFFICERS, DIRECTORS AND KEY PERSONNEL OF THE COMPANY

OFFICERS

29. Chief Executive Officer: Title: President & CEO

Name: Nand (Andy) Khanna Age: 75

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [X] Yes [  ] No

Indicate amount of time to be spent on Company matters if less than full time: Not applicable

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Andy Khanna brings to Sonasoft over 25 years of senior management in the high tech sector with a background in sales. Andy started his high tech career at NCR Corporation and Control Data, where he was recognized for his sales achievements. In his first nine months at Control Data, Andy was presented the Bill Norris Shark Club Award for regional sales. In the early 80’s, Andy quickly earned his startup stripes where he built a company, Univation, from scratch and took the company public. At Univation, he was the CEO, President, and Chair, as well as one of the first Indo-Americans to take a company public in Silicon Valley. After Univation, Andy’s ability to innovate led him to become President of Datus, Inc., a startup division of Daewoo, where he built, managed, and lead team of engineering, marketing, sales and operational professionals from scratch. It is there that Andy invented the Route Finder PNA, the first, handheld portable car navigation system (GPS). It was the first third-party consumer device that utilized Microsoft Windows CE OS. Mr. Bill Gates introduced the Route Finder PNA at the Consumer Electronics Show in Las Vegas in January 1998. Inspired from his experience from working with the Microsoft team, Andy decided that his next start up would focus on software solutions based around Microsoft Business Software. In 2003, Andy founded Sonasoft. Sonasoft’s first products were for backup, recovery, and replication of Microsoft SQL Server and Microsoft Exchange Server, and evolved into email archiving solutions for Microsoft Exchange Server. Sonasoft is a Microsoft Gold Certified Partner. Andy holds a BS in Business and Marketing from the University of San Francisco and an MBA from Golden Gate University.

30. Chief Operating Officer: Title: President

Name: Nand (Andy) Khanna Age: 75

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [X] Yes [  ] No

Indicate amount of time to be spent on Company matters if less than full time: Not Applicable

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates): Discussed Above

31. Chief Financial Officer: Title: Interim Chief Financial Officer

Name: Subhash Sachdeva Age: 64

Office 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Over 20 years of experience in the preparation and consolidation of US and International subsidiaries financial statements in compliance with US GAAP and financial management.

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Also a Director of the Company [  ] Yes [X] No

Indicate amount of time to be spent on Company matters if less than full time: 5-10 hours per week

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Mr. Sachdeva was the VP & Corporate Secretary of Sysorex Consulting, Inc, where he oversees the preparation of US financial statements in compliance with GAAP. Sysorex Consulting’s principal business is to provide IT services and system integration and is located in Mountain View, California. In addition, from 2001 to 2006 he served as the CFO of Pointred Technologies, Inc. Pointed Technologies, Inc. is located in Santa Clara, California and develops and provides broadband wireless solutions and services. From 1994 until 2001, Sachdeva was the Director of Finance of Sysorex International, Inc. Sysorex International Inc. manages investments in operating companies and is located in Mountain View, California. Sachdev received his FCA from the Indian Institute of Chartered Accountants, his CPA from the American Institute of CPA, his MBA in Taxation from Golden Gate University, and his CMA from the American Institute of Management Accountant.

32A. Other Key Personnel: Title: Secretary

Name: Jim Gilmer Age: 74

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Indicate amount of time to be spent on Company matters if less than full time: About 10-20 Hours per week

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Mr Gilmer has contributed to the creative application of technology to solve business problems throughout his professional experience. Jim was a co-founder and through, 2009, served as acting CFO of G2Planet, Inc., an innovative provider of technology solutions that help enterprises obtain a maximum value from hosting and attending events. Prior to that Jim led Navigation Technologies Corporation in pioneering the use of digital map data in mobile and web based applications. These efforts sparked the current smart phone and internet road navigation products that are in popular use today. In 25 years with IBM, Jim held a variety of sales and marketing management positions in the US and Asia. There his efforts contributed to sales and implementations of a first of its kind Geographic Information System, early Data Base Systems, the first IBM minicomputers and the initial Personal Computer roll out. Jim holds a Master’s Degree in Mathematics from the University of Illinois and an Executive MBA from the University of San Francisco. In 2009 Jim retired from an active role at G2Planet, but, remains serving on the G2Planet board of directors. Jim became an advisor to Sonasoft in 2010 and assumed the role of Corporate Secretary to Sonasoft in July 2012.

32B. Other Key Personnel: Title: CTO & VP of Engineering

Name: Bilal Ahmed Age: 45

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Bilal Ahmed is the main software architect of all Sonasoft’s software products and leads the company’s global engineering team in the development, delivery and maintenance of those products. With over 18 years of experience and several patents pending, Bilal is a technology leader with an entrepreneurial mindset. Achievements include successful product management, product strategy, software architecture, and innovative product development across start-ups and Fortune 500 corporations. His goal is to excel at understanding the latest technology trends, and incorporating these to address business problems and opportunities. Bilal has initiated and developed system and database monitoring and reporting software for IBM small to medium sized customers and managed database servers globally for William Mercer Canada, Marsh & McLennan Company. Bilal was a key leader in developing the industry’s first private online degree audit system while at University Planet. He led the development of the first private Internet Service Provider and the first proprietary Airline Reservation software in Pakistan. Bilal holds a Bachelor’s degree in Computer Systems Engineering from NED University of Engineering and Technology. Bilal has served as the CTO and VP Engineering of Sonasoft since its inception.

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32C. Other Key Personnel: Title: VP of Client Services

Name: Neil Kumar Khanna Age: 44

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Neil Kumar has over 14 years High Tech experience in corporate operations, information systems, customer support, quality, finance, and human resources management. Prior to co-founding Sonasoft, Neil Kumar was a co-founder and VP of Operations at Fastcenter, a database protection company focused on automated disaster recovery for Oracle databases and flat files. At Fastcenter, he managed technical operations, human resources, and finance. Also, Neil setup and managed relationships with Oracle and other software and hardware vendors. Prior to Fastcenter, he served as VP of Operations at Intraport, Inc. a software development and consulting company. At Intraport, Neil created strategic partnerships and provided services to HP, SUN, Cisco, NEC, and Charles Schwab. Before becoming VP of Operations, Neil served as the Director of Operations overseeing the information systems, finance, human resources, administration, and customer support. Mr. Kumar holds a B.S. degree in Information Systems Management from the University of San Francisco. Neil has served asVP of Operations for Sonasoft since its inception.

The term “key personnel” means persons such as vice presidents, production managers, sales managers, or research scientists and similar persons, who are not included above, but who make or are expected to make significant contributions to the business of the Company, whether as employees, independent contractors, consultants or otherwise.

DIRECTORS OF THE COMPANY

33. Number of Directors: 3

If Directors are not elected annually, or are elected under a voting trust or other arrangement, explain: Our directors are elected annually.

34. Information concerning outside or other Directors (i.e. those not described above):

A) Dr. Romesh K. Japra, M.D., F.A.C.C. Age: 65

Title: Chairman of the Board of Directors

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

Education (degrees, schools, and dates):

●	Dr. Japra has a distinguished career in the field of medicine for over three decades. Currently he is the President of Cardiology Associates, Fremont, CA. He has also held various positions including Chief of Staff, Chief of Medicine, President and Secretary at various hospitals and organizations across the U.S. He has been active in the High Tech industry and has funded many startup companies. Dr. Japra has been an active member of the community in the Bay Area in general and the Indian American Community in particular. He has organized and contributed to numerous charity organizations and events across the globe. Dr. Japra has received numerous awards and honors during his illustrious career including Presidential Meritorious Award, Pride of India Gold Medal, Best Immigrant Award, Physician’s Recognition Award and many others. He is also active in the publishing industry and at present is the Publisher & CEO India Post Weekly, India Post TV and India Web Post. Dr. Japra is Fellow of the American College of Cardiology and graduated from All India Institute of Medical Sciences, New Delhi, India. Dr Japra joined the Sonasoft board in September, 2003 and has served as Chairman since that time. Dr. Japra is a practicing doctor of cardiology since 1979.

C) Name: Romi Randhawa Age: 48

Title: Director

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

Education (degrees, schools, and dates):

●	Mr. Randhawa is founder of HPM Networks and has served as President and Chief Executive Officer since he founded in 1994. HPM Networks provides value-added Infrastructure Solutions through a combination of consulting, products and services based in Fremont California. He has a degree in business from Columbia College.

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35. (a) Have any of the Officers or Directors ever worked for or managed a company (including a separate subsidiary or division of a larger enterprise) in the same business as the Company? [X] Yes [  ] No Explain:

Our President and CEO, Andy Khanna previously served as the CEO, President, and Chair, of Univation. After Univation, Andy later became President of Datus, Inc., a startup division of Daewoo, where he built, managed, and lead team of engineering, marketing, sales and operational professionals from scratch. And, in 2003, Andy founded Sonasoft.

Director, Mr. Romi Randhawa, is currently President and Chief Executive Officer of HPM Networks a provider of value-added Infrastructure Solutions through a combination of consulting, products and services based in Fremont California.

Also, Neil Kumar, our VP of Client Services and Operations has previously worked for and had management duties at companies in similar businesses. Prior to co-founding Sonasoft, Neil Kumar was a co-founder and VP of Operations at Fastcenter, a database protection company focused on automated disaster recovery for Oracle databases and flat files. At Fastcenter, he managed technical operations, human resources, and finance. Prior to Fastcenter, Neil served as VP of Operations at Intraport, Inc. a software development and consulting company. At Intraport, Neil created strategic partnerships and provided services to HP, SUN, Cisco, NEC, and Charles Schwab. Before becoming VP of Operations, Neil served as the Director of Operations overseeing the information systems, finance, human resources, administration, and customer support.

(b) If any of the Officers, Directors or other key personnel have ever worked for or managed a company in the same business or industry as the Company or in a related business or industry, describe what precautions, if any, (including the obtaining of releases or consents from prior employers) have been taken to preclude claims by prior employers for conversion or theft of trade secrets, know-how or other proprietary information.

See Section Above for history of individuals. We believe there has been no need to take special precautions to preclude conversion or theft of proprietary information and as such none have been taken.

(c) If the Company has never conducted operations or is otherwise in the development stage, indicate whether any of the Officers or Directors has ever managed any other company in the start-up or development stage and describe the circumstances, including relevant dates.

The Company has conducted operations in the past and continues to do so.

(d) If any of the Company’s key personnel are not employees but are consultants or other independent contractors, state the details of their engagement by the Company.

Our Interim Chief Financial Officer Subhash Sachdeva is part-time consultant and other key personnel are full time employees. The consulting agreement dated March 19, 2012, between the Company and Subhash Sachdeva (the “Consulting Agreement”) is filed with this offering circular as Exhibit 6.12.

The Consulting Agreement with Mr. Sachdeva provides for (i) cash compensation of $1,500 per month starting April 1, 2012 until the first quarter of 2013, upon which Mr. Sachdeva is entitled to an increased cash compensation of $11,000 per month for full time , if it is half time the salary will be increased by $6,250; and (ii) options to purchase 3,700,000 shares of the Company’s equity, vesting according to the Company’s Stock Option Plan, for the financial consulting services including preparing the Company’s financial statements provided by Mr. Sachdeva as an independent contractor. Mr. Sachdeva is also entitled to cash payment of 5% of sale proceeds collected from product sales to introduced customers.

The Consulting Agreement may be terminated by either the Company or Mr. Sachdeva with 90-day prior notice.

The Company does not have any key personnel other than those discussed throughout the Offering Statement and all of these employees are direct employees of the Company.

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(e) If the Company has key man life insurance policies on any of its Officers, Directors or key personnel, explain, including the names of the persons insured, the amount of insurance, whether the insurance proceeds are payable to the Company and whether there are arrangements that require the proceeds to be used to redeem securities or pay benefits to the estate of the insured person or a surviving spouse.

The Company does not have any key man life insurance policies on any of its Officers, Directors, or Key Personnel at this time.

36. If a petition under the Bankruptcy Act or any State insolvency law was filed by or against the Company or its Officers, Directors or other key personnel, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the past five years, or any corporation or business association of which any such person was an executive officer at or within the past five years, set forth below the name of such persons, and the nature and date of such actions.

To the best of our knowledge, none of our directors, executive officers, or key personnel has, during the past five years:

●	had any petition under the Bankruptcy Act or any State insolvency law filed by or against the Company or its Officers, Directors or other key personnel, or

●	had a receiver, fiscal agent or similar officer appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the past five years, or

●	had any corporation or business association of which any such person was an executive officer at or within the past five years

Note: After reviewing the information concerning the background of the Company’s Officers, Directors and other key personnel, potential investors should consider whether or not these persons have adequate background and experience to develop and operate this Company and to make it successful. In this regard, the experience and ability of management are often considered the most significant factors in the success of a business.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION

39. (a) If any of the Officers, Directors, key personnel or principal stockholders are related by blood or marriage, please describe.

Our President and Chief Executive Officer, Andy Khanna is the father of Neil Kumar Khanna, a Vice President of the Company’s.

(b) If the Company has made loans to or is doing business with any of its Officers, Directors, key personnel or 10% stockholders, or any of their relatives (or any entity controlled directly or indirectly by any such persons) within the last two years, or proposes to do so within the future, explain. (This includes sales or lease of goods, property or services to or from the Company, employment or stock purchase contracts, etc.) State the principal terms of any significant loans, agreements, leases, financing or other arrangements.

On December 19, 2008, the company issued a promissory note (the “Note”) to Romesh Japra, our director, for cash received of $500,000 on terms of 10% interest per year. The Note was payable 36 months after issuance. In conjunction with the issuance of the Note, the company granted warrants to Japra granting him the right to purchase 2,272,727 shares of common stock for $0.22 each. The Note was secured by all personal property owned by the Company, including intellectual property, patents, goods, and accounts receivable. A UCC filing statement was filed with the State of California. The note owed to Dr. Japra is past due, and no waiver or extension has been granted by Dr. Japra with respect to the over-due payments. The current amount due to Dr. Japra on the Note is $900,000. We expect to make payments when we have sufficient cash at hand, however, we do not plan to use the proceeds from this offering for these payments. We believe that we can minimize any adverse impact of the default on us based on Dr. Japra’s good faith in the company as a major stockholder.

On November 3, 2009, the Company issued a promissory note in a principal amount of $400,000 to Romesh Japra, our director. The note carries an interest of 10% per annum and matured on October 31, 2012. The Company also issued a 36-month warrant to purchase 2,000,000 shares of the Company’s common stock at $.20 per share. The note holder did not exercise the warrant granted.

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Date of this Offering Circular: May __, 2016

On November 1, 2009, the Company issued a promissory note in a principal amount of $100,000 to Joseph and Anne Rapp, our principal stockholder. The note carries an interest of 10% per annum and matured on October 31, 2012. The Company also issued a 36-month warrant to purchase 500,000 shares of the Company’s common stock at $.20 per share. The note holder did not exercise the warrant granted.

All the note payable outstanding as of Dec 31, 2014 has been converted into equity and Sonasoft shares had been issued to note holders.

(c) If any of the Company’s Officers, Directors, key personnel or 10% stockholders has guaranteed or co-signed any of the Company’s bank debt or other obligations, including any indebtedness to be retired from the proceeds of this offering, explain and state the amounts involved.

None of the Company’s officers, directors, key personnel, or 10% stockholders has guaranteed or co-signed an

40. (a) List all remuneration by the Company to Officers, Directors and key personnel from Jan 1, 2015 thru December 31, 2015

COMPENSATION OF OFFICERS AND DIRECTORS

Sonasoft Corp

Compensation & Stock Options

For the Quarter Ended December 31, 2015

	Sonasoft Corporation
	Compensation & Stock Options
	From Jan 1, 2015 thru December 31, 2015					Stock Options
	Salary		Paid		Accrual	Granted
Nand (Andy) Khanna		$150,000		$52,500	$97,500	3,000,000
Bilal Ahmed		$157,500		$150,000	$7,500	3,000,000
Neil Kumar Khanna		$150,000		$117,600	$32,400	3,000,000
Subhash Sachdeva		$96,000		$60,000	$36,000	1,500,000
Dr Romesh Japra	$		$		$-	2,000,000
Romi Randhawa	$		$		$-	2,000,000

Total Compensation & Option		$553,500		$383,877	$169,623	14,500,000

The deferred compensation in the balance sheet represents salaries due to key management. The details of compensation outstanding as of December 31, 2015 are provided below:

Nand Khanna (Andy)	CEO	$1,079,441
Billal Ahmad	CTO	$162,324
Neil Khanna	VP Operations	$226,989
Subhash Sachdeva	Acting CFO	$88,000
Other Employees	Sales & Adm	$143,479
		-
Total Deferred Salaries & Compensation		$1,700,233

The Key management agreed to defer the compensation due to limited cash resources available to the company in last five years.

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Date of this Offering Circular: May __, 2016

(b) If remuneration is expected to change or has been unpaid in prior years, explain:

See Chart Above for an overview of unpaid remuneration. The Company does not expect to change remuneration going forward.

(c) If any employment agreements exist or are contemplated, describe:

Andy Khanna, Bilal Ahmed, Neil Khanna and Mike Khanna are the only employees that have employment agreements with the company.

Andy Khanna is under contract until January 2009, since extended to December 2016, as the President and Chief Executive Officer of the Company. He is due $12,500 per month and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Bilal Ahmed is under contract until January 2009, since extended to December 2016, as the Vice President of Engineering and Chief Technology Officer of the Company. He is due $10,000 per month, the salary was increased to $12,500 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Neil Khanna is under contract until January 2009, since extended to December 2016, as the Vice President of Operations of the Company. He is due $12,500 per month as per contract, the salary was adjusted to $9,000 per month effective Jan 1, 2015 and the difference in contract amount and actual amount is accrued by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Mike Khanna is under contract until January 2009, since extended to December 2016, as a Sales Manager with the Company. He is due $9,000 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Subhash Sachdeva Acting CFO is under contract from Jan 1 2015, through December 31, 2016, as Acting CFO with the Company. He is due $8,000 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

41. (a) Number of shares subject to issuance under presently outstanding stock purchase agreements, stock options, warrants or rights. Indicate which have been approved by shareholders. State the expiration dates, exercise prices and other basic terms for these securities:

The Company has 27,100,000 shares presently outstanding stock options, which represents 7.61% of the outstanding shares of the Company after the successful completion of this offering if all securities are sold pursuant to this offering circular.

The following table sets forth certain information concerning our outstanding options for all of our option holders as of December 31, 2015.

Outstanding Equity Awards at December 31, 2015

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Exercisable	($)	Date
Andy Khanna	3,000,000	0	0.025	*
Bilal Ahmed	3,000,000	0	0.0251	*
Mike Khanna	3,000,000	0	0.025	*
Neil Khanna	3,000,000	0	0.025	*
Robert Serafini	250,000	0	0.025	*
Doug MacKallor	3,500,000	0	0.025	*
Jim Gilmer	500,000	0	0.025	*
Subhash Sachdeva	1,500,000	0	0.025	*
Romi Randhawa	2,000,000	0	0.025
Romesh Japra	2,000,000	0	0.025	*
Aaron Marinucci	250,000	0	0.025	*
Dennis Smith	250,000	0	0.025	*
Paul Krisch	350,000	0	0.025	*
Steve Defilipps	1,000,000	0	0.025	*
TOTAL	23,600,000	0

*Expire 60 days after the employment relationship with the Company is terminated.

30

Date of this Offering Circular: May __, 2016

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Exercisable	($)	Date
Douglas Mackallor	1,000,000	0	0.025	*
Nancy Tompkins	500,000	0	0.025	*
Paul Krisch	500,000	0	0.025	*
Douglas MacKallor	2,000,000		0.025
	4,000,000
Total Options Outstanding	27,600,000

(b) Number of common shares subject to issuance under existing stock purchase or option plans but not yet covered by outstanding purchase agreements, options or warrants: 27,100,000 shares.

(c) Describe the extent to which future stock purchase agreements, stock options, warrants or rights must be approved by shareholders.

All of our future stock purchase agreements, stock options, warrants or rights must be approved by our board of directors. In addition, under the California Corporations Code, stock purchase agreements, stock options, warrants or rights that concern the following actions may require shareholder approvals:

●	Contracts or transactions between the corporation and directors;

●	Loans of money or property to or guarantee of an obligation of an officer or director of (a) the corporation or (b) its parent or subsidiary;

●	Adoption of corporate stock purchase plans, stock option plans or employee benefit plans;

●	Sale, lease, conveyance, exchange, transfer or disposition of all or substantially all of the corporation’s property or assets;

●	Corporate reorganizations;

●	Other actions affecting shareholder rights.

42.	If the business is highly dependent on the services of certain key personnel, describe any arrangements to assure that these persons will remain with the Company and not compete upon any termination:

The Company does not have any arrangements to assure that key personnel remain with the Company and do not compete upon termination other than those agreements discussed in Item 40(c) above.

Note: After reviewing the above, potential investors should consider whether or not the compensation to management and other key personnel directly or indirectly, is reasonable in view of the present stage of the Company’s development.

31

Date of this Offering Circular: May __, 2016

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

37. Principal owners of the Company (those who beneficially own directly or indirectly 5% or more of the common and preferred stock presently outstanding) starting with the largest common stockholder. Include separately all common stock issuable upon conversion of convertible securities (identifying them by asterisk) and show average price per share as if conversion has occurred.

The following table sets forth, as of December 31, 2015, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock outstanding, and (ii) each director and executive officer of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
5% Security Holders
Joseph Rapp & Ana Rapp JT Ten 835 Longview Avenue North Woodmere, NY, 11581	16,985,667	6.15%

Garrett Rajkovich (2) 6475 Camden Avenue, Suite 202 San Jose, CA, 95120	12,942,834	4.68%

Officers and Directors
Subhash Sachdeva (3) Acting Chief Financial Officer 2227 Sierra Ventura Drive Los Altos, CA, 94024	6,700,000	2.43%

Andy Khanna (4) President, Chief Executive Officer, Director 6246 McAbee Rd San Jose, CA, 951320	34,160,000	12.36%

Dr. Romesh K. Japra (5) Chairman of the Board 1000 Hunter Lane Fremont, CA, 94539	67,189,667	24.28%

Romi Randhawa (6) Director 1037 Germano Way Pleasonton, CA, 94566	11,730,698	4.26%

Neil Kumar Khanna (7) Vice President of Operations 18345 Capistraono Way Morgan Hill, CA, 95037	8,625,000	3.12%

Bilal Ahmed (8) Chief Technology Officer & VP of Engineering 3743 Nieman Blvd San Jose, CA, 95121	6,975,000	2.52%

Jim Gilmer Secretary 224 7th Avenue San Francisco, CA, 94118	2,225,000	0.81%

32

Date of this Offering Circular: May __, 2016

(1)	Based on 276,275,566 shares of the Company’s common stock issued and outstanding as of December 31, 2015, before Feb 11, 2016 offering circular.
(2)	Represents 12,942,834shares held by Garrett Rajkovich and his immediate family..
(3)	Represents 6,700,000 shares held by Subhash Sachdeva .1,500,000 shares issuable upon exercise of the options held by Subhash Sachdeva
(4)	Represents 34,160,000 shares held by Andy Khanna and his immediate family (excluding Neil Kumar Khanna) and 3,000,000 shares issuable upon exercise of the options held by Andy Khanna.
(5)	Represents 67,189,667, shares held by Dr. Romesh K. Japra and his immediate family and 2,000,000 shares issuable upon exercise of the options held by Dr. Romesh K. Japra.
(6)	Represents 11,730,698 held by Romi Randhawa and his immediate family and 2,000,000 shares issuable upon exercise of options held by Romi Randhawa.
(7)	Represents 8,625,000 shares held by Neil Kumar Khanna and 3,000,000 shares issuable upon exercise of the options held by Neil Kumar Khanna.
(8)	Represents 6,975,000 shares held by Bilal Ahmed and 3,000,000 shares issuable upon exercise of the options held by Bilal Ahmed.

38. Number of shares beneficially owned by Officers and Directors, shareholder’s ownership over 5%as a group:

Before offering: 167,533,866 shares, 60.64% of the total outstanding shares of the Company’s common stock.

After offering: assuming all of the offered shares sold 167,533,866 shares, 47.02% of the total outstanding shares of the Company’s common stock.

33

Date of this Offering Circular: May __, 2016

DESCRIPTION OF SECURITIES

14. The securities being offered hereby are: a maximum of $2,425,000 of shares of common stock (of which $425,000 has been sold)

15. These securities have no:

●	Cumulative voting rights

●	Other special voting rights

●	Preemptive rights to purchase in new issues of shares

●	Preference as to dividends or interest

●	Preference upon liquidation

●	Other special rights or preferences (specify)

16. Are the securities are not convertible? No.

17. (a) If securities are notes or other types of debt securities: No.

18. If securities are Preference or Preferred stock: No.

34

Date of this Offering Circular: May __, 2016

OFFERING PRICE FACTORS

If the securities offered are common stock, or are exercisable for or convertible into common stock, the following factors may be relevant to the price at which the securities are being offered.

5. What were net, after-tax earnings for the last fiscal year? (If losses, show in parenthesis.)

Total $(879,363)     ($0.004 per share)

6. If the Company had profits, show offering price as a multiple of earnings. Adjust to reflect for any stock splits or recapitalizations, and use conversion or exercise price in lieu of offering price, if applicable.

Offering Price Per Share /Net After-Tax Earnings Last Year Per Share = (price/earnings multiple)

The Company does not currently have profits.

7. (a)	What is the net tangible book value of the Company? (If deficit, show in parenthesis.) For this purpose, net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities.

The net negative worth or tangible book value as of December 31, 2015 is ($2,474,650). The outstanding shares as December31, 2015 were 276,275,566, using this as denominator; the net book value is ($0.009) per share.

(b)	State the dates on which the Company sold or otherwise issued securities during the last 12 months, the amount of such securities sold, the number of persons to whom they were sold, and relationship of such persons to the Company at the time of sale, the price at which they were sold and, if not sold for cash, a concise description of the consideration. (Exclude bank debt.) .

Reference is made to Item 5 of this Offering Circular.

8. (a)	What percentage of the outstanding shares of the Company will the investors in this offering have? Assume exercise of outstanding options, warrants or rights and conversion of convertible securities, if the respective exercise or conversion prices are at or less than the offering price. Also assume exercise of any options, warrants or rights and conversions of any convertible securities offered in this offering.)

If the maximum is sold: 22.45%

If the minimum is sold: 0%

(b) What post-offering value is management implicitly attributing to the entire Company by establishing the price per security set forth on the cover page (or exercise or conversion price if common stock is not offered)? (Total outstanding shares after offering times offering price, or exercise or conversion price if common stock is not offered.)

If the maximum is sold: 356,275,566 *

If the minimum is sold: 276,275,566*

* These values assume that the Company’s capital structure would be changed to reflect any conversions of outstanding convertible securities and any use of outstanding securities as payment in the exercise of outstanding options, warrants or rights included in the calculation. The type and amount of convertible or other securities thus eliminated would be: 0 These values also assume an increase in cash in the Company by the amount of any cash payments that would be made upon cash exercise of options, warrants or rights included in the calculations. The amount of such cash would be: $0.

35

Date of this Offering Circular: May __, 2016

(For above purposes, assume outstanding options are exercised in determining “shares” if the exercise prices are at or less than the offering price. All convertible securities, including outstanding convertible securities, shall be assumed converted and any options, warrants or rights in this offering shall be assumed exercised.) Note: After reviewing the above, potential investors should consider whether or not the offering price (or exercise or conversion price, if applicable) for the securities is appropriate at the present stage of the Company’s development.

The proceeds will be used in general to increase sales and marketing initiatives to expand our customer base. This will also include the improvements to our products described in Engineering and to support our efforts to bring additional email archiving appliance offerings to the market.

CAPITALIZATION

13.	Indicate the capitalization of the Company as of the most recent balance sheet date (adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancings) and as adjusted to reflect the sale of the minimum and maximum amount of securities in this offering and the use of the net proceeds therefrom:

	Amount Outstanding As Adjusted
	As of December 31, 2015		Minimum		Maximum
Short-term debt (average interest rate 10%)		$21,350		$21,350		$21,350
Long-term debt (average interest rate 10%)	$		$		$
Total debt		$21,350		$21,350		$21,350
Stockholders equity (deficit):
Preferred stock — par or stated value (by class of preferred in order of preferences)
	$		$		$
Common stock — par or stated value		$10,006,322		$10,006,322,572		$12,006,322
Additional paid in capital		$1,416,337		$1,416,337		$ 1,416,337,
Retained earnings (deficit)		$(13,897,308)		$(13,897,308)		$(13,897,308)
Total stockholders equity (deficit)		$(2,474,649)		$(2,474,649)		$(474,649)
Total Capitalization		$(2,474,649)		$(2,474,649)		$(474,649)

36

Date of this Offering Circular: May __, 2016

Number of preferred shares authorized to be outstanding: None

Number of common shares authorized: 400,000,000 shares, par value $.0001 per share

Number of common shares reserved to meet conversion requirements or for the issuance upon exercise of options, warrants or rights: None

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

28. If the Company has within the last five years paid dividends, made distributions upon its stock or redeemed any securities, explain how much and when:

We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to do so in the foreseeable future.

37

Date of this Offering Circular: May __, 2016

LITIGATION

43. Describe any past, pending or threatened litigation or administrative action which has had or may have a material effect upon the Company’s business, financial condition, or operations, including any litigation or action involving the Company’s Officers, Directors or other key personnel. State the names of the principal parties, the nature and current status of the matters, and amounts involved. Give an evaluation by management or counsel, to the extent feasible, of the merits of the proceedings or litigation and the potential impact on the Company’s business, financial condition, or operations.

Besides the litigation listed in the following paragraphs, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

The Company was involved in litigation with a former employee, Vince Khanna. Vince Khanna alleged that the Company wrongfully terminated him, and that he was not paid his wages and bonus pursuant to written and oral agreements with the Company. Khanna further alleged that he was owed penalties pursuant to the Company’s alleged violations of certain California Labor Code sections.

On April 30, 2010, the Company entered into a mutual agreement with Vince Khanna to settle the lawsuit. Pursuant to the settlement agreement, Vince Khanna released the Company from all claims against the Company. In exchange, the Company agreed to grant Vince Khanna an unsecured note. The Note stipulated the following payments from the Company to Vince Khanna:

Amount Paid	Due Date
$25,000	4/30/10
$25,000	7/1/10
$25,000	10/1/10
$25,000	1/1/11
$25,000	4/1/11
$25,000	7/1/11
$25,000	10/1/11
$25,000	1/1/12
$27,000	4/1/12

On February 29, 2013, the Company paid off the full settlement amount of $227,000 owed to Vince Khanna. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award.

38

Date of this Offering Circular: May __, 2016

FEDERAL TAX ASPECTS

44.	If the Company is an S corporation under the Internal Revenue Code of 1986, and it is anticipated that any significant tax benefits will be available to investors in this offering, indicate the nature and amount of such anticipated tax benefits and the material risks of their disallowance. Also, state the name, address and telephone number of any tax advisor that has passed upon these tax benefits. Attach any opinion or description of the tax consequences of an investment in the securities by the tax advisor.

We are not organized as an S Corporation.

Note: Potential investors are encouraged to have their own personal tax consultant contact the tax advisor to review details of the tax benefits and the extent that the benefits would be available and advantageous to the particular investor.

MISCELLANEOUS FACTORS

a.	45. Describe any other material factors, either adverse or favorable, that will or could affect the Company or its business (for example, discuss any defaults under major contracts, any breach of bylaw provisions, etc.) or which are necessary to make any other information in this Offering Circular not misleading or incomplete.

On June 24, 2011 four founding employees (Andy Khanna, Neil Khanna, Mike Khanna and Bilal Ahmed) of the Company filed UCC Filing (Financing Statement) with the Secretary of State of California as secured creditor for the outstanding accrued wage of approximately $1,300,000 owed by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We undertake to make available to every Investor, during the course of this Offering, the opportunity to ask questions of, and receive answers from us concerning the terms and conditions of this Offering and to obtain any appropriate additional information: (i) necessary to verify the accuracy of the information contained in this Offering Circular, or (ii) for any other purpose relevant to a prospective investment in the Company.

The Company will also provide to each Investor, upon request, copies of the following documents:

i.	Copies of all of our material contracts; and

ii.	An opinion of counsel to the Company as to the legality of the Shares, indicating that they will when sold, be legally issued, fully paid, and non-assessable.

All communications or inquiries relating to these materials or other questions regarding the Company or the Offering should be directed to the Company at 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131 or 408-708-4000.

39

Date of this Offering Circular: May __, 2016

FINANCIAL STATEMENTS AND NOTES

	(Unaudited)	(Audited)
	For Year Ended Dec. 31, 2015	For Year Ended December 31, 2014
Summary of Operations
Total revenues	752,364	688,563
Net Loss	(666,127)	(879,363)
Net loss per common share (basic and diluted)	(-0.0025)	-0.0046
Weighted average common shares outstanding, basic and diluted	268,133,016	212,921,758

	( Unaudited )	( Audited )
	As of December 31, 2015	As of December 31, 2014
Balance Sheet
Cash and cash equivalents	280,438	98,663
Total assets	453,081	480,363
Total liabilities	2,911,455	2,710,052
Total Stockholders’ Equity/Deficiency	(2,458,375)	(2,229,689)
Total Liabilities and Stockholders’	453,081	480,363

	Unaudited	Audited
	For Year Ended	For Year Ended
	December 31, 2015	December 31, 2014

Revenue	752,363	688,563
Cost of Goods Sold	(142,325)	(50,591)
Gross Profit	610,038	637,972
Selling Expenses	(490,626)	(307,017)
General and administrative	(396,727)	(547,816)
Operation Expenses	(166,852)	(176,535)
Research and development	(221,101)	(145,100)
Stock Option Expenses	(4,316)	(199,437)
Total operating expenses	(1,279,622)	(1,375,905)
Operating Loss	(658,776)	(737,933)
Interest expenses	(10,808)	(126,918)
Other Income	10,202	53,411
Other Expense	(6,745)	(67,923)
Loss before minority interest and income taxes	(666,127)	(879,363)
Income taxes	-
Minority interest
Net Loss	(666,127)	(879,363)
Earnings per share – Basic and Diluted	(0.0025)	(0.0046)
Weighted average shares outstanding – Basic and Diluted	268,133,016	212,921,758

F-1

Date of this Offering Circular: May __, 2016

	(Unaudited)	( Audited )
	As of December 31, 2015	As of December 31, 2014
ASSETS

Cash	$280,439	$237,063
Accounts Receivable	95,166	127,820
Note Receivable	69,406	69,406
Other Current Assets	5,432	5,432
Total Current Assets	450,443	370,315
Fixed Assets	109,010	109.010
Accumulated Depreciation	(109,010)	(109,010)
Net Fixed Assets	0	0

Other Assets	2,638	2,638

TOTAL ASSETS	$453,081	$372,953

LIABILITIES & EQUITY

Current Liabilities
Accounts Payable	$245,068	325,874
Accruals	497,504	474,534
Note Payable - Current	8,800	1,930,847
Deferred Revenue	135,741	4,158
Other Current Liabilities	69,521	60,358

Total Current Liabilities	956,634	2,795,771

Long Term Liabilities
Notes Payable-non current
Deferred Compensation	1,700,232	1,596,896
Other Long Term Liabilities	254,590	516,299

Total Liabilities	2,911,456	4,908,966

Stockholder’s Equity

Common Stock & Paid in Capital	11,422,659	8,560,277
Accumulated Deficit	(13,881,033)	(13,096,291)

Net Stockholder’s Equity	(2,458,375)	(4,536,014)

Total LIABILITES & EQUITY	$453,081	$372,953

F-2

Date of this Offering Circular: May __, 2016

	( Unaudited )	( Audited )
	January 1, to December 31	January 1, to December 31
	2015	2014
OPERATING ACTIVITES
Net Income	$ (666,127)	$ (879,363)
Adjustments to reconcile Net Loss
to net cash provided by operations
Issuance of Common Stock for Services	25,000	70,000
Issuance of Common stock for Debt	94,628
Stock Option Expense	4,316	199,438
Accounts Receivable	209,058	(222,609)
Deferred Compensation	164,223	108,863
Accounts Payable	(31,844)	167,597
Accrued Payable	(209)	435,874
Royalty Liability	0	(82,612)
Deferred Revenue	18,176	51,615

Other Current Liabilities	11,555	(44,812)

Net cash provided by Operating Activities	(171,224)	(196,009)

INVESTING ACTIVITIES

Note Receivable	0	(69,406)

Net Cash Provided by Investing Activities	0

FINANCING ACTIVITES

Issuance of Common stock for Cash	375,000	344,500
Proceeds from short term debt	0	0
Payment on short-term debt	(22,000)	0

Net cash provided by Financing Activities	353,000	344,500

Net Cash Increase for period	181,776	79,085

Cash at beginning of Period	$98,663	$19,578

Cash at end of Period	$280,439	$98,663

Interest Paid	10,808	4,635
Taxes Paid	2,397	5,500
Supplemental disclosure of noncash investing and financing activities
Issuance of common stock for debt/ accounts payable	1,191,404
Issuance of common stock for accrued compensation	69,406
Issuance of common stock for accounts payable	188,606
Issuance of stock options for accrued interest conversion	637,084

F-3

Date of this Offering Circular: May __, 2016

	Unaudited	Audited
	As of December 31, 2015	As of December 31, 2014
Beginning Balance	(2,229,692)		$(4,050,764)

Net Income from January 1 through December 31	(666,127)	$	(879,363)

Common Stock - Addition	494,628		1,863,916

Other Adjustment	(57,184)		836,522

Ending Balance	$ (2458,375)	$	(2,229,689)

F-4

Date of this Offering Circular: May __, 2016

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

SONASOFT CORPORATION, Inc. (The “Company”) was incorporated under the laws of the State of California on December 18, 2002. The Company develops software that automates the disk-to-disk backup and recovery process for Microsoft Exchange, SQL and Windows Servers with integrated data protection, IM and e-mail archiving and disaster recovery solutions.

The Audited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for annual and interim financial information. Accordingly, they include all the information and footnotes required by accounting principles generally accepted in the United State of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. As December 31, 2015, the Company had approximately $280,439 in cash balances at financial institutions which are within the FDIC insured limits.

(D) Loss per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Accounting Standards codification ASC 260 , “Earnings per Share.” As of December 31, 2015 there were 276,275,566 common shares outstanding (excluding the options not yet exercised). Common stock equivalents have been excluded from the diluted net loss per share as the amounts are anti diluted.

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include expensing of employee compensation and employee stock based compensation.

(F) Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (ASC 740). Under ASC 740 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company has incurred losses over period of time, so there is no income tax payable except the minimum state tax payment.

F-5

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

(G) Revenue Recognition

Revenue is recognized when earned in accordance with applicable accounting standard ASC 985-605. Revenue from software arrangements with end users is recognized upon final delivery of the software; provided the collection is probable and no significant obligations remain. Revenue is recognized following ASC 985-605, all the elements of bundle software sold (including installation and maintenance) will be allocated based on the residual method. Bundled software packages include the actual software, software installation, and maintenance contracts. The customer is able to purchase maintenance contracts based on a one-year, two-year, or three-year terms. Maintenance contracts are sold as a service, therefore, we calculate the VSOE for maintenance contracts to be a fixed percentage of the list price based on the term of the maintenance contract purchased. The maintenance contract revenue is recognized over the term of the maintenance contract. Amount billed in excess of revenue earned on the maintenance contract will be classified as deferred revenue. The software installation price is a fixed amount based on the number of mailboxes sold, and the residual amount after deducting installation charges and the maintenance contract will be allocated to the software product sale.

Allocation of revenue among various elements:

We sell software as a bundle product including installation, maintenance and product license. We allocate the revenue as follows:

●	Installation revenue is a fixed amount based on the number of mailboxes sold.

●	Fixed Price Maintenance Contract is a set amount calculated as 20% of list price for a one-year contract.

●	Fixed Price Maintenance Contract is a set amount calculated as 17.5% of list price for a two-year contract.

●	Fixed Price Maintenance Contract is a set amount calculated as 15% of list price for a three-year contract.

●	Software revenue is calculated as the residual amount after deducting the installation and maintenance contract revenue

The one-year fixed price maintenance contracts revenue is recognized over 12 month period from the starting month to 12-month period. The two-year maintenance contracts revenue will be recognized on monthly basis and spread over a period of 24 months. The three-year maintenance contract revenue will be recognized over a period of 36 months.

As of December 31, 2015 the Company has included deferred revenue of $135,741 in other current liabilities.

As of December 31, 2015, the Company has included deferred revenue of $23,893 in other long-term liabilities.

As of December 31, 2014, the Company has included $8,085 of deferred revenue in other current liabilities, re

As of December 31,2014 , the Company has included $133,373 of deferred revenue in other long term liabilities.

(H) Property & Equipment

We record our property and equipment at cost and depreciate these assets on a straight-line basis to their estimated residual values over their estimated useful lives of 3 to 7 years.

(I) Stock-Based Compensation

The Company accounts for its stock-based compensation under the provisions ASC 718 “ Accounting for stock based compensation” the Company is permitted to record expenses for stock options and other employee compensation plans based on their fair value at the date of grant. Any such compensation cost is charged to expense on a straight-line basis over the periods the options vest. If the options had cashless exercise provisions, the Company utilized variable accounting.

Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, as required by ASC 718 , which is measured as of the date required by ASC 505, “Accounting for Stock based Compensation” In accordance with ASC 505, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

(J) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts receivable, accounts payable and accrued expenses approximate their fair value due to the relatively short period to maturity for these instruments.

(K) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(L) Advertising Costs

Advertising costs are expensed as incurred and include the costs of public relations activities. These costs are included in selling, general and administrative expenses and totaled $3,562 for the year ended December 31, 2015.

F-6

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

(M) Identifiable Intangible Assets

As of December 31, 2015, $2,638 of costs related to filing patent applications has been capitalized. When patents are approved, the costs are amortized over the life of the patent. All costs for patents not approved will be expensed at that time of denial

(N) Long-Lived Assets

Long-lived assets and certain identifiable intangible assets related to those assets are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized. There was no impairment recorded in 2010 and 2011.

F-7

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

NOTE 2 GOING CONCERN

As reflected in the accompanying financial statements, the Company has net accumulated loss of ( $13,214,906 ) and net loss for nine months thru December 31, 2015 is ( $666,127 ), and as of December 31, 2015 a working capital deficiency of ( $506,191 ), the long term liabilities of $1,954,822 includes $1,700,232 owed to key stockholders and a stockholder’s deficiency of ( $2,458,375 ) at December 31, 2015. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and to implement its strategic sales plan provide the opportunity for the Company to continue as a going concern.

NOTE 3 ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2015 consisted of the following:

As of December 31, 2015
Trade and other receivables	$282,207
Less: Allowance for doubtful accounts	$(39,654)
$242,533

The bad debt expense for the six months ended December 31, 2015 was $0.

NOTE 4 PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 consisted of the following:

2014
Office equipment	$20,721
Office furniture	1,821
Leasehold improvements	7,588
Computer equipment	78,881
Less: Accumulated depreciation	109,010
$0

Depreciation expense for the quarter ended December 31, 2015, was $0.

F-8

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

NOTE 5 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During the year r ending December 31 2014 the Company issued 15,500,000 shares to existing and new shareholders.

During the year ending December 31, 2014, the Company issued Rule 144 shares of common stock for cash to the following shareholders:

Dr Romesh Japra, Director and stock holder$100,000

Romi Randhawa Director and Stockholder $100,000

During the year ending December 31, 2014, the Company issue Reg A shares for cash to the following new stock holders:

Madison Park Fund Investment LLC $75,000

Blackbridge Capital LLC $50,000

During the year ending December 31, 2015, the Company issued 12,000,000 Reg A shares to various existing and new stockholders. In the same year 2015, the Company also issued 3,000,000 Rule 144 shares to existing and new shareholders.

(B) Common Stock Issued for Services

During the year ending December 31, 2014, the Company issued 2,500,000 Rule 144 shares of common stock to legal counsel for services.

During the year 2015, the Company issued 57,841,267 Rule 144 shares of common stock to settle the debt from Note holder,(47,656,167 shares), past due rent (3,785,100 shares) and royalty (5,000,000) owed to EMI Property and Integra Micro respectively. The remaining balance of 1,400,000 shares were issued to settle amount owed to employees and unsecured creditor.

During the year, 2015, the Company issued 13,881,250 Rule 144 shares of common stock to key employees who have converted the vested stock options in stock and issued promissory notes to payoff the amount owed to the Company. The Company also issued 2,800,000 Rule 144 shares to various consultants who exercised the options vested during 2015.

NOTE 6 STOCK OPTION PLAN

Effective January 1, 2006, transactions under the Company’s 2003 Plan (as defined below) were accounted for in accordance with the recognition and measurement provisions of ASC 718 “Share-Based Payment” , and related interpretations of ASC 718 requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within SEC Staff Accounting Bulletin No. 107, which provides the views of the staff of the SEC regarding the interaction between ASC 718 and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

In adopting ASC718 ,the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of ASC 718 are applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation costs for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date are recognized as the requisite services are rendered on or after such date. The compensation costs for that portion of awards are based on the grant-date fair value of those awards as calculated for either recognition of pro-forma disclosures

Stock option compensation expense for calendar year ending December 31, 2013 is the estimated fair value of options granted, amortized on a straight line basis over the requisite service period for the entire portion of the award.

F-9

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

Black-Scholes Valuation

The fair value of options at the date of grant is estimated using the Black Scholes option pricing model. The assumptions made in calculating the fair values of options are as follows:

For the quarter ended March 31, 2013
Expected term (in years)	3
Expected volatility	25% to 78%
Rick-free interest rate	1.79% to 3.05%

There were Nil stock option awards granted during the quarter ended December 31, 2015.

Plan Information

In February 2003, the 2003 Incentive and Non-Statutory Stock Option Plan was approved and adopted by the Board of Directors. The 2003 Plan became effective upon the approval of the holders of the Company’s stock at the Company’s annual stockholders meeting held on June 4, 2003. Under the 2003 Plan, the Company may grant stock options to its employees, officers, and other key persons employed or retained by the Company and any non-employee director, consultant, vendor or other individual having a business relationship with the Company. Options are granted at various times and usually vest over a thirty-six (36) month period. As of December 31, 2015 the Company had total options pursuant to the 2003 Plan of 27,600,000 .

F-10

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

Exercise Price	Number Outstanding December 31, 2015	Weighted Average remaining Contractual Life	Weighted Average exercise Price	Number Exercisable at December 31, 2015	Weighted Average Exercise Price

.00-.025	23,600,000	100	0.025	23,600,000	0.025
.0.025	1,000,000	.75	0.025	1,750,000	0.025
.0-.025	2,500,000	0.125	0.025	375,000	0.025
	27,600,000			25,662,500

NOTE 7 COMMITMENTS AND CONTINGENCIES

(A) Employment Agreement

The company has entered into an employment agreement with its Chief Executive Officer through the year 2014 at an annual minimum salary of $150,000 per year, with additional fringe benefits as determined by the Board of Directors. In the event of termination of the agreement by the company, the company is required to pay a severance payment equivalent to 60 months of salary at the rate, and with the benefits, in effect at the date of termination.

The company has also entered into similar agreements each extending through the year 2014 with two other employees/managers at an average annual salary of $150,000 . In the event of termination of the agreement by the company, the company is required to pay a severance payment equivalent to 12 months of salary at the rate, and with the benefits, in effect at the date of termination.

(B) Product Development/Royalty Agreement

In November 2007, the Company entered into a product development agreement with a software development company (developer). Under the terms of the agreement, the developer will be entitled to a royalty based on 10% of net sales of the product developed until such time as two hundred percent (200%) of the actual project cost has been cumulatively received by the developer. After such time, the developer would receive 5% of net sales of the product developed until such time as an additional three hundred percent (300%) of the actual project cost has been cumulatively received by the developer, resulting in a total payment to the developer of five hundred percent (500%) of the actual project cost. At a point in time in the future that five hundred percent (500%) of the actual project cost has been received by the developer, no further royalties shall be owed. The total royalty computed and determined to be $1.5m in 2007 agreement with developer based on development cost of $297,000. The total cost includes design, development, test and provide finished email archiving solution. The amount due and payable to developer as of December 31, 2014 was converted into Equity and Sonasoft issued 5,000,000 shares to settle the debt amount of $188,606 owed to IntegraMicro.

(C) Royalty Agreement

During the year 2003 the company entered into royalty agreements with investors. The maximum liability under the agreement will be $1,500,000. The maximum amount due to investors in each year will be 5% of revenue up to a total of $1,500,000. Such premium is payable only if management of the Company reasonably determines that the company is profitable. Accordingly, in accordance with the signed royalty agreements, the Company is accruing the royalty premium at 5% of revenue. The royalty balance as of December 31, 2012 is $230,766 and as of December 31, 2015 is $233,049.

F-11

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

( AUDITED )

(D) Lease Agreement

The company has entered into a lease agreement for an office building, the lease period ending on feb 28, 2013e. The company is currently on a month to month basis. The base rent including operating expenses for this property is $3,100 per month..

(E) Employment Related Lawsuit

In 2006, an ex-employee filed a lawsuit against the Company for wrongful termination. The Company has accrued a tentative settlement with the ex-employee for the payment of $227,000 in cash and an additional 95,000 shares of the Company stock as of December 31, 2007. As of December 31, 2012 Company had made payments towards the settlement, the legal case is still pending and contested in Santa Clara County Court. The Company made the final payment of $85,526 on February 29, 2013.

NOTE 9 NOTE PAYABLE – RELATED PARTIES

A)	Note Amount $500,000 payable to Dr Romesh Japra, issued on December 19, 2008, interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of December 18, 2011. The note holder is also entitled to warrants of 2,272,727 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.22 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $737,500 and as of December 31, 2015 is $0

B)	Note Amount $33,000 payable to Michelle Rose, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 165,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.22 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is 46,225 and as of December 31, 2015 is $0

C)	Note Amount $100,000 payable to Joseph and Anne Rapp, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 500,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is 139,167, as of December 31,2015 is $0.

D)	Note Amount $22,000 payable to Ken Fishmen, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 110,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $30,817, as of December 31, 2015 is $0

E)	Note Amount $400,000 payable to Dr Romesh Japra, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 2,000,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $556,667, as of December 31, 2015 is $0.

F)	Note Amount $50,000 payable to Muriel K MacKallor issued on Jan 15, 2013, carrying interest rate of 15% p.a. The principal and outstanding interest due should be paid in three installments, April, July and October 2013. The balance outstanding including principal and interest as of March 31, 2013 is $51,541. The first installment of principal and interest due was paid in April 2013. The balance outstanding including principal and interest as of December 31, 2014 is $ 43,860, as of December 31, 2015 is $21,350

NOTE 9 SUBSEQUENT EVENT

F-12

Date of this Offering Circular: May __, 2016

PART III – Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation (1)
2.2	Amendment to Articles of Incorporation, dated July 30, 2012
2.3	Bylaws (1)
2.4	First Amendment to Bylaws dated September 26, 2003 (2)
2.5	Amendment to Articles of Incorporation, dated January 10, 2014

6.1	Employment Agreement with Andy Khanna (1)
6.2	Employment Agreement with Bilal Ahmed(1)
6.3	Employment Agreement with Neil Khanna (1)
6.4	Addendum to Employment Agreement with Andy Khanna (5)
6.5	Addendum to Employment Agreement with Bilal Ahmed (5)
6.6	Addendum to Employment Agreement with Neil Khanna (5)
6.7	Lease of Executive Office Space (5)
6.8	Distributor Agreement with Avnet (2)
6.9	Distributor Agreement with Wipro(4)
6.10	Agreement with Integra(4)
6.11	Addendum to Agreement with Integra(4)
6.12	Consulting Agreement with Subhash Sachdeva (5)
6.13	Note issued to Dr. Romesh K. Japra dated November 1, 2009 (5)
6.14	Note issued to Dr. Romesh K. Japra dated December 19, 2008 (5)
6.15	Note issued to Joseph and Anne Rapp dated November 1, 2009 (5)
6.16	Note issued to Ken Fishman dated November 1, 2009 (5)
6.17	Note issued to Michelle Rose dated November 1, 2009 (5)
6.18	Note issued to Muriel K MacKallor dated January 15, 2013 (5)
11.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.(5)
11.2	Opinion of Methven & Associates, P.C.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 333-150750).
(2)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 5 to Form S-1 (SEC File No. 333-150750).
(3)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 1 to Form S-1 (SEC File No. 333-150750).
(4)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 2 to Form S-1 (SEC File No. 333-150750).
(5)	Previously filed.

40

Date of this Offering Circular: May __, 2016

SIGNATURES

The issuer has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 10, 2016.

Issuer: SONASOFT CORP.

By:
	Nand (Andy) Khanna President and Chief Executive Officer of Sonasoft Corp.	February 10, 2016

By:
	Subhash Sachdeva Acting Chief Financial Officer Officer of Sonasoft Corp.	February 10, 2016

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Nand (Andy) Khanna	Chief Executive Officer, President and Director	February 10, 2016

Romi Randhawa	Director	February 10, 2016

Dr. Romesh K. Japra, M.D., F.A.C.C.	Chairman of the Board	February 10, 2016

Subhash Sachdeva	Acting Chief Financial Officer	February 10, 2016

Jim Gilmer	Secretary	February 10, 2016

Bilal Ahmed	Chief Technology Officer & VP of Engineering	February 10, 2016

Neil Kumar Khanna	VP of Client Services & Operations	February 10, 2016

41

ATTACHMENT B

PART II

OFFERING CIRCULAR

SONASOFT CORP.

2150 Trade Zone Blvd.

Suite 203

San Jose, Ca 95131

(408) 708-4000

Type of securities offered: Common Stock

Maximum number of securities offered: 97,000,000

Minimum number of securities offered: 0

Price per security: $0.025

Total proceeds: If maximum sold: $5,000,000 If minimum sold: $0

Amount Of Offering Sold as of Date of Offering Circular: $425,000 (17,000,000 shares)

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per share / unit	$0.025	$0	$0.025	$0
Total Minimum:	$0	$0	$0	$0
Total Maximum	$2,425,000	$0	$2,425,000	$0

Offering Period: The offering will commence promptly after the date of this Offering Circular and will close upon the earlier of (i) the sale of all shares of common stock, (ii) 120 days after the date of this Offering Circular, or (iii) at such date prior to 120-day period as may be determined by the management. Our management at its sole discretion may extend the period for an additional 120 days of the offering if not all 97,000,000 shares are sold at the end of the initial 120-day offering period. The offering is made on a continuous basis under Rule 415, as the offering will commence promptly after this Amendment to the Company’s Offering is deemed effective and may continue for a period in excess of 30 days from the date of this Offering Circular.

Is a commissioned selling agent selling the securities in this offering? [  ] Yes [X] No

If yes, what percent is commission of price to public? _________ %

Is there other compensation to selling agent(s)? [  ] Yes [X] No

Is there a finder’s fee or similar payment to any person? [  ] Yes [X] No (See Question No. 22)

Is there an escrow of proceeds until minimum is obtained? [  ] Yes [X] No (See Question No. 26)

Is this offering limited to members of a special group, such as employees of the Company or individuals? [  ] Yes [X] No (See Question No. 25)

Is transfer of the securities restricted? [  ] Yes [X] No (See Question No. 25)

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE PAGE 4 FOR THE RISK FACTORS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

Date of this Offering Circular: May __, 2016

This Company:

[  ] Has never conducted operations.

[  ] Is in the development stage.

[X] Is currently conducting operations.

[  ] Has shown a profit in the last fiscal year.

[  ] Other (Specify):

(Check at least one, as appropriate)

This offering has been registered for offer and sale in the following states:

State	State File No.	Effective Date
New York	S33-52-52	April 9, 2014
California	506-3763	April 9, 2014

Important Notices To Investors

In making an investment decision investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. these securiteis have not been recommneded or approved byany federal or state securities commission or regulatory authority. furthermore, these authorities have not passed upon the accuracy or adequacy of this document. any representation to the contrary is a criminal offense.

The Shares of Common Stock (“Shares”) have not been qualified under the securities laws of any state or jurisdiction. We plan to qualify the offering with the New york and new jersey Securities Regulatory Bodies and the securities regulatory bodies of other states as we may determine from time to time. We may also offer or sell Shares in other states in reliance on exemptions from the registration requirements of the laws of those other states.

NOTICE TO CALIFORNIA RESIDENTS:

SALES OF OFFERED SHARES ARE LIMITED TO CALIFORNIA RESIDENTS WITH 1) A MINIMUM ANNUAL GROSS INCOME OF $65,000 AND A MINIMUM NET WORTH OF $250,000; OR 2) A MINIMUM NET WORTH OF $500,000.

FOR NEW YORK RESIDENTS:

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

2

Date of this Offering Circular: May __, 2016

This Offering Circular, together with Financial Statements and other Attachments, consists of total of 54 pages.

3

Date of this Offering Circular: May __, 2016

RISK FACTORS

Risks Related to Our Business

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We currently have employment agreements with our officers, however we do not have non-compete agreements with any of our officers. We do not maintain key man life insurance on the lives of these individuals.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sales efforts and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE HAVE PREVIOUSLY BEEN NAMED AS A DEFENDANT IN A LAWSUIT AND MAY IN THE FUTURE BE NAMED AS DEFENDANT IN OTHER LAWSUITS THAT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

We previously had been named as a defendant in a lawsuit with a former employee Vince Khanna for the claim of wrongful termination and breach of contract. We reached agreements to settle this lawsuit and the Company paid off the full settlement amount of $227,000 owed to Vince Khanna on February 5, 2013. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award. As a result of the foregoing, there can be no assurance that we would not be subject to additional lawsuits and other legal proceedings in the future. For any lawsuits and proceedings, our attention may be diverted from our ordinary business operations and we may incur significant expenses associated with defense (including substantial fees of lawyers and other professional advisors and potential obligations to indemnify current and former officers and directors who may be parties to or involved in such action or proceeding). Depending on the outcome of these lawsuits and proceedings, we may also be required to pay material damages and fines, consent to injunctions on future conduct, or suffer other penalties, remedies or sanctions. The ultimate resolution of these matters could have a material adverse effect on our results of operations, financial condition, liquidity, our ability to meet our debt obligations and, consequently, negatively impact the trading price of our common stock.

WE MAY LOSE THE COLLATERAL CONSISTING OF ALL THE ASSETS OF THE COMPANY, INCLUDING INTELLECTUAL PROPERTY, PATENTS, GOODS, CASH IN OUR BANK ACCOUNT, ACCOUNTS RECEIVABLE AND OFFICE SUPPLIES, SECURING A DEFAULTED NOTE ISSUED TO OUR DIRECTOR MR. ROMESH JAPRA IF DR. JAPRA TAKES NECESSARY ACTION.

On December 19, 2008, the company issued a promissory note (the “Note”) to Director Romesh Japra for cash received of $500,000 on terms of 10% interest per year. The Note was payable 36 months after issuance. In conjunction with the issuance of the Note, the company granted warrants to Japra granting him the right to purchase 2,272,727 shares of common stock for $0.22 each. The Note was secured by all the assets owned by the Company, including intellectual property, patents, goods, and accounts receivable. A UCC filing statement was filed with the State of California. The note payable to Dr Romesh Japra and other debt holders has been converted into equity.

4

Date of this Offering Circular: May __, 2016

WE MAY NEVER ISSUE DIVIDENDS.

We did not declare any dividends for the year ended December 31, 2015 and have not declared any dividends to date in 2016. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MANAGE OUR BUSINESS.

If we are presented with appropriate opportunities, we may acquire complementary technologies or companies. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new technologies and personnel, unforeseen or hidden liabilities, the diversion of management attention and resources from our existing business and the inability to generate sufficient revenues to offset the costs and expenses of acquisitions. Any difficulties encountered in the acquisition and integration process may have an adverse effect on our ability to manage our business.

Risks Related to Our Industry

OUR ABILITY TO CONTINUE TO DEVELOP AND EXPAND OUR PRODUCT OFFERINGS TO ADDRESS EMERGING BUSINESS DEMANDS AND TECHNOLOGICAL TRENDS WILL IMPACT OUR FUTURE GROWTH. IF WE ARE NOT SUCCESSFUL IN MEETING THESE BUSINESS CHALLENGES, OUR RESULTS OF OPERATIONS AND CASH FLOWS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology which translate into productivity improvements for our customers and to develop product offerings that meet the current and prospective customers’ needs are critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in backup and disaster recovery solutions will impact our future revenue growth and earnings.

OUR PRIMARY MARKET CONSISTS OF SMALL TO MEDIUM BUSINESSES WITH INFORMATION TECHNOLOGY NEEDS THAT CAN BE SERVICED BY US IS A HIGHLY COMPETITIVE MARKET. IF WE ARE UNABLE TO COMPETE IN THIS HIGHLY COMPETITIVE MARKET, OUR RESULTS OF OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

Our competitors include large, technically competent and well capitalized companies. As a result, the markets which we serve are highly competitive. This competition may place downward pressure on operating margins in our industry. As a result, we may not be able to maintain our current operating margins for our product offerings in the future.

Any reductions in margins will require that we effectively manage our cost structure. If we fail to effectively manage our cost structure during periods with declining margins, our results of operations will be adversely affected.

THE BACKUP, RECOVERY AND ARCHIVING SOFTWARE MARKET IS HIGHLY COMPETITIVE AND FRAGMENTED, WHICH MEANS THAT OUR CUSTOMERS HAVE A NUMBER OF CHOICES FOR PROVIDERS OF SERVICES AND PRODUCTS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive. The market is fragmented, there are a wide variety of product offerings with different capabilities, and no company holds a dominant position. Consequently, our competition for clients varies significantly Most of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve. In addition, clients may elect to increase their internal IT systems resources to satisfy their backup/disaster recovery needs.

5

Date of this Offering Circular: May __, 2016

CHANGES IN GOVERNMENT REGULATIONS AND LAWS AFFECTING THE IT INDUSTRY, INCLUDING ACCOUNTING PRINCIPLES AND INTERPRETATIONS AND THE TAXATION OF DOMESTIC AND FOREIGN OPERATIONS, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations which, in many instances, is due to their lack of specificity. As a result, the application of these new standards and regulations in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure.

As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent auditors’ audit of that assessment has required the commitment of significant internal, financial and managerial resources.

The Financial Accounting Standards Board, SEC or other accounting rulemaking authorities may issue new accounting rules or standards that are different than those that we presently apply to our financial results. Such new accounting rules or standards could require significant changes from the way we currently report our financial condition, results of operations or cash flows.

U.S. generally accepted accounting principles have been the subject of frequent interpretations. As a result of the enactment of the Sarbanes-Oxley Act of 2002 and the review of accounting policies by the SEC as well as by national and international accounting standards bodies, the frequency of future accounting policy changes may accelerate. Such future changes in financial accounting standards may have a significant effect on our reported results of operations, including results of transactions entered into before the effective date of the changes.

We are subject to income taxes in the United States. Our provision for income taxes and our tax liability in the future could be adversely affected by numerous factors including, but not limited to, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws, regulations, accounting principles or interpretations thereof, which could adversely impact our financial condition, results of operations and cash flows in future periods.

Risks Related to Our Common Stock

YOU MAY LOSE ALL OF YOUR INVESTMENT MONEY SINCE FUNDS WILL BE NOT RETURNED EVEN IF THE MAXIMUM NUMBER OF SHARES IS NOT SOLD.

The funds will be immediately available to the company and that no funds will be returned if the maximum is not reached. You may lose all of your investment money since funds will be not returned even if the maximum number of shares is not sold. The sale of shares significantly under the maximum will affect our ability to reach our milestones. Any delay or failure to secure financing required for our development plan will delay the company’s ability to attain each its milestones, however, it will not impact the company’s survivability.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC TRADING MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR QUOTATION OR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a public trading market will ever develop for our common stock or our common stock will ever be approved for quotation or trading on a recognized exchange. In the absence of a public trading market, an investor may be unable to liquidate its investment, which may result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.025 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

6

Date of this Offering Circular: May __, 2016

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

●	Make a suitability determination prior to selling a penny stock to the purchaser;

●	Receive the purchaser’s written consent to the transaction; and

●	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Note: In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Offering Circular potential investors should keep in mind other possible risks that could be important.

7

Date of this Offering Circular: May __, 2016

ALL SHARE TRANSACTIONS FROM 3/31/2014 TO CURRENT

INCLUDING TRANSACTIONS WITH AFFILIATES

03/31/2014	Nancy Lynn Tompkins	500,000	$.005	Shares issued in lieu of Legal Services
03/31/2014	Romesh Japra	4,000,000	$.025	Shares issued in lieu of cash, Rule 144 stock
03/31/2014	Romi Randhawa	4,000,000	$.025	Shares issued in lie of cash , Rule 144 stock
05/14/2014	Bruce E Methven	2,000,000	$.025	Shares issued in lieu of legal services
09/10/2014	Madison Park Fund Investment LLC	2,000,000	$.025	Shares issued in lieu of cash REG A
09/24/2014	Madison Park Fund Investment LLC	1,000,000	$.025	Shares issued in lieu of REG A
09/19/2014	Blackbridge Capital LLC	2,000,000	$.025	Shares issued in lieu of REG
01/09/2015	Garret Rajkovich	5,456,167	$.025	Debt conversion into Equity
01/09/2015	Romesh Japra	20,000,000	$.025	Debt conversion into Equity
01/09/2015	Michelle Rose	1,320,000	$.025	Debt conversion into Equity
01/09/2015	Joseph Rapp	4,000,000	$.025	Debt conversion into Equity
01/09/2015	Kenneth Fishman	880,000	$.025	Debt conversion into Equity
01/09/2015	Romesh Japra	16,000,000	$.025	Debt conversion into Equity
01/09/2015	Nand Khanna	4,150,000	$.005	Exercise Vested Options
01/09/2015	Mike Khanna	1,631,250	$.005	Exercise Vested Options
01/09/2015	Bilal Ahmed	1,975,000	$.005	Exercise Vested Options
01/09/2015	Subhash Sachdeva	3,600,000	$.005	Exercise Vested Options
01/09/2015	Neil Khanna	2,525,000	$.005	Exercise Vested Options
01/09/2015	Doug Mackallor	500,000	$.005	Exercise Vested Options
01/09/2015	Integra Infotech.Inc	5,000,000	$.005	Exercise Vested Options
01/09/2015	Jim Gilmer	700,000	$.005	Exercise Vested options
01/09/2015	Romi Randhawa	150,000	$.005	Exercise Vested options
01/09/2015	Romesh Japra	350,000	$.005	Exercise Vested options
01/09/2015	Integra Infotech Inc.	150,000	$.005	Exercise Vested options
01/09/2015	James Kelleher	300,000	$.005	Exercise Vested options
01/09/2015	Garrett Rajovich	200,000	$.005	Exercise Vested options
01/09/2015	Hans Van Rietschote	100,000	$.005	Exercise Vested options
01/09/2015	Hema Ganapathy	100,000	$.005	Exercise Vested options
01/09/2015	Integra Infotech Inc.	100,000	$.005	Exercise Vested options
01/09/2015	P.L Malhotra	50,000	$.005	Exercise Vested options
01/09/2015	Kannan Ramesh Kumar	100,000	$.005	Exercise Vested options
02/23/2015	Douglas Mackallor	400,000	$.025	Investment, shares issued in lieu of cash Rule 144 stock
02/23/2015	Harpreet Singh Sandhu	600,000	$.025	Investment, shares issued in lieu of cash Rule 144 Stock
02/23/2015	Devin F. Lynch	400,000	$.025	Investment, shares issued in lieu of cash Rule 144 stock
02/23/2015	Douglas Mackallor	240,000	$.025	Shares issued to settle debt
02/23/2015	Mike Khanna	300,000	$.025	Shares issued to settle debt
02/23/2015	Aaron Marinucci	200,000	$.025	Shares issued to settle debt
02/23/2015	Antonio T. Pimentel	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Estate of Edwin A. Helwig	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Barbara G. Helwig	1,261,700	$.025	Shares issued to settle debt
02/23/2015	Nand Khanna	500,000	$.005	Shares issued to settle debt
02/23/2015	Scott Khanna	160,000	$.025	Shares issued to settle debt
04/27/2015	Dr Romesh Japra	2,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Kenneth Fishman	1,600,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Robert A. & Jacqueline Martin	2,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Rodney Martin & Michele Morehead	1,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Mohan Trikha	200,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Charles Naegele	1,000,000	$.025	Investment, Shares issued in lieu of cash RegA
04/27/2015	Crossfire Ventures	2,000,000	$.025	Investment, Shares issued in lieu of cashRegA
04/27/2015	Nancy Tompkins	600,000	$.025	Investment, Shares issued in lieu of cashRegA
04/27/2015	John Wagner	400,000	$.025	Investment, Shares issued in lieu of cashReg A
04/27/2015	Mike Khanna	400,000	$.025	Investment, Shares issued in lieuof cash RegA
02/23/2015	Tanya J Sachdeva	200,000	$.025	Investment, Shares issued in lieu of cash
02/23/2015	Aaron Marinucci	600,000	$.025	Investment, Shares issued in lieu of cash RegA
08/19/2015	Japra Family Trust	600,000	$.025	Investment, Shares issued in lieu of cash
08/19/2015	Randhawa Family Trust	600,000	$.025	Investment, Shares issued in lieu of cash
08/26/2015	Crossfire Ventures	400,000	$.025	Investment, Shares issued in lieu of cash

8

Date of this Offering Circular: May __, 2016

PLAN OF DISTRIBUTION

The offering of the 97,000,000 shares of our Common Stock is a “best efforts” offering, which means that our directors and officers as well as any agents we engage will use their best efforts to sell the shares offered in this Offering Statement. There is no minimum number of shares required to be sold to close the offering. The offering will commence promptly after the date of this Offering Circular and will close upon the earlier of (i) the sale of all 97,000,000 shares of common stock, (ii) 120 days after the date of this Offering Circular, or (iii) at such date prior to 120-day period as may be determined by the management. Our management at its sole discretion may extend the period for an additional 120 days of the offering if not all 97,000,000 shares are sold at the end of the initial 120-day offering period. This is a direct participation offering since we, and not an underwriter, are offering the shares. Andy Khanna, our President and CEO will be responsible for selling our offering to the public in the United States.

21.	The selling agents (that is, the persons selling the securities as agent for the Company for a commission or other compensation) in this offering are:

There are currently no selling agents or finders involved in the offering.

22.	Describe any compensation to selling agents or finders, including cash, securities, contracts or other consideration, in addition to the cash commission set forth as a percent of the offering price on the cover page of this Offering Circular. Also indicate whether the Company will indemnify the selling agents or finders against liabilities under the securities laws. (“Finders” are persons who for compensation act as intermediaries in obtaining selling agents or otherwise making introductions in furtherance of this offering.)

There are currently no selling agents or finders involved in the offering.

23.	Describe any material relationships between any of the selling agents or finders and the Company or its management. Note: After reviewing the amount of compensation to the selling agents or finders for selling the securities, and the nature of any relationship between the selling agents or finders and the Company, a potential investor should assess the extent to which it may be inappropriate to rely upon any recommendation by the selling agents or finders to buy the securities.

See Above.

24.	If this offering is not being made through selling agents, the names of persons at the Company through which this offering is being made:

Name: Andy Khanna
Address: 2150 Trade Zone Blvd, Suite 203, San Jose, CA 95131
Telephone No.: (408) 708-4000

25.	If this offering is limited to a special group, such as employees of the Company, or is limited to a certain number of individuals (as required to qualify under Subchapter S of the Internal Revenue Code) or is subject to any other limitations, describe the limitations and any restrictions on resale that apply:

The offering is not limited to a special group.

Will the certificates bear a legend notifying holders of such restrictions? [  ] Yes[X] No

26.	(a) Name, address and telephone number of independent bank or savings and loan association or other similar depository institution acting as escrow agent if proceeds are escrowed until minimum proceeds are raised:

There is currently no independent bank or savings and loan association or depository institution acting as an escrow agent. Nor is there any minimum amount of proceeds required of this offering.

(b) Date at which funds will be returned by escrow agent if minimum proceeds are not raised:

The funds will be immediately available to the company and that no funds will be returned if the maximum is not reached.

Will interest on proceeds during escrow period be paid to investors? Not Applicable.

9

Date of this Offering Circular: May __, 2016

27.	Explain the nature of any resale restrictions on presently outstanding shares, and when those restrictions will terminate, if this can be determined:

The shares characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) may not be resold without registration under the Securities Act or the existence of an exemption therefrom.

Control securities are securities held by an affiliate of the issuer, regardless of how the affiliate acquired the securities. An affiliate must rely on a distribution safe harbor, such as Rule 144, to establish that the resale of its securities does not involve a distribution of securities and to deliver unrestricted securities.

Rule 144 provides a safe harbor under Section 4(a)(1) for resale of restricted shares and control. Rule 144 of the Securities Act permits public resales of restricted securities and control securities once certain requirements are met. Securities sold in compliance with Rule 144 are no longer deemed restricted securities.

As long as the Company is a non-reporting company under Rule 144, the resale of the company’s restricted and control shares are subject to, among others, the following restrictions:

The Company’s shareholders (non-affiliate) who hold restricted shares can take advantage of Rule 144 if they have held the shares for a year.

Resale under Rule 144 of control shares held the Company’s affiliate shareholder are subject to requirements of, in addition to one-year holding period, current information, manner and volume of the sale, and Form 144 notice filing.

Note:	Equity investors should be aware that unless the Company is able to complete a further public offering or the Company is able to be sold for cash or merged with a public company that their investment in the Company may be illiquid indefinitely.

10

Date of this Offering Circular: May __, 2016

USE OF PROCEEDS

9.	(a)	The following table sets forth the use of the proceeds from this offering:

	If Minimum Sold Amount 0%	If Maximum Sold Amount 100%
Total Proceeds	$425,000	$2,425,000
Less: Offering Expenses	100%	100%
Commissions & Finders Fees:	$0	$0
Legal & Accounting:	$(15,000)	$(40000)
Copying & Advertising:	$(5,000)	$(10000)
Other (Specify):	$(1,000)	$(10,000)
Net Proceeds from Offering	$404,000	$2,365,000
Use of Net Proceeds	$404,000	$2,365,000
Total Use of Net Proceeds	$404,000	$2,365,000

	94.6%	97.5%

b)	If there is no minimum amount of proceeds that must be raised before the Company may use the proceeds of the offering, describe the order of priority in which the proceeds set forth above in the column “If Maximum Sold” will be used.

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company. Specifically, the Company plans to use the proceeds for each and every of projects identified on page 24 in accordance with the following ratio:

Event or Milestone	Percentages of Total Proceeds

1. Addition of sales staff (1 Senior level)	20%
2. Marketing programs described in plan	35%
3. Sign up first OEM partner	15%
4. Sign up first International resellers	15%
5. Development Plan	15%

11

Date of this Offering Circular: May __, 2016

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

10.	(a)	If material amounts of funds from sources other than this offering are to be used in conjunction with the proceeds from this offering, state the amounts and sources of such other funds, and whether funds are firm or contingent. If contingent, explain.

At this time the company has no plans to obtain additional funds from other sources.

	(b)	If any material part of the proceeds is to be used to discharge indebtedness, describe the terms of such indebtedness, including interest rates. If the indebtedness to be discharged was incurred within the current or previous fiscal year, describe the use of proceeds of such indebtedness.

The Company has no plans to use these funds to discharge any indebtedness.

	(c)	If any material amount of proceeds is to be used to acquire assets, other than in the ordinary course of business, briefly describe and state the cost of the assets and other material terms of the acquisitions. If the assets are to be acquired from officers, directors, employees or principal stockholders of the Company or their associates, give the names of the persons from whom the assets are to be acquired and set forth the cost to the Company, the method followed in determining the cost, and any profit to such persons.

No material amounts of these proceeds are planned to be used to acquire assets, other than those required for the ordinary and expected course of the business.

	(d)	If any amount of the proceeds is to be used to reimburse any officer, director, employee or stockholder for services already rendered, assets previously transferred, or monies loaned or advanced, or otherwise, explain:

.		The Company has no plans to use these proceeds for the reimbursement of prior services rendered or to repay previous loans or transfers of assets to the company

11. Indicate whether the Company is having or anticipates having within the next 12 months any cash flow or liquidity problems and whether or not it is in default or in breach of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments. Indicate if a significant amount of the Company’s trade payables have not been paid within the stated trade term. State whether the Company is subject to any unsatisfied judgments, liens or settlement obligations and the amounts thereof. Indicate the Company’s plans to resolve any such problems.

With zero funding our cash needs at the current run rate of $85,000 per month will continue to be provided solely by revenue from monthly sales. Without funding we will not execute the Development Plan outlined here. Our current minimum expenses average is $85,000 per month.

The Company anticipates that the current cash flow from revenue is sufficient to pay day to day operational expenses within next 12 months. However the expansion in sales and marketing or customer support to increase revenue will require additional working capital. The Company does not plan to incur any expenses for expansion, until we have raised sufficient funds to support the potential growth. The Company’s liquidly situation will be affected, if we cannot raise the maximum number of shares in this offering, however with controlled expenses and organic growth, we can maintain sufficient cash flow. However, we do not anticipate having any cash flow or liquidity problems for the next 12 months. The proceeds will be used to support the described business operations.

“Vince Khanna” litigation

On February 29, 2013, the Company paid off the full settlement amount of $227,000 owed to Vince Khanna. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney’s fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award.

12

Date of this Offering Circular: May __, 2016

Deferred Employee Compensation

The deferred employee compensation will continue to be deferred. The Company does not plan to use proceeds from this offering to pay the deferred employee compensation.

12. Indicate whether proceeds from this offering will satisfy the Company’s cash requirements for the next 12 months, and whether it will be necessary to raise additional funds. State the source of additional funds, if known.

The Company has no plans to raise additional funds within the next 12 months. It is anticipated that the funds will provide sufficient capability to allow the company to go forward with funding solely from its operating income at the end of this period.

If any substantial portion of the proceeds has not been allocated for particular purposes, a statement to that effect as one of the Use of Net Proceeds categories should be included together with a statement of the amount of proceeds not so allocated and a footnote explaining how the Company expects to employ such funds not so allocated.

BUSINESS AND PROPERTIES

3. With respect to the business of the Company and its properties:

(a) Describe in detail what business the Company does and proposes to do, including what product or goods are or will be produced or services that are or will be rendered.

Sonasoft was incorporated in the State of California in 2002 for the purpose of providing data protection, high availability and disaster recovery software solutions for businesses using Microsoft Exchange, SQL and Windows servers. Designed to simplify and eliminate human error in the backup and recovery process, Sonasoft solutions would be designed to centralize the management of multiple servers and provide a cost-effective turnkey disaster recovery strategy for companies of all sizes. At that time, we expected to be the only company to provide an integrated disk-to-disk backup/recovery and replication solution for Microsoft Exchange and SQL Servers. Typically, customers would have to pay three to four times more to buy multiple solutions from different vendors to obtain functionality comparable to that offered by our integrated solution.

Since the company’s beginning, each of our products have been developed to our design and software engineering specification by Integra Micro, Ltd of Bangalore, India, Integra Micro is paid a royalty of 10% of the product sales revenue for their services,

We rounded out our product suite in 2010 with the introduction of SonaVault, an Email Archiving solution, to address Corporate Compliance and eDiscovery requirements. Since the middle of 2011, we have been primarily focusing on selling the SonaVault product because today’s demand for email archiving solutions is high. We have sold our products in North America, Europe and Asia by direct sales to small to mid-sized, SMB, customers. Sales have been by direct license of our software products to end users with the exception of a Distribution Agreement that we have with a few small managed service providers, who resell our SonaVault product via a Software as a Service, SaaS, offering to their customers. In 2014 the revenue from these managed service providers amounted to $14,232 and revenue from MSP was $11,224 in 2015.

Our software products are licensed to our customers for their use. The products are not individually tailored for each customer, but, customers may request our assistance to install the product on the customer’s servers. We charge a one-time fee for this installation service. We also offer maintenance contract services for an annual fee for each of our products.

We have received awards from industry trade publications including SQL Server Magazine and MSExchange.org. We are a Certified Microsoft Partner, which qualification allows us to access Microsoft Advisory Hours for assistance with product development, and Business Critical Support for assistance to resolve technical questions that arise related to the use of Microsoft products with our products.

13

Date of this Offering Circular: May __, 2016

We have patent applications pending for two aspects of our functionality that are unique. These are:

●	Web Enabled Exchange Server Standby Solution Using Mailbox Level Replication

●	Exchange Server Standby Solution Using Mailbox Level Replication with Crossed Replication between two Exchange Servers

(b) Describe how these products or services are to be produced or rendered and how and when the Company intends to carry out its activities. If the Company plans to offer a new product(s), state the present stage of development, including whether or not a working prototype(s) is in existence. Indicate if completion of development of the product would require a material amount of the resources of the Company and the estimated amount. If the Company is or is expected to be dependent upon one or a limited number of suppliers for essential raw materials, energy or other items, describe. Describe any major existing supply contracts.

While certain improvements are planned to maintain and improve competitiveness (see Engineering Section), our products have been installed and proven by customer acceptance, our growth will hopefully stem from the sales and marketing investments supported by the current planned financing.

Sonasoft Sales Strategy

The present Sonasoft sales strategy has six major focal points:

Government/Education Market:

Ease of implementation and low acquisition costs make Sonasoft products attractive to increasingly budget conscious state and local governments and educational institutions. In California, alone, there are over 780 different school districts and we believe the vast majority of them have not yet adequately addressed their needs for the protection and cost benefits of email archiving We intend to leverage our base of very satisfied installed customers as references to increase sales momentum in this vertical market.

SonaVault Appliance:

SonaVault was designed from inception to be appropriate for delivery to customers as a preloaded bundled system with a hardware supplier. In April of 2012 we reached an agreement with Avnet, Inc. (AVT) to create and deliver exactly this solution. For customers desiring this solution Sonasoft will order the required hardware from a predefined menu of DELL Servers through Avnet. Based on our instructions, Avnet will install the required Microsoft software and the Sonasoft SonaVault email archiving software and, deliver the prebuilt completed system to our customer. Many customers will favor this approach as it may cut their installation time by more than 75% as well as reduce chances for errors in the installation process.

OEM

We plan to develop a new sales channel with a select number of OEMs. Our software applications may be attractive to OEMs who have a need to further differentiate their server sales with pre-installed Recovery, Replication or Archiving software for their own branded offerings. In particular, SonaVault provides an attractive addition to existing OEMs currently selling Microsoft Exchange Server solutions, but, without email archiving. Our strategy in this market will be to sell our software based on high volume and a heavily discounted price so that these business partners can then incorporate the total package solutions they are bringing to market. This approach provides for a greater reach by us into the market at large without having to spend the sales and marketing dollars to access and serve that market. We will sell pre-paid licenses and will obtain royalties based on a specified volume over a given period of time.

Direct Sales

Even as we develop future partnerships and channel sales, management recognizes that the building blocks for such growth will have its foundation in the sales we achieve now and in the immediate future through direct customer contact. We strive to utilize this contact to maintain high customer satisfaction, recognize new trends, and gauge end user feelings about alternatives to Sonasoft. At this point in time our new sales are driven through web marketing and selective campaigns aimed at the set of vertical markets in our focus.

14

Date of this Offering Circular: May __, 2016

International Sales

We have regularly been receiving sales inquiries from customers outside the US who have found our Website through internet searching for solutions in our product categories. As a result we have installed Sonasoft products in countries ranging across Europe, Africa, the Middle East and India. To date this has been done with little effort on our part as these customers have come to us. Our growth plans do call for establishing distributors with exclusive territories in selected geographies that we feel will be productive in the future.

Customer Support

As sales continue, the need for customer support continues to grow as well. With the maintenance and support agreements that are purchased by many of our customers, Customer Support has become a revenue generating component of the company. Over the next 12 months, we plan to increase its customer support resources by:

Adding additional staff to handle the volume of support calls required to maintain customer satisfaction and services levels as per the support agreements signed between the customer and company. The costs for each additional customer support staff is estimated to be $2000 in equipment expense and $60,000 in annual wages. The customer support levels (Silver, Gold, and Platinum) that Sonasoft offers are as follows in the customer support matrix listed below:

Customer Support Service Levels are Silver, Gold, and Platinum

Support Feature	Silver	Gold	Platinum
Phone Support	✓	✓	✓
Email Support	✓	✓	✓
Web-Based Case Management	✓	✓	✓
Knowledge Base	✓	✓	✓
Self Help Resources	✓	✓	✓
Web-Based Support	✓	✓	✓
Software Updates	✓	✓	✓
Unlimited Support Accounts	1	3	✓
Dedicated Customer Support			✓
Business Review Meetings			✓
Customer Counsel			✓
Onsite Technical Support			Optional Add-On
Response Times	4 hour	2 hour	30 minutes
Support Hours	7 AM to 6 PM	24x5days	24x7x365
Support Days	Mon – Fri	Mon – Fri	Every Day

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Date of this Offering Circular: May __, 2016

Additional customer support staff will be required for the following positions:

●	Managing the customer support website including downloads and updates

●	Installation support specialists

●	Data recovery for critical restore specialists

●	Specialized Microsoft (Exchange Server, SQL Server, and File Systems) product support personnel.

Currently the support staff is servicing over 400 customers. A new staff member is required for every 75 customers that Sonasoft adds. However, this will be based upon the volume of calls and service requests generated by customers.

Adding a web based portal that directly communicates with the company’s CRM, where customers and support staff can have a centralized system to handle customer support. Both customers and support staff will use it to address site access (based upon maintenance agreement), cases, knowledge base, downloads (software and hot fixes), etc. This will ultimately speed up response times between customer and support staff.

Educating the customer on the software is a key component of ensuring the customer has the proper knowledge on how to utilize the features and functionality available to them in the product. By providing this offering, it reduces the number of calls and emails from the customer. The following programs are available to the customer:

1.	Installed Product Reviews are held for customers that have recently purchased a Sonasoft solution and want to learn about the basic functionality of the application. This is hosted online by a customer support technician.

2.	Product Training is held for customers that want an in-depth look at the functionality of the product, how to use it, read the log files, and troubleshoot issues. This training generally lasts about 4 hours. Product Training is hosted online by a customer support technician.

Sonasoft plans to develop a formal certification program for customers and resellers. This program will boost their skills and workplace productivity while validating their knowledge on Microsoft’s SQL Server, Exchange Server and File Systems products. Designed for both experienced and expert level users, the curriculum will prepare them to plan, design, and manage all key components of their information and data protection lifecycle.

Professional Services can be offered to the customer and provided by specialized support personnel in the areas of Exchange Server and SQL Server. Many companies will often hire outside professionals to design, install, configure and upgrade systems. Sonasoft’s professional services would include:

●	Remote Backup & Disaster Recovery

●	Remote Database Administration

●	Installations and upgrades

●	Database Migration

●	Database Replication

●	Database Administration

●	Performance Tuning

●	Design & Architecture

All Professional Services will be billed at an hourly rate. Travel and Expenses would not be included. A contract would need to be purchased prior to Professional Services commencing.

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Date of this Offering Circular: May __, 2016

Engineering

Overview

Our engineering resources are focused on developing and maintaining our compliance, high availability, and disaster recovery and migration products for the Microsoft platform. We work closely with Microsoft products and standards in all our software development. In particular, we develop application-specific products for Exchange, SQL and Windows servers to achieve our goals of granularity in functionality, ease of use and automation.

Current Products

●	SonaVault Email Archiving and eDiscovery

●	SonaExchange Backup / Recovery / migration and Replication

●	SonaSQL Backup / Recovery / migration and Replication

●	SonaCloud email Archiving Solution

SonaVault leverages the journaling capabilities of Mail Server to capture all emails coming in and going out of the Microsoft Exchange Server and archive it to Microsoft SQL Server. This whole process is transparent to existing users of the Mail System. By utilizing Microsoft SQL Server Full Text Catalog Search capabilities we are able to provide a very sophisticated search engine to discover and retrieve emails for litigation or regulatory compliance. We utilize advanced encryption and compression technologies to protect against message tampering and to reduce space demands on the servers.

SonaVault architecture is designed so the software may be installed as an on premise solution; may be integrated into an appliance based solution or may be run as a service by managed service providers (MSP) to provide the software as a service (SaaS) to their clients.

Sonasoft’s patent-pending solution enables the rapid recovery of emails at the point-of-failure without losing a single email, calendar, contact and other important information. SonaExchange provides unique and extremely powerful technology for the replication of the Microsoft Exchange Server at the mailbox level.

SonaSQL offers very unique high availability and disaster recovery functionality. With SonaSQL, failing over to a secondary or destination server is as simple as clicking a few buttons on an easy to use web-user interface. When the old primary site, or source server, comes back, failing back is again very simple without the need to perform the full backup and full restore.

Major Product Features

●	Automatically archive corporate email into one storage area

●	Reduce email storage requirements which dramatically reduces Backup/Recovery time

●	Migrate old PST files stored on client machines

●	Set up email retention and categorization policies

●	Helps comply with Sarbanes-Oxley, HIPAA, FINRA Acts

●	Collect and archive emails in one geographical location

●	Audit of Archived emails, user access and searches, policy changes

●	Access emails from any location through a browser

●	Advanced email search and ’Saved Search’ capabilities

●	One-Click Restore a single email to a mailbox

●	Replication, fail-over, fail-back and Migration of databases and user’s mailboxes

●	Litigation holds through case management

●	Flagging and reviewing of sensitive content and trend identification

●	Support for WORM drive to meet FINRA compliance

●	Multi-domain archiving to single SonaVault archive server

Development Plan

Our development plan focuses on maintaining and improving our existing products. There are three main development projects in plan for the next 12 months:

Project 1. Enhance SonaVault to allow mobile access to archived emails.

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Date of this Offering Circular: May __, 2016

This will allow users with any smart phones such as iPhone, Android or Blackberry to search and view their archived emails. It is planned to develop and release this feature in four phases:

Phase 1: Mobile access for only search screen using HTML5 technology. This project will take about four months to complete and will require two developers and one testing engineer. The estimated monetary amount for the resource required for this phase is $36,000.

Phase 2: Mobile access for all screens using HTML5 technology. This project will take about four months to complete and will require three developers and one testing engineer. The estimated monetary amount for the resource required for this phase is $64,000.

Phase 3: Mobile access for only search screen using mobile native APIs. This project will take about four months to complete and will require four mobile developers with expertise in native mobile development, one back end development engineer and one testing engineer. The estimated monetary amount for the resource required for this phase is $48,000.

Phase 4: Mobile access for all screens using mobile native APIs. This project will take about four months to complete and will require four mobile developer experts in native mobile development, two back end development engineers and two testing engineers. The estimated monetary amount for the resource required for this phase is $96,000.

Project 2. SMTP Server and IM Archiving

This capability will expand the archiving capability of SonaVault to include emails from any SMTP or Instant Messaging Service. It is planned to begin development within three months of receiving the necessary proceeds from this offering and to finish by approximately three to five months later. This project will require two back end engineers and 1 testing engineers. The estimated monetary amount for the resource required for this project is $48,000. The project is on going, at present we have two engineers working to update the SonaVault product and another team of two engineering professionals working on SonaCloud product.

Project 3. Enhancements of SonaSQL, SonaExchange and SonaVault products.

This involves making ongoing improvements in reliability, scalability, performance and bug fixes for each product.

Two Engineers and one testing engineer per product will be required to perform those tasks. The estimated monetary amount for the resource required for this phase is $12,000 each month for the product life.

(c) Describe the industry in which the Company is selling or expects to sell its products or services and, where applicable, any recognized trends within that industry. Describe that part of the industry and the geographic area in which the business competes or will compete. Indicate whether competition is or is expected to be by price, service, or other basis. Indicate (by attached table if appropriate) the current or anticipated prices or price ranges for the Company’s products or services, or the formula for determining prices, and how these prices compare with those of competitors’ products or services, including a description of any variations in product or service features. Name the principal competitors that the Company has or expects to have in its area of competition. Indicate the relative size and financial and market strengths of the Company’s competitors in the area of competition in which the Company is or will be operating. State why the Company believes it can effectively compete with these and other companies in its area of competition.

Note: Because this Offering Circular focuses primarily on details concerning the Company rather than the industry in which the Company operates or will operate, potential investors may wish to conduct their own separate investigation of the Company’s industry to obtain broader insight in assessing the Company’s prospects.

Sonasoft develops and markets enterprise software targeted for small to medium sized businesses and organizations primarily in North America, Europe, and some parts of the Middle East and Africa.

Typical sales transaction units range from $5,000 to $15,000 and depend on factors such as the number of individual mail boxes involved in the customer’s system.

To our knowledge, when taken together, the company’s offerings comprise the only single-vendor suite capable of providing backup, replication, migration, compliance, eDiscovery and storage management as an integrated solution on a Microsoft Windows platform from a single vendor. Typically, customers have to buy multiple solutions from different vendors to get similar capability. Also, it would cost three to four times more to get comparable functionality offered by our solutions. Typically customers may use software from Symantec, Computer Associates or EMC for backup purposes. DoubleTake, Neverfail and CA-Xosoft are typical solutions used for replication while GFI and Barracuda are typical email archiving solution providers.

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Date of this Offering Circular: May __, 2016

We may be exposed to competitions from a few very large software companies, including EMC Corporation (EMC) and Symantec Corporation (SYMC). However, these companies focus on sales to large corporations with products more expensive than ours. Most of the other competitors are much smaller and tend to have product limitations that we match well against. A noteworthy exception to these extremes may be Barracuda Networks, a privately held company, whose annual revenues have been estimated at $100m - $400m from the sale of a broader range of software than ours. We believe we will have niche product superiority over these offerings with our appliance based offerings with Avnet.

Replication services by most competing software offerings are performed at the block by level utilizing the storage controller or by mirroring. With SonaSQL and SonaExchange, the replication is very application specific. In the case of Exchange, the replication is done at a mailbox level and in the case of SQL, the standby occurs at a database level. This approach allows Sonasoft to provide better automation, more granularity and other advantages versus alternatives.

(d) Describe specifically the marketing strategies the Company is employing or will employ in penetrating its market or in developing a new market. Set forth in response to Question 4 below the timing and size of the results of this effort which will be necessary in order for the Company to be profitable. Indicate how and by whom its products or services are or will be marketed (such as by advertising, personal contact by sales representatives, etc.), how its marketing structure operates or will operate and the basis of its marketing approach, including any market studies. Name any customers that account for, or based upon existing orders will account for a major portion (20% or more) of the Company’s sales. Describe any major existing sales contracts.

No single existing customer or planned sale accounts for a major portion of the Company’s revenue. A description of our plans follows below.

Marketing

Since 2010, following the release of SonaVault, we have focused all of our marketing attention toward serving the email archiving market.

Email volume has been growing at the rate of 40% every year and managing this information has become very complex in organizations of all sizes. Businesses as well as government and educational organizations are being increasingly asked to retrieve emails in support of, or, to prevent, litigation. Also organizations need to comply with regulatory compliance requirements such as Sarbanes-Oxley and HIPAA. According to the Sarbanes-Oxley Act, public companies must keep all documents and communications for seven years following an audit. Hence, email is becoming an Achilles Heel of document and records management. By adding the archiving capability to our product lines we have considerably enhanced the appeal and value of our solutions.

Our current marketing programs have revolved around Search Engine Optimization of our website and press releases involving our customer installations and product features. Leads generated are followed up by individual phone response from our small sales team.

Looking forward, if we are able to secure funding, the main marketing focus will be to continue generating leads through web centric marketing efforts, but, with additional complementary activities involving the following programs:

●	Conduct regular and on-demand Webinars. The company has already developed a proficiency in executing these successfully through the use of using Internet Collaboration tools such as WebEx and others to demonstrate product solutions to interested IT managers. An increased marketing budget will provide the administrative and sales support required to scale this appropriately.

●	Sonasoft will exploit its opportunity to develop a thought leadership position in Recovery, Replication and Archiving by publishing articles and white papers as well as interviews to trade magazines and analysts. The company has the advantage of this expertise from its direct involvement with customers and product development over its unique ten years of existence.

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Date of this Offering Circular: May __, 2016

●	Sonasoft will utilize its asset of a highly satisfied installed user base to publish case studies describing how businesses are benefiting from their use of Sonasoft products. The company has a given careful attention to nurturing its customers and feels it has a significant advantage to now use. An increased marketing budget will provide the resources needed to document and publish these successes.

●	The Company will generate leads through spends in selected online marketing projects including:

○	email campaigns to target groups;

○	online advertisements;

○	Google AdWords;

○	Social media including, specifically, LinkedIn; and

○	blog contributions.

●	Lead generation efforts will be focused on four specific Industry groups – Financial, Healthcare, Legal and Education/Government

●	Expand the offering of lunch hour seminars for interested IT managers. This already proven program utilizes Microsoft meeting facilities. Increased marketing budgets will be invested in the administrative and inside sales support resources to expand this activity.

●	Establish a Customer Council to provide regular dialogue regarding product and support needs with existing customers.

●	Participate in selected industry events such as Exchange Connections and SQL PASS Summit.

(e) State the backlog of written firm orders for products and/or services as of a recent date (within the last 90 days) and compare it with the backlog of a year ago from that date.

The company does not maintain a backlog. Its packaged software products are delivered immediately upon order from the customer.

Explain the reason for significant variations between the two figures, if any. Indicate what types and amounts of orders are included in the backlog figures. State the size of typical orders. If the Company’s sales are seasonal or cyclical, explain.

(f) State the number of the Company’s present employees and the number of employees it anticipates it will have within the next 12 months. Also, indicate the number by type of employee (i.e., clerical, operations, administrative, etc.) the Company will use, whether or not any of them are subject to collective bargaining agreements, and the expiration date(s) of any collective bargaining agreement(s). If the Company’s employees are on strike, or have been in the past three years, or are threatening to strike, describe the dispute. Indicate any supplemental benefits or incentive arrangements the Company has or will have with its employees.

As of Jan 2016, we have 6full-time professionals working as consultants and five engineering and software development professionals working offsite. Of these professional, 2 work in sales, 1 works in marketing, 1 in management, 1 in the technology department and 1 works in customer operations. We currently support our existing customer base by spreading that workload across these individuals: CTO; VP of Customer Operations; A contractor: and two software engineers from our Integra Micro partner. As we grow, this support will be managed by a dedicated department under the VP of Customer Operations.

After a successful completion of this financing, we plan to expand our operations to 15 employees and 2 consulting part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services. The company does not currently offer any health benefit programs. For an overview on any supplemental benefits or incentive arrangements the Company has with is employees, please see the “Executive Compensation” section on page 35.

(g) Describe generally the principal properties (such as real estate, plant and equipment, patents, etc.) that the Company owns, indicating also what properties it leases and a summary of the terms under those leases, including the amount of payments, expiration dates and the terms of any renewal options. Indicate what properties the Company intends to acquire in the immediate future, the cost of such acquisitions and the sources of financing it expects to use in obtaining these properties, whether by purchase, lease or otherwise.

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Date of this Offering Circular: May __, 2016

PROPERTY OF THE ISSUER

(h) Indicate the extent to which the Company’s operations depend or are expected to depend upon patents, copyrights, trade secrets, know-how or other proprietary information and the steps undertaken to secure and protect this intellectual property, including any use of confidentiality agreements, covenants-not-to-compete and the like. Summarize the principal terms and expiration dates of any significant license agreements. Indicate the amounts expended by the Company for research and development during the last fiscal year, the amount expected to be spent this year and what percentage of revenues research and development expenditures were for the last fiscal year.

The Company spent $120,000 on research and development in 2011 and $106,000 in 2012. The amount spent on research and development in 2012 accounted for 25% of our revenue.. If we are able to secure additional funding, we expect our expenditure on research and development to increase in 2013 to address the product development plan outlined in Engineering above. If we are not able to secure additional funding, we expect our spending on research and development in 2014 to remain between $100,000 and $120,000.

The Company does not expect to have any dependency on future patents, copyrights or other proprietary information. There are no special no-compete agreements between the Company and any other individuals. The Company does have patent applications pending for two aspects of our functionality that are unique. These are:

●	Web Enabled Exchange Server Standby Solution Using Mailbox Level Replication

●	Exchange Server Standby Solution Using Mailbox Level Replication with Crossed Replication between two Exchange Servers

(i) If the Company’s business, products, or properties are subject to material regulation (including environmental regulation) by federal, state, or local governmental agencies, indicate the nature and extent of regulation and its effects or potential effects upon the Company.

To the best of our knowledge, we are not subject any material regulation, including environmental regulation by any federal, state, or local governmental agency.

(j) State the names of any subsidiaries of the Company, their business purposes and ownership, and indicate which are included in the Financial Statements attached hereto. If not included, or if included but not consolidated, please explain.

Our Company does not currently have any subsidiaries.

(k) Summarize the material events in the development of the Company (including any material mergers or acquisitions) during the past five years, or for whatever lesser period the Company has been in existence. Discuss any pending or anticipated mergers, acquisitions, spin-offs or recapitalizations. If the Company has recently undergone a stock split, stock dividend or recapitalization in anticipation of this offering, describe (and adjust historical per share figures elsewhere in this Offering Circular accordingly).

1.	Secondary Offering in 2008

On May 8, 2008, we filed a registration statement on Form S-1 (the “Resale Registration Statement”) covering 6,954,430 shares of common stock of the Company offered by the selling shareholders named in that prospectus. The Resale Registration Statement went effective October 17, 2008. The offering price was $0.30 per share. We did not receive any proceeds from the resale of the shares covered by the foregoing prospectus. We paid for the expenses relating to the registration of the shares for the selling security holders.

2.	Suspension of Reporting Obligations

On December 31, 2009, we filed a certification and notice of termination of registration on Form 15 to suspend our duty to file reports under Sections 13 and 15(d) of the securities exchange act of 1934.

3.	Sales of Equity Securities

The company has made stock purchase offers to existing shareholders over the years. The equity tables provided herein describe the current state of stock ownership by individuals.

4.	Other Material Events

The Company has not in the past five years nor does it plan to conduct any mergers, acquisitions, or spin-offs in the near future.

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Date of this Offering Circular: May __, 2016

4. (a) If the Company was not profitable during its last fiscal year, list below in chronological order the events which in management’s opinion must or should occur or the milestones which in management’s opinion the Company must or should reach in order for the Company to become profitable, and indicate the expected manner of occurrence or the expected method by which the Company will achieve the milestones.

Event or Milestone		Expected manner of occurrence or method of achievement	Date or number of months after receipt of proceeds when should be accomplished

1.	Addition of sales staff (1 Senior level)	Utilize funding to hire from candidates already known to the Company	2 months

2.	Marketing programs described in plan	Utilize funding to pay for advertising, copywriting, seminars and other planned programs	2-4 months

3.	Sign up first OEM partner	Outreach by Business Development executive to be hired	3 months

4.	Sign up first International resellers	Through targeted outreach to already known interested parties in Europe.	6 months

5.	Development Plan	as specified under the section entitled “Development Plan”	as specified under the section entitled “Development Plan”

(b) State the probable consequences to the Company of delays in achieving each of the events or milestones within the above time schedule, and particularly the effect of any delays upon the Company’s liquidity in view of the Company’s then anticipated level of operating costs. (See Question Nos. 11 and 12)

Any delay or failure to achieve any and all of the above milestones, or to complete a successful financing within the above time schedule would not impact the company’s survivability. However, failure to successfully achieve our first two milestones involving the hiring of sales staff and the execution of planned marketing programs will impact our ability to grow revenues as projected. If we are unable to achieve the first two milestones, we will resort to continuing the present organic growth plan it is currently demonstrating, in which case, we will continue our direct sales with our existing staffing as described under the section entitled Sonasoft 2012 Sales Strategy and through our website-based marketing campaigns as described under the section entitled Marketing, and we will add staff only when our operating incomes can afford us to do so.

Note: After reviewing the nature and timing of each event or milestone, potential investors should reflect upon whether achievement of each within the estimated time frame is realistic and should assess the consequences of delays or failure of achievement in making an investment decision.

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Date of this Offering Circular: May __, 2016

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CERTAIN RELEVANT FACTORS

47.	If the Company’s financial statements show losses from operations, explain the causes underlying these losses and what steps the Company has taken or is taking to address these causes.

The Company had losses from operations during its last fiscal year. There are three primary causes underlying these losses and the Company has taken steps to address these causes. First, the Company’s old product, SonaExchange did not receive desired market acceptance, primarily due to the limitation of the number of mailboxes that these product can handle in a single email data recovery operation. We have ceased promoting sales for SonaExchange and SonaSQL since 2008. Second, during 2010-11 the company changed its operations by focusing all marketing and sales efforts on SonaVault, the new email archiving product. Lastly, the Company was involved in litigation over the last two fiscal years and spent a great deal of time, effort and money defending and responding to the allegations. See the section on Litigation above. As a result of the litigation, the Company had to terminate some of its employees, which further hurt the Company’s sales and marketing efforts.

License revenue from sales of our SonaVault email archiving product grew from $43,400 in 2014 to $59,700 in 2015, In the year ending December 31, 2014, total revenue was $688,600 and increased to $794,000 for the period ending December 31, 2015. The major sales drivers in 2015 were revenue increase from professional services and maintenance contracts.. The Company expects sales to continue to grow as a result of these focused strategies and great feedback from our customers. The Company plans to begin developing a heavy SonaVault marketing initiative with a successful offering under this offering circular in 2016 as well as offer cloud email archiving solution in order to provide flexibility to consumers in terms storage of their emails

48.	Describe any trends in the Company’s historical operating results. Indicate any changes now occurring in the underlying economics of the industry or the Company’s business which, in the opinion of Management, will have a significant impact (either favorable or adverse) upon the Company’s results of operations within the next 12 months, and give a rough estimate of the probable extent of the impact, if possible.

See Above.

49.	If the Company sells a product or products and has had significant sales during its last fiscal year, state the existing gross margin (net sales less cost of such sales as presented in accordance with generally accepted accounting principles) as a percentage of sales for the last fiscal year: 85%.

What is the anticipated gross margin for next year of operations? Approximately 85%.

If this is expected to change, explain. Also, if reasonably current gross margin figures are available for the industry, indicate these figures and the source or sources from which they are obtained.

The Company does not expect its gross margins as a percentage of sales for the fiscal year to change materially. Because the Company sells software, much of its costs are fixed costs. As such, the Company does not anticipate its gross margins for the following year to change.

Reasonably current gross margin figures are difficult to predict for our industry. However the potential for profitability of Sonasoft, depends on gross margins, the margins of software companies are generally higher than other hardware product lines.

50.	Foreign sales as a percent of total sales for last fiscal year: 5%. Domestic government sales as a percent of total domestic sales for last fiscal year: 10%.

Explain the nature of these sales, including any anticipated changes:

The Company expects foreign sales as a percent of total sales to increase in the coming years. Once the Company has its domestic operations well established, pending a successful offering under this offering statement, the Company plans to establish distributors in other areas of the world. We expect foreign sales to reach up to 10% of our total sales in the coming year, pending a successful financing. The Company currently relies heavily upon domestic government sales. In addition to selling our product to local governments, we also sell our software to municipal and state educational institutions. The figures above for domestic government sales incorporate our sales to educational institutions as well. We expect sales to educational institutions to grow slightly in the coming year too. We also expect domestic government sales to fluctuate up or down 10% depending on where we determine to focus our marketing and sales efforts, upon the successful completion of this financing.

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Date of this Offering Circular: May __, 2016

OFFICERS, DIRECTORS AND KEY PERSONNEL OF THE COMPANY

OFFICERS

29. Chief Executive Officer: Title: President & CEO

Name: Nand (Andy) Khanna Age: 75

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [X] Yes [  ] No

Indicate amount of time to be spent on Company matters if less than full time: Not applicable

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Andy Khanna brings to Sonasoft over 25 years of senior management in the high tech sector with a background in sales. Andy started his high tech career at NCR Corporation and Control Data, where he was recognized for his sales achievements. In his first nine months at Control Data, Andy was presented the Bill Norris Shark Club Award for regional sales. In the early 80’s, Andy quickly earned his startup stripes where he built a company, Univation, from scratch and took the company public. At Univation, he was the CEO, President, and Chair, as well as one of the first Indo-Americans to take a company public in Silicon Valley. After Univation, Andy’s ability to innovate led him to become President of Datus, Inc., a startup division of Daewoo, where he built, managed, and lead team of engineering, marketing, sales and operational professionals from scratch. It is there that Andy invented the Route Finder PNA, the first, handheld portable car navigation system (GPS). It was the first third-party consumer device that utilized Microsoft Windows CE OS. Mr. Bill Gates introduced the Route Finder PNA at the Consumer Electronics Show in Las Vegas in January 1998. Inspired from his experience from working with the Microsoft team, Andy decided that his next start up would focus on software solutions based around Microsoft Business Software. In 2003, Andy founded Sonasoft. Sonasoft’s first products were for backup, recovery, and replication of Microsoft SQL Server and Microsoft Exchange Server, and evolved into email archiving solutions for Microsoft Exchange Server. Sonasoft is a Microsoft Gold Certified Partner. Andy holds a BS in Business and Marketing from the University of San Francisco and an MBA from Golden Gate University.

30. Chief Operating Officer: Title: President

Name: Nand (Andy) Khanna Age: 75

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [X] Yes [  ] No

Indicate amount of time to be spent on Company matters if less than full time: Not Applicable

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates): Discussed Above

31. Chief Financial Officer: Title: Interim Chief Financial Officer

Name: Subhash Sachdeva Age: 64

Office 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Over 20 years of experience in the preparation and consolidation of US and International subsidiaries financial statements in compliance with US GAAP and financial management.

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Date of this Offering Circular: May __, 2016

Also a Director of the Company [  ] Yes [X] No

Indicate amount of time to be spent on Company matters if less than full time: 5-10 hours per week

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Mr. Sachdeva was the VP & Corporate Secretary of Sysorex Consulting, Inc, where he oversees the preparation of US financial statements in compliance with GAAP. Sysorex Consulting’s principal business is to provide IT services and system integration and is located in Mountain View, California. In addition, from 2001 to 2006 he served as the CFO of Pointred Technologies, Inc. Pointed Technologies, Inc. is located in Santa Clara, California and develops and provides broadband wireless solutions and services. From 1994 until 2001, Sachdeva was the Director of Finance of Sysorex International, Inc. Sysorex International Inc. manages investments in operating companies and is located in Mountain View, California. Sachdev received his FCA from the Indian Institute of Chartered Accountants, his CPA from the American Institute of CPA, his MBA in Taxation from Golden Gate University, and his CMA from the American Institute of Management Accountant.

32A. Other Key Personnel: Title: Secretary

Name: Jim Gilmer Age: 74

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Indicate amount of time to be spent on Company matters if less than full time: About 10-20 Hours per week

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Mr Gilmer has contributed to the creative application of technology to solve business problems throughout his professional experience. Jim was a co-founder and through, 2009, served as acting CFO of G2Planet, Inc., an innovative provider of technology solutions that help enterprises obtain a maximum value from hosting and attending events. Prior to that Jim led Navigation Technologies Corporation in pioneering the use of digital map data in mobile and web based applications. These efforts sparked the current smart phone and internet road navigation products that are in popular use today. In 25 years with IBM, Jim held a variety of sales and marketing management positions in the US and Asia. There his efforts contributed to sales and implementations of a first of its kind Geographic Information System, early Data Base Systems, the first IBM minicomputers and the initial Personal Computer roll out. Jim holds a Master’s Degree in Mathematics from the University of Illinois and an Executive MBA from the University of San Francisco. In 2009 Jim retired from an active role at G2Planet, but, remains serving on the G2Planet board of directors. Jim became an advisor to Sonasoft in 2010 and assumed the role of Corporate Secretary to Sonasoft in July 2012.

32B. Other Key Personnel: Title: CTO & VP of Engineering

Name: Bilal Ahmed Age: 45

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Bilal Ahmed is the main software architect of all Sonasoft’s software products and leads the company’s global engineering team in the development, delivery and maintenance of those products. With over 18 years of experience and several patents pending, Bilal is a technology leader with an entrepreneurial mindset. Achievements include successful product management, product strategy, software architecture, and innovative product development across start-ups and Fortune 500 corporations. His goal is to excel at understanding the latest technology trends, and incorporating these to address business problems and opportunities. Bilal has initiated and developed system and database monitoring and reporting software for IBM small to medium sized customers and managed database servers globally for William Mercer Canada, Marsh & McLennan Company. Bilal was a key leader in developing the industry’s first private online degree audit system while at University Planet. He led the development of the first private Internet Service Provider and the first proprietary Airline Reservation software in Pakistan. Bilal holds a Bachelor’s degree in Computer Systems Engineering from NED University of Engineering and Technology. Bilal has served as the CTO and VP Engineering of Sonasoft since its inception.

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Date of this Offering Circular: May __, 2016

32C. Other Key Personnel: Title: VP of Client Services

Name: Neil Kumar Khanna Age: 44

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Also a Director of the Company [  ] Yes [X] No

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities. Education (degrees, schools, and dates):

●	Neil Kumar has over 14 years High Tech experience in corporate operations, information systems, customer support, quality, finance, and human resources management. Prior to co-founding Sonasoft, Neil Kumar was a co-founder and VP of Operations at Fastcenter, a database protection company focused on automated disaster recovery for Oracle databases and flat files. At Fastcenter, he managed technical operations, human resources, and finance. Also, Neil setup and managed relationships with Oracle and other software and hardware vendors. Prior to Fastcenter, he served as VP of Operations at Intraport, Inc. a software development and consulting company. At Intraport, Neil created strategic partnerships and provided services to HP, SUN, Cisco, NEC, and Charles Schwab. Before becoming VP of Operations, Neil served as the Director of Operations overseeing the information systems, finance, human resources, administration, and customer support. Mr. Kumar holds a B.S. degree in Information Systems Management from the University of San Francisco. Neil has served asVP of Operations for Sonasoft since its inception.

The term “key personnel” means persons such as vice presidents, production managers, sales managers, or research scientists and similar persons, who are not included above, but who make or are expected to make significant contributions to the business of the Company, whether as employees, independent contractors, consultants or otherwise.

DIRECTORS OF THE COMPANY

33. Number of Directors: 3

If Directors are not elected annually, or are elected under a voting trust or other arrangement, explain: Our directors are elected annually.

34. Information concerning outside or other Directors (i.e. those not described above):

A) Dr. Romesh K. Japra, M.D., F.A.C.C. Age: 65

Title: Chairman of the Board of Directors

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

Education (degrees, schools, and dates):

●	Dr. Japra has a distinguished career in the field of medicine for over three decades. Currently he is the President of Cardiology Associates, Fremont, CA. He has also held various positions including Chief of Staff, Chief of Medicine, President and Secretary at various hospitals and organizations across the U.S. He has been active in the High Tech industry and has funded many startup companies. Dr. Japra has been an active member of the community in the Bay Area in general and the Indian American Community in particular. He has organized and contributed to numerous charity organizations and events across the globe. Dr. Japra has received numerous awards and honors during his illustrious career including Presidential Meritorious Award, Pride of India Gold Medal, Best Immigrant Award, Physician’s Recognition Award and many others. He is also active in the publishing industry and at present is the Publisher & CEO India Post Weekly, India Post TV and India Web Post. Dr. Japra is Fellow of the American College of Cardiology and graduated from All India Institute of Medical Sciences, New Delhi, India. Dr Japra joined the Sonasoft board in September, 2003 and has served as Chairman since that time. Dr. Japra is a practicing doctor of cardiology since 1979.

C) Name: Romi Randhawa Age: 48

Title: Director

Office Street Address: 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131. Telephone No.: 408-708-4000

Name of employers, titles and dates of positions held during past five years with an indication of job responsibilities.

Education (degrees, schools, and dates):

●	Mr. Randhawa is founder of HPM Networks and has served as President and Chief Executive Officer since he founded in 1994. HPM Networks provides value-added Infrastructure Solutions through a combination of consulting, products and services based in Fremont California. He has a degree in business from Columbia College.

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Date of this Offering Circular: May __, 2016

35. (a) Have any of the Officers or Directors ever worked for or managed a company (including a separate subsidiary or division of a larger enterprise) in the same business as the Company? [X] Yes [  ] No Explain:

Our President and CEO, Andy Khanna previously served as the CEO, President, and Chair, of Univation. After Univation, Andy later became President of Datus, Inc., a startup division of Daewoo, where he built, managed, and lead team of engineering, marketing, sales and operational professionals from scratch. And, in 2003, Andy founded Sonasoft.

Director, Mr. Romi Randhawa, is currently President and Chief Executive Officer of HPM Networks a provider of value-added Infrastructure Solutions through a combination of consulting, products and services based in Fremont California.

Also, Neil Kumar, our VP of Client Services and Operations has previously worked for and had management duties at companies in similar businesses. Prior to co-founding Sonasoft, Neil Kumar was a co-founder and VP of Operations at Fastcenter, a database protection company focused on automated disaster recovery for Oracle databases and flat files. At Fastcenter, he managed technical operations, human resources, and finance. Prior to Fastcenter, Neil served as VP of Operations at Intraport, Inc. a software development and consulting company. At Intraport, Neil created strategic partnerships and provided services to HP, SUN, Cisco, NEC, and Charles Schwab. Before becoming VP of Operations, Neil served as the Director of Operations overseeing the information systems, finance, human resources, administration, and customer support.

(b) If any of the Officers, Directors or other key personnel have ever worked for or managed a company in the same business or industry as the Company or in a related business or industry, describe what precautions, if any, (including the obtaining of releases or consents from prior employers) have been taken to preclude claims by prior employers for conversion or theft of trade secrets, know-how or other proprietary information.

See Section Above for history of individuals. We believe there has been no need to take special precautions to preclude conversion or theft of proprietary information and as such none have been taken.

(c) If the Company has never conducted operations or is otherwise in the development stage, indicate whether any of the Officers or Directors has ever managed any other company in the start-up or development stage and describe the circumstances, including relevant dates.

The Company has conducted operations in the past and continues to do so.

(d) If any of the Company’s key personnel are not employees but are consultants or other independent contractors, state the details of their engagement by the Company.

Our Interim Chief Financial Officer Subhash Sachdeva is part-time consultant and other key personnel are full time employees. The consulting agreement dated March 19, 2012, between the Company and Subhash Sachdeva (the “Consulting Agreement”) is filed with this offering circular as Exhibit 6.12.

The Consulting Agreement with Mr. Sachdeva provides for (i) cash compensation of $1,500 per month starting April 1, 2012 until the first quarter of 2013, upon which Mr. Sachdeva is entitled to an increased cash compensation of $11,000 per month for full time , if it is half time the salary will be increased by $6,250; and (ii) options to purchase 3,700,000 shares of the Company’s equity, vesting according to the Company’s Stock Option Plan, for the financial consulting services including preparing the Company’s financial statements provided by Mr. Sachdeva as an independent contractor. Mr. Sachdeva is also entitled to cash payment of 5% of sale proceeds collected from product sales to introduced customers.

The Consulting Agreement may be terminated by either the Company or Mr. Sachdeva with 90-day prior notice.

The Company does not have any key personnel other than those discussed throughout the Offering Statement and all of these employees are direct employees of the Company.

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Date of this Offering Circular: May __, 2016

(e) If the Company has key man life insurance policies on any of its Officers, Directors or key personnel, explain, including the names of the persons insured, the amount of insurance, whether the insurance proceeds are payable to the Company and whether there are arrangements that require the proceeds to be used to redeem securities or pay benefits to the estate of the insured person or a surviving spouse.

The Company does not have any key man life insurance policies on any of its Officers, Directors, or Key Personnel at this time.

36. If a petition under the Bankruptcy Act or any State insolvency law was filed by or against the Company or its Officers, Directors or other key personnel, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the past five years, or any corporation or business association of which any such person was an executive officer at or within the past five years, set forth below the name of such persons, and the nature and date of such actions.

To the best of our knowledge, none of our directors, executive officers, or key personnel has, during the past five years:

●	had any petition under the Bankruptcy Act or any State insolvency law filed by or against the Company or its Officers, Directors or other key personnel, or

●	had a receiver, fiscal agent or similar officer appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the past five years, or

●	had any corporation or business association of which any such person was an executive officer at or within the past five years

Note: After reviewing the information concerning the background of the Company’s Officers, Directors and other key personnel, potential investors should consider whether or not these persons have adequate background and experience to develop and operate this Company and to make it successful. In this regard, the experience and ability of management are often considered the most significant factors in the success of a business.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION

39. (a) If any of the Officers, Directors, key personnel or principal stockholders are related by blood or marriage, please describe.

Our President and Chief Executive Officer, Andy Khanna is the father of Neil Kumar Khanna, a Vice President of the Company’s.

(b) If the Company has made loans to or is doing business with any of its Officers, Directors, key personnel or 10% stockholders, or any of their relatives (or any entity controlled directly or indirectly by any such persons) within the last two years, or proposes to do so within the future, explain. (This includes sales or lease of goods, property or services to or from the Company, employment or stock purchase contracts, etc.) State the principal terms of any significant loans, agreements, leases, financing or other arrangements.

On December 19, 2008, the company issued a promissory note (the “Note”) to Romesh Japra, our director, for cash received of $500,000 on terms of 10% interest per year. The Note was payable 36 months after issuance. In conjunction with the issuance of the Note, the company granted warrants to Japra granting him the right to purchase 2,272,727 shares of common stock for $0.22 each. The Note was secured by all personal property owned by the Company, including intellectual property, patents, goods, and accounts receivable. A UCC filing statement was filed with the State of California. The note owed to Dr. Japra is past due, and no waiver or extension has been granted by Dr. Japra with respect to the over-due payments. The current amount due to Dr. Japra on the Note is $900,000. We expect to make payments when we have sufficient cash at hand, however, we do not plan to use the proceeds from this offering for these payments. We believe that we can minimize any adverse impact of the default on us based on Dr. Japra’s good faith in the company as a major stockholder.

On November 3, 2009, the Company issued a promissory note in a principal amount of $400,000 to Romesh Japra, our director. The note carries an interest of 10% per annum and matured on October 31, 2012. The Company also issued a 36-month warrant to purchase 2,000,000 shares of the Company’s common stock at $.20 per share. The note holder did not exercise the warrant granted.

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Date of this Offering Circular: May __, 2016

On November 1, 2009, the Company issued a promissory note in a principal amount of $100,000 to Joseph and Anne Rapp, our principal stockholder. The note carries an interest of 10% per annum and matured on October 31, 2012. The Company also issued a 36-month warrant to purchase 500,000 shares of the Company’s common stock at $.20 per share. The note holder did not exercise the warrant granted.

All the note payable outstanding as of Dec 31, 2014 has been converted into equity and Sonasoft shares had been issued to note holders.

(c) If any of the Company’s Officers, Directors, key personnel or 10% stockholders has guaranteed or co-signed any of the Company’s bank debt or other obligations, including any indebtedness to be retired from the proceeds of this offering, explain and state the amounts involved.

None of the Company’s officers, directors, key personnel, or 10% stockholders has guaranteed or co-signed an

40. (a) List all remuneration by the Company to Officers, Directors and key personnel from Jan 1, 2015 thru December 31, 2015

COMPENSATION OF OFFICERS AND DIRECTORS

Sonasoft Corp

Compensation & Stock Options

For the Quarter Ended December 31, 2015

	Sonasoft Corporation
	Compensation & Stock Options
	From Jan 1, 2015 thru December 31, 2015					Stock Options
	Salary		Paid		Accrual	Granted
Nand (Andy) Khanna		$150,000		$52,500	$97,500	3,000,000
Bilal Ahmed		$157,500		$150,000	$7,500	3,000,000
Neil Kumar Khanna		$150,000		$117,600	$32,400	3,000,000
Subhash Sachdeva		$96,000		$60,000	$36,000	1,500,000
Dr Romesh Japra	$		$		$-	2,000,000
Romi Randhawa	$		$		$-	2,000,000

Total Compensation & Option		$553,500		$383,877	$169,623	14,500,000

The deferred compensation in the balance sheet represents salaries due to key management. The details of compensation outstanding as of December 31, 2015 are provided below:

Nand Khanna (Andy)	CEO	$1,079,441
Billal Ahmad	CTO	$162,324
Neil Khanna	VP Operations	$226,989
Subhash Sachdeva	Acting CFO	$88,000
Other Employees	Sales & Adm	$143,479
		-
Total Deferred Salaries & Compensation		$1,700,233

The Key management agreed to defer the compensation due to limited cash resources available to the company in last five years.

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Date of this Offering Circular: May __, 2016

(b) If remuneration is expected to change or has been unpaid in prior years, explain:

See Chart Above for an overview of unpaid remuneration. The Company does not expect to change remuneration going forward.

(c) If any employment agreements exist or are contemplated, describe:

Andy Khanna, Bilal Ahmed, Neil Khanna and Mike Khanna are the only employees that have employment agreements with the company.

Andy Khanna is under contract until January 2009, since extended to December 2016, as the President and Chief Executive Officer of the Company. He is due $12,500 per month and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Bilal Ahmed is under contract until January 2009, since extended to December 2016, as the Vice President of Engineering and Chief Technology Officer of the Company. He is due $10,000 per month, the salary was increased to $12,500 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Neil Khanna is under contract until January 2009, since extended to December 2016, as the Vice President of Operations of the Company. He is due $12,500 per month as per contract, the salary was adjusted to $9,000 per month effective Jan 1, 2015 and the difference in contract amount and actual amount is accrued by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Mike Khanna is under contract until January 2009, since extended to December 2016, as a Sales Manager with the Company. He is due $9,000 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

Subhash Sachdeva Acting CFO is under contract from Jan 1 2015, through December 31, 2016, as Acting CFO with the Company. He is due $8,000 per month effective Jan 1, 2015 and his salary accrues when it remains unpaid by the Company. He has agreed to keep all confidential information undisclosed during and after his employment with the Company.

41. (a) Number of shares subject to issuance under presently outstanding stock purchase agreements, stock options, warrants or rights. Indicate which have been approved by shareholders. State the expiration dates, exercise prices and other basic terms for these securities:

The Company has 27,100,000 shares presently outstanding stock options, which represents 7.61% of the outstanding shares of the Company after the successful completion of this offering if all securities are sold pursuant to this offering circular.

The following table sets forth certain information concerning our outstanding options for all of our option holders as of December 31, 2015.

Outstanding Equity Awards at December 31, 2015

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Exercisable	($)	Date
Andy Khanna	3,000,000	0	0.025	*
Bilal Ahmed	3,000,000	0	0.0251	*
Mike Khanna	3,000,000	0	0.025	*
Neil Khanna	3,000,000	0	0.025	*
Robert Serafini	250,000	0	0.025	*
Doug MacKallor	3,500,000	0	0.025	*
Jim Gilmer	500,000	0	0.025	*
Subhash Sachdeva	1,500,000	0	0.025	*
Romi Randhawa	2,000,000	0	0.025
Romesh Japra	2,000,000	0	0.025	*
Aaron Marinucci	250,000	0	0.025	*
Dennis Smith	250,000	0	0.025	*
Paul Krisch	350,000	0	0.025	*
Steve Defilipps	1,000,000	0	0.025	*
TOTAL	23,600,000	0

*Expire 60 days after the employment relationship with the Company is terminated.

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Date of this Offering Circular: May __, 2016

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Exercisable	($)	Date
Douglas Mackallor	1,000,000	0	0.025	*
Nancy Tompkins	500,000	0	0.025	*
Paul Krisch	500,000	0	0.025	*
Douglas MacKallor	2,000,000		0.025
	4,000,000
Total Options Outstanding	27,600,000

(b) Number of common shares subject to issuance under existing stock purchase or option plans but not yet covered by outstanding purchase agreements, options or warrants: 27,100,000 shares.

(c) Describe the extent to which future stock purchase agreements, stock options, warrants or rights must be approved by shareholders.

All of our future stock purchase agreements, stock options, warrants or rights must be approved by our board of directors. In addition, under the California Corporations Code, stock purchase agreements, stock options, warrants or rights that concern the following actions may require shareholder approvals:

●	Contracts or transactions between the corporation and directors;

●	Loans of money or property to or guarantee of an obligation of an officer or director of (a) the corporation or (b) its parent or subsidiary;

●	Adoption of corporate stock purchase plans, stock option plans or employee benefit plans;

●	Sale, lease, conveyance, exchange, transfer or disposition of all or substantially all of the corporation’s property or assets;

●	Corporate reorganizations;

●	Other actions affecting shareholder rights.

42.	If the business is highly dependent on the services of certain key personnel, describe any arrangements to assure that these persons will remain with the Company and not compete upon any termination:

The Company does not have any arrangements to assure that key personnel remain with the Company and do not compete upon termination other than those agreements discussed in Item 40(c) above.

Note: After reviewing the above, potential investors should consider whether or not the compensation to management and other key personnel directly or indirectly, is reasonable in view of the present stage of the Company’s development.

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Date of this Offering Circular: May __, 2016

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

37. Principal owners of the Company (those who beneficially own directly or indirectly 5% or more of the common and preferred stock presently outstanding) starting with the largest common stockholder. Include separately all common stock issuable upon conversion of convertible securities (identifying them by asterisk) and show average price per share as if conversion has occurred.

The following table sets forth, as of December 31, 2015, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock outstanding, and (ii) each director and executive officer of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
5% Security Holders
Joseph Rapp & Ana Rapp JT Ten 835 Longview Avenue North Woodmere, NY, 11581	16,985,667	6.15%

Garrett Rajkovich (2) 6475 Camden Avenue, Suite 202 San Jose, CA, 95120	12,942,834	4.68%

Officers and Directors
Subhash Sachdeva (3) Acting Chief Financial Officer 2227 Sierra Ventura Drive Los Altos, CA, 94024	6,700,000	2.43%

Andy Khanna (4) President, Chief Executive Officer, Director 6246 McAbee Rd San Jose, CA, 951320	34,160,000	12.36%

Dr. Romesh K. Japra (5) Chairman of the Board 1000 Hunter Lane Fremont, CA, 94539	67,189,667	24.28%

Romi Randhawa (6) Director 1037 Germano Way Pleasonton, CA, 94566	11,730,698	4.26%

Neil Kumar Khanna (7) Vice President of Operations 18345 Capistraono Way Morgan Hill, CA, 95037	8,625,000	3.12%

Bilal Ahmed (8) Chief Technology Officer & VP of Engineering 3743 Nieman Blvd San Jose, CA, 95121	6,975,000	2.52%

Jim Gilmer Secretary 224 7th Avenue San Francisco, CA, 94118	2,225,000	0.81%

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Date of this Offering Circular: May __, 2016

(1)	Based on 276,275,566 shares of the Company’s common stock issued and outstanding as of December 31, 2015, before Feb 11, 2016 offering circular.
(2)	Represents 12,942,834shares held by Garrett Rajkovich and his immediate family..
(3)	Represents 6,700,000 shares held by Subhash Sachdeva .1,500,000 shares issuable upon exercise of the options held by Subhash Sachdeva
(4)	Represents 34,160,000 shares held by Andy Khanna and his immediate family (excluding Neil Kumar Khanna) and 3,000,000 shares issuable upon exercise of the options held by Andy Khanna.
(5)	Represents 67,189,667, shares held by Dr. Romesh K. Japra and his immediate family and 2,000,000 shares issuable upon exercise of the options held by Dr. Romesh K. Japra.
(6)	Represents 11,730,698 held by Romi Randhawa and his immediate family and 2,000,000 shares issuable upon exercise of options held by Romi Randhawa.
(7)	Represents 8,625,000 shares held by Neil Kumar Khanna and 3,000,000 shares issuable upon exercise of the options held by Neil Kumar Khanna.
(8)	Represents 6,975,000 shares held by Bilal Ahmed and 3,000,000 shares issuable upon exercise of the options held by Bilal Ahmed.

38. Number of shares beneficially owned by Officers and Directors, shareholder’s ownership over 5%as a group:

Before offering: 167,533,866 shares, 60.64% of the total outstanding shares of the Company’s common stock.

After offering: assuming all of the offered shares sold 167,533,866 shares, 47.02% of the total outstanding shares of the Company’s common stock.

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Date of this Offering Circular: May __, 2016

DESCRIPTION OF SECURITIES

14. The securities being offered hereby are: a maximum of $2,425,000 of shares of common stock (of which $425,000 has been sold)

15. These securities have no:

●	Cumulative voting rights

●	Other special voting rights

●	Preemptive rights to purchase in new issues of shares

●	Preference as to dividends or interest

●	Preference upon liquidation

●	Other special rights or preferences (specify)

16. Are the securities are not convertible? No.

17. (a) If securities are notes or other types of debt securities: No.

18. If securities are Preference or Preferred stock: No.

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Date of this Offering Circular: May __, 2016

OFFERING PRICE FACTORS

If the securities offered are common stock, or are exercisable for or convertible into common stock, the following factors may be relevant to the price at which the securities are being offered.

5. What were net, after-tax earnings for the last fiscal year? (If losses, show in parenthesis.)

Total $(879,363)     ($0.004 per share)

6. If the Company had profits, show offering price as a multiple of earnings. Adjust to reflect for any stock splits or recapitalizations, and use conversion or exercise price in lieu of offering price, if applicable.

Offering Price Per Share /Net After-Tax Earnings Last Year Per Share = (price/earnings multiple)

The Company does not currently have profits.

7. (a)	What is the net tangible book value of the Company? (If deficit, show in parenthesis.) For this purpose, net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities.

The net negative worth or tangible book value as of December 31, 2015 is ($2,474,650). The outstanding shares as December31, 2015 were 276,275,566, using this as denominator; the net book value is ($0.009) per share.

(b)	State the dates on which the Company sold or otherwise issued securities during the last 12 months, the amount of such securities sold, the number of persons to whom they were sold, and relationship of such persons to the Company at the time of sale, the price at which they were sold and, if not sold for cash, a concise description of the consideration. (Exclude bank debt.) .

Reference is made to Item 5 of this Offering Circular.

8. (a)	What percentage of the outstanding shares of the Company will the investors in this offering have? Assume exercise of outstanding options, warrants or rights and conversion of convertible securities, if the respective exercise or conversion prices are at or less than the offering price. Also assume exercise of any options, warrants or rights and conversions of any convertible securities offered in this offering.)

If the maximum is sold: 22.45%

If the minimum is sold: 0%

(b) What post-offering value is management implicitly attributing to the entire Company by establishing the price per security set forth on the cover page (or exercise or conversion price if common stock is not offered)? (Total outstanding shares after offering times offering price, or exercise or conversion price if common stock is not offered.)

If the maximum is sold: 356,275,566 *

If the minimum is sold: 276,275,566*

* These values assume that the Company’s capital structure would be changed to reflect any conversions of outstanding convertible securities and any use of outstanding securities as payment in the exercise of outstanding options, warrants or rights included in the calculation. The type and amount of convertible or other securities thus eliminated would be: 0 These values also assume an increase in cash in the Company by the amount of any cash payments that would be made upon cash exercise of options, warrants or rights included in the calculations. The amount of such cash would be: $0.

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Date of this Offering Circular: May __, 2016

(For above purposes, assume outstanding options are exercised in determining “shares” if the exercise prices are at or less than the offering price. All convertible securities, including outstanding convertible securities, shall be assumed converted and any options, warrants or rights in this offering shall be assumed exercised.) Note: After reviewing the above, potential investors should consider whether or not the offering price (or exercise or conversion price, if applicable) for the securities is appropriate at the present stage of the Company’s development.

The proceeds will be used in general to increase sales and marketing initiatives to expand our customer base. This will also include the improvements to our products described in Engineering and to support our efforts to bring additional email archiving appliance offerings to the market.

CAPITALIZATION

13.	Indicate the capitalization of the Company as of the most recent balance sheet date (adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancings) and as adjusted to reflect the sale of the minimum and maximum amount of securities in this offering and the use of the net proceeds therefrom:

	Amount Outstanding As Adjusted
	As of December 31, 2015		Minimum		Maximum
Short-term debt (average interest rate 10%)		$21,350		$21,350		$21,350
Long-term debt (average interest rate 10%)	$		$		$
Total debt		$21,350		$21,350		$21,350
Stockholders equity (deficit):
Preferred stock — par or stated value (by class of preferred in order of preferences)
	$		$		$
Common stock — par or stated value		$10,006,322		$10,006,322,572		$12,006,322
Additional paid in capital		$1,416,337		$1,416,337		$ 1,416,337,
Retained earnings (deficit)		$(13,897,308)		$(13,897,308)		$(13,897,308)
Total stockholders equity (deficit)		$(2,474,649)		$(2,474,649)		$(474,649)
Total Capitalization		$(2,474,649)		$(2,474,649)		$(474,649)

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Date of this Offering Circular: May __, 2016

Number of preferred shares authorized to be outstanding: None

Number of common shares authorized: 400,000,000 shares, par value $.0001 per share

Number of common shares reserved to meet conversion requirements or for the issuance upon exercise of options, warrants or rights: None

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

28. If the Company has within the last five years paid dividends, made distributions upon its stock or redeemed any securities, explain how much and when:

We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to do so in the foreseeable future.

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Date of this Offering Circular: May __, 2016

LITIGATION

43. Describe any past, pending or threatened litigation or administrative action which has had or may have a material effect upon the Company’s business, financial condition, or operations, including any litigation or action involving the Company’s Officers, Directors or other key personnel. State the names of the principal parties, the nature and current status of the matters, and amounts involved. Give an evaluation by management or counsel, to the extent feasible, of the merits of the proceedings or litigation and the potential impact on the Company’s business, financial condition, or operations.

Besides the litigation listed in the following paragraphs, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

The Company was involved in litigation with a former employee, Vince Khanna. Vince Khanna alleged that the Company wrongfully terminated him, and that he was not paid his wages and bonus pursuant to written and oral agreements with the Company. Khanna further alleged that he was owed penalties pursuant to the Company’s alleged violations of certain California Labor Code sections.

On April 30, 2010, the Company entered into a mutual agreement with Vince Khanna to settle the lawsuit. Pursuant to the settlement agreement, Vince Khanna released the Company from all claims against the Company. In exchange, the Company agreed to grant Vince Khanna an unsecured note. The Note stipulated the following payments from the Company to Vince Khanna:

Amount Paid	Due Date
$25,000	4/30/10
$25,000	7/1/10
$25,000	10/1/10
$25,000	1/1/11
$25,000	4/1/11
$25,000	7/1/11
$25,000	10/1/11
$25,000	1/1/12
$27,000	4/1/12

On February 29, 2013, the Company paid off the full settlement amount of $227,000 owed to Vince Khanna. However, the settlement agreement contains a provision that provides for reasonable attorney fees in the event of default. Vince Khanna made a claim for his attorney fees, and the court has awarded attorney fees of $193,000 to Vince Khanna. We are in the process of appealing the award.

38

Date of this Offering Circular: May __, 2016

FEDERAL TAX ASPECTS

44.	If the Company is an S corporation under the Internal Revenue Code of 1986, and it is anticipated that any significant tax benefits will be available to investors in this offering, indicate the nature and amount of such anticipated tax benefits and the material risks of their disallowance. Also, state the name, address and telephone number of any tax advisor that has passed upon these tax benefits. Attach any opinion or description of the tax consequences of an investment in the securities by the tax advisor.

We are not organized as an S Corporation.

Note: Potential investors are encouraged to have their own personal tax consultant contact the tax advisor to review details of the tax benefits and the extent that the benefits would be available and advantageous to the particular investor.

MISCELLANEOUS FACTORS

a.	45. Describe any other material factors, either adverse or favorable, that will or could affect the Company or its business (for example, discuss any defaults under major contracts, any breach of bylaw provisions, etc.) or which are necessary to make any other information in this Offering Circular not misleading or incomplete.

On June 24, 2011 four founding employees (Andy Khanna, Neil Khanna, Mike Khanna and Bilal Ahmed) of the Company filed UCC Filing (Financing Statement) with the Secretary of State of California as secured creditor for the outstanding accrued wage of approximately $1,300,000 owed by the Company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We undertake to make available to every Investor, during the course of this Offering, the opportunity to ask questions of, and receive answers from us concerning the terms and conditions of this Offering and to obtain any appropriate additional information: (i) necessary to verify the accuracy of the information contained in this Offering Circular, or (ii) for any other purpose relevant to a prospective investment in the Company.

The Company will also provide to each Investor, upon request, copies of the following documents:

i.	Copies of all of our material contracts; and

ii.	An opinion of counsel to the Company as to the legality of the Shares, indicating that they will when sold, be legally issued, fully paid, and non-assessable.

All communications or inquiries relating to these materials or other questions regarding the Company or the Offering should be directed to the Company at 2150 Trade Zone Blvd, Suite 203 San Jose, CA 95131 or 408-708-4000.

39

Date of this Offering Circular: May __, 2016

FINANCIAL STATEMENTS AND NOTES

	(Unaudited)	(Audited)
	For Year Ended Dec. 31, 2015	For Year Ended December 31, 2014
Summary of Operations
Total revenues	752,364	688,563
Net Loss	(666,127)	(879,363)
Net loss per common share (basic and diluted)	(-0.0025)	-0.0046
Weighted average common shares outstanding, basic and diluted	268,133,016	212,921,758

	(Unaudited)	(Audited)
	As of December 31, 2015	As of December 31, 2014
Balance Sheet
Cash and cash equivalents	280,438	98,663
Total assets	453,081	480,363
Total liabilities	2,911,455	2,710,052
Total Stockholders’ Equity/Deficiency	(2,458,375)	(2,229,689)
Total Liabilities and Stockholders’	453,081	480,363

	Unaudited	Audited
	For Year Ended	For Year Ended
	December 31, 2015	December 31, 2014

Revenue	752,363	688,563
Cost of Goods Sold	(142,325)	(50,591)
Gross Profit	610,038	637,972
Selling Expenses	(490,626)	(307,017)
General and administrative	(396,727)	(547,816)
Operation Expenses	(166,852)	(176,535)
Research and development	(221,101)	(145,100)
Stock Option Expenses	(4,316)	(199,437)
Total operating expenses	(1,279,622)	(1,375,905)
Operating Loss	(658,776)	(737,933)
Interest expenses	(10,808)	(126,918)
Other Income	10,202	53,411
Other Expense	(6,745)	(67,923)
Loss before minority interest and income taxes	(666,127)	(879,363)
Income taxes	-
Minority interest
Net Loss	(666,127)	(879,363)
Earnings per share – Basic and Diluted	(0.0025)	(0.0046)
Weighted average shares outstanding – Basic and Diluted	268,133,016	212,921,758

F-1

Date of this Offering Circular: May __, 2016

	(Unaudited)	(Audited)
	As of December 31, 2015	As of December 31, 2014
ASSETS

Cash	$280,439	$237,063
Accounts Receivable	95,166	127,820
Note Receivable	69,406	69,406
Other Current Assets	5,432	5,432
Total Current Assets	450,443	370,315
Fixed Assets	109,010	109.010
Accumulated Depreciation	(109,010)	(109,010)
Net Fixed Assets	0	0

Other Assets	2,638	2,638

TOTAL ASSETS	$453,081	$372,953

LIABILITIES & EQUITY

Current Liabilities
Accounts Payable	$245,068	325,874
Accruals	497,504	474,534
Note Payable - Current	8,800	1,930,847
Deferred Revenue	135,741	4,158
Other Current Liabilities	69,521	60,358

Total Current Liabilities	956,634	2,795,771

Long Term Liabilities
Notes Payable-non current
Deferred Compensation	1,700,232	1,596,896
Other Long Term Liabilities	254,590	516,299

Total Liabilities	2,911,456	4,908,966

Stockholder’s Equity

Common Stock & Paid in Capital	11,422,659	8,560,277
Accumulated Deficit	(13,881,033)	(13,096,291)

Net Stockholder’s Equity	(2,458,375)	(4,536,014)

Total LIABILITES & EQUITY	$453,081	$372,953

F-2

Date of this Offering Circular: May __, 2016

	(Unaudited)	(Audited)
	January 1, to December 31	January 1, to December 31
	2015	2014
OPERATING ACTIVITES
Net Income	$(666,127)	$(879,363)
Adjustments to reconcile Net Loss
to net cash provided by operations
Issuance of Common Stock for Services	25,000	70,000
Issuance of Common stock for Debt	94,628
Stock Option Expense	4,316	199,438
Accounts Receivable	209,058	(222,609)
Deferred Compensation	164,223	108,863
Accounts Payable	(31,844)	167,597
Accrued Payable	(209)	435,874
Royalty Liability	0	(82,612)
Deferred Revenue	18,176	51,615

Other Current Liabilities	11,555	(44,812)

Net cash provided by Operating Activities	(171,224)	(196,009)

INVESTING ACTIVITIES

Note Receivable	0	(69,406)

Net Cash Provided by Investing Activities	0

FINANCING ACTIVITES

Issuance of Common stock for Cash	375,000	344,500
Proceeds from short term debt	0	0
Payment on short-term debt	(22,000)	0

Net cash provided by Financing Activities	353,000	344,500

Net Cash Increase for period	181,776	79,085

Cash at beginning of Period	$98,663	$19,578

Cash at end of Period	$280,439	$98,663

Interest Paid	10,808	4,635
Taxes Paid	2,397	5,500
Supplemental disclosure of noncash investing and financing activities
Issuance of common stock for debt/ accounts payable	1,191,404
Issuance of common stock for accrued compensation	69,406
Issuance of common stock for accounts payable	188,606
Issuance of stock options for accrued interest conversion	637,084

F-3

Date of this Offering Circular: May __, 2016

	Unaudited	Audited
	As of December 31, 2015	As of December 31, 2014
Beginning Balance	(2,229,692)	$(4,050,764)

Net Income from January 1 through December 31	(666,127)	$(879,363)

Common Stock - Addition	494,628	1,863,916

Other Adjustment	(57,184)	836,522

Ending Balance	$(2458,375)	$(2,229,689)

F-4

Date of this Offering Circular: May __, 2016

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

SONASOFT CORPORATION, Inc. (The “Company”) was incorporated under the laws of the State of California on December 18, 2002. The Company develops software that automates the disk-to-disk backup and recovery process for Microsoft Exchange, SQL and Windows Servers with integrated data protection, IM and e-mail archiving and disaster recovery solutions.

The Audited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for annual and interim financial information. Accordingly, they include all the information and footnotes required by accounting principles generally accepted in the United State of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. As December 31, 2015, the Company had approximately $280,439 in cash balances at financial institutions which are within the FDIC insured limits.

(D) Loss per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Accounting Standards codification ASC 260 , “Earnings per Share.” As of December 31, 2015 there were 276,275,566 common shares outstanding (excluding the options not yet exercised). Common stock equivalents have been excluded from the diluted net loss per share as the amounts are anti diluted.

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include expensing of employee compensation and employee stock based compensation.

(F) Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (ASC 740). Under ASC 740 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company has incurred losses over period of time, so there is no income tax payable except the minimum state tax payment.

F-5

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

(G) Revenue Recognition

Revenue is recognized when earned in accordance with applicable accounting standard ASC 985-605. Revenue from software arrangements with end users is recognized upon final delivery of the software; provided the collection is probable and no significant obligations remain. Revenue is recognized following ASC 985-605, all the elements of bundle software sold (including installation and maintenance) will be allocated based on the residual method. Bundled software packages include the actual software, software installation, and maintenance contracts. The customer is able to purchase maintenance contracts based on a one-year, two-year, or three-year terms. Maintenance contracts are sold as a service, therefore, we calculate the VSOE for maintenance contracts to be a fixed percentage of the list price based on the term of the maintenance contract purchased. The maintenance contract revenue is recognized over the term of the maintenance contract. Amount billed in excess of revenue earned on the maintenance contract will be classified as deferred revenue. The software installation price is a fixed amount based on the number of mailboxes sold, and the residual amount after deducting installation charges and the maintenance contract will be allocated to the software product sale.

Allocation of revenue among various elements:

We sell software as a bundle product including installation, maintenance and product license. We allocate the revenue as follows:

●	Installation revenue is a fixed amount based on the number of mailboxes sold.

●	Fixed Price Maintenance Contract is a set amount calculated as 20% of list price for a one-year contract.

●	Fixed Price Maintenance Contract is a set amount calculated as 17.5% of list price for a two-year contract.

●	Fixed Price Maintenance Contract is a set amount calculated as 15% of list price for a three-year contract.

●	Software revenue is calculated as the residual amount after deducting the installation and maintenance contract revenue

The one-year fixed price maintenance contracts revenue is recognized over 12 month period from the starting month to 12-month period. The two-year maintenance contracts revenue will be recognized on monthly basis and spread over a period of 24 months. The three-year maintenance contract revenue will be recognized over a period of 36 months.

As of December 31, 2015 the Company has included deferred revenue of $135,741 in other current liabilities.

As of December 31, 2015, the Company has included deferred revenue of $23,893 in other long-term liabilities.

As of December 31, 2014, the Company has included $8,085 of deferred revenue in other current liabilities, re

As of December 31,2014 , the Company has included $133,373 of deferred revenue in other long term liabilities.

(H) Property & Equipment

We record our property and equipment at cost and depreciate these assets on a straight-line basis to their estimated residual values over their estimated useful lives of 3 to 7 years.

(I) Stock-Based Compensation

The Company accounts for its stock-based compensation under the provisions ASC 718 “ Accounting for stock based compensation” the Company is permitted to record expenses for stock options and other employee compensation plans based on their fair value at the date of grant. Any such compensation cost is charged to expense on a straight-line basis over the periods the options vest. If the options had cashless exercise provisions, the Company utilized variable accounting.

Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, as required by ASC 718 , which is measured as of the date required by ASC 505, “Accounting for Stock based Compensation” In accordance with ASC 505, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

(J) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts receivable, accounts payable and accrued expenses approximate their fair value due to the relatively short period to maturity for these instruments.

(K) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(L) Advertising Costs

Advertising costs are expensed as incurred and include the costs of public relations activities. These costs are included in selling, general and administrative expenses and totaled $3,562 for the year ended December 31, 2015.

F-6

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

(M) Identifiable Intangible Assets

As of December 31, 2015, $2,638 of costs related to filing patent applications has been capitalized. When patents are approved, the costs are amortized over the life of the patent. All costs for patents not approved will be expensed at that time of denial

(N) Long-Lived Assets

Long-lived assets and certain identifiable intangible assets related to those assets are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized. There was no impairment recorded in 2010 and 2011.

F-7

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

NOTE 2 GOING CONCERN

As reflected in the accompanying financial statements, the Company has net accumulated loss of ($13,214,906) and net loss for nine months thru December 31, 2015 is ($666,127), and as of December 31, 2015 a working capital deficiency of ($506,191), the long term liabilities of $1,954,822 includes $1,700,232 owed to key stockholders and a stockholder’s deficiency of ($2,458,375) at December 31, 2015. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and to implement its strategic sales plan provide the opportunity for the Company to continue as a going concern.

NOTE 3 ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2015 consisted of the following:

As of December 31, 2015
Trade and other receivables	$282,207
Less: Allowance for doubtful accounts	$(39,654)
$242,533

The bad debt expense for the six months ended December 31, 2015 was $0.

NOTE 4 PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 consisted of the following:

2014
Office equipment	$20,721
Office furniture	1,821
Leasehold improvements	7,588
Computer equipment	78,881
Less: Accumulated depreciation	109,010
$0

Depreciation expense for the quarter ended December 31, 2015, was $0.

F-8

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

NOTE 5 STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Cash

During the year r ending December 31 2014 the Company issued 15,500,000 shares to existing and new shareholders.

During the year ending December 31, 2014, the Company issued Rule 144 shares of common stock for cash to the following shareholders:

Dr Romesh Japra, Director and stock holder$100,000

Romi Randhawa Director and Stockholder $100,000

During the year ending December 31, 2014, the Company issue Reg A shares for cash to the following new stock holders:

Madison Park Fund Investment LLC $75,000

Blackbridge Capital LLC $50,000

During the year ending December 31, 2015, the Company issued 12,000,000 Reg A shares to various existing and new stockholders. In the same year 2015, the Company also issued 3,000,000 Rule 144 shares to existing and new shareholders.

(B) Common Stock Issued for Services

During the year ending December 31, 2014, the Company issued 2,500,000 Rule 144 shares of common stock to legal counsel for services.

During the year 2015, the Company issued 57,841,267 Rule 144 shares of common stock to settle the debt from Note holder,(47,656,167 shares), past due rent (3,785,100 shares) and royalty (5,000,000) owed to EMI Property and Integra Micro respectively. The remaining balance of 1,400,000 shares were issued to settle amount owed to employees and unsecured creditor.

During the year, 2015, the Company issued 13,881,250 Rule 144 shares of common stock to key employees who have converted the vested stock options in stock and issued promissory notes to payoff the amount owed to the Company. The Company also issued 2,800,000 Rule 144 shares to various consultants who exercised the options vested during 2015.

NOTE 6 STOCK OPTION PLAN

Effective January 1, 2006, transactions under the Company’s 2003 Plan (as defined below) were accounted for in accordance with the recognition and measurement provisions of ASC 718 “Share-Based Payment” , and related interpretations of ASC 718 requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within SEC Staff Accounting Bulletin No. 107, which provides the views of the staff of the SEC regarding the interaction between ASC 718 and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

In adopting ASC718 ,the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of ASC 718 are applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation costs for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date are recognized as the requisite services are rendered on or after such date. The compensation costs for that portion of awards are based on the grant-date fair value of those awards as calculated for either recognition of pro-forma disclosures

Stock option compensation expense for calendar year ending December 31, 2013 is the estimated fair value of options granted, amortized on a straight line basis over the requisite service period for the entire portion of the award.

F-9

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Black-Scholes Valuation

The fair value of options at the date of grant is estimated using the Black Scholes option pricing model. The assumptions made in calculating the fair values of options are as follows:

For the quarter ended March 31, 2013
Expected term (in years)	3
Expected volatility	25% to 78%
Rick-free interest rate	1.79% to 3.05%

There were Nil stock option awards granted during the quarter ended December 31, 2015.

Plan Information

In February 2003, the 2003 Incentive and Non-Statutory Stock Option Plan was approved and adopted by the Board of Directors. The 2003 Plan became effective upon the approval of the holders of the Company’s stock at the Company’s annual stockholders meeting held on June 4, 2003. Under the 2003 Plan, the Company may grant stock options to its employees, officers, and other key persons employed or retained by the Company and any non-employee director, consultant, vendor or other individual having a business relationship with the Company. Options are granted at various times and usually vest over a thirty-six (36) month period. As of December 31, 2015 the Company had total options pursuant to the 2003 Plan of 27,600,000.

F-10

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Exercise Price	Number Outstanding December 31, 2015	Weighted Average remaining Contractual Life	Weighted Average exercise Price	Number Exercisable at December 31, 2015	Weighted Average Exercise Price

.00-.025	23,600,000	100	0.025	23,600,000	0.025
.0.025	1,000,000	.75	0.025	1,750,000	0.025
.0-.025	2,500,000	0.125	0.025	375,000	0.025
	27,600,000			25,662,500

NOTE 7 COMMITMENTS AND CONTINGENCIES

(A) Employment Agreement

The company has entered into an employment agreement with its Chief Executive Officer through the year 2014 at an annual minimum salary of $150,000 per year, with additional fringe benefits as determined by the Board of Directors. In the event of termination of the agreement by the company, the company is required to pay a severance payment equivalent to 60 months of salary at the rate, and with the benefits, in effect at the date of termination.

The company has also entered into similar agreements each extending through the year 2014 with two other employees/managers at an average annual salary of $150,000. In the event of termination of the agreement by the company, the company is required to pay a severance payment equivalent to 12 months of salary at the rate, and with the benefits, in effect at the date of termination.

(B) Product Development/Royalty Agreement

In November 2007, the Company entered into a product development agreement with a software development company (developer). Under the terms of the agreement, the developer will be entitled to a royalty based on 10% of net sales of the product developed until such time as two hundred percent (200%) of the actual project cost has been cumulatively received by the developer. After such time, the developer would receive 5% of net sales of the product developed until such time as an additional three hundred percent (300%) of the actual project cost has been cumulatively received by the developer, resulting in a total payment to the developer of five hundred percent (500%) of the actual project cost. At a point in time in the future that five hundred percent (500%) of the actual project cost has been received by the developer, no further royalties shall be owed. The total royalty computed and determined to be $1.5m in 2007 agreement with developer based on development cost of $297,000. The total cost includes design, development, test and provide finished email archiving solution. The amount due and payable to developer as of December 31, 2014 was converted into Equity and Sonasoft issued 5,000,000 shares to settle the debt amount of $188,606 owed to IntegraMicro.

(C) Royalty Agreement

During the year 2003 the company entered into royalty agreements with investors. The maximum liability under the agreement will be $1,500,000. The maximum amount due to investors in each year will be 5% of revenue up to a total of $1,500,000. Such premium is payable only if management of the Company reasonably determines that the company is profitable. Accordingly, in accordance with the signed royalty agreements, the Company is accruing the royalty premium at 5% of revenue. The royalty balance as of December 31, 2012 is $230,766 and as of December 31, 2015 is $233,049.

F-11

Date of this Offering Circular: May __, 2016

SONASOFT CORP.

December 31, 2015

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

(D) Lease Agreement

The company has entered into a lease agreement for an office building, the lease period ending on feb 28, 2013e. The company is currently on a month to month basis. The base rent including operating expenses for this property is $3,100 per month..

(E) Employment Related Lawsuit

In 2006, an ex-employee filed a lawsuit against the Company for wrongful termination. The Company has accrued a tentative settlement with the ex-employee for the payment of $227,000 in cash and an additional 95,000 shares of the Company stock as of December 31, 2007. As of December 31, 2012 Company had made payments towards the settlement, the legal case is still pending and contested in Santa Clara County Court. The Company made the final payment of $85,526 on February 29, 2013.

NOTE 9 NOTE PAYABLE – RELATED PARTIES

A)	Note Amount $500,000 payable to Dr Romesh Japra, issued on December 19, 2008, interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of December 18, 2011. The note holder is also entitled to warrants of 2,272,727 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.22 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $737,500 and as of December 31, 2015 is $0

B)	Note Amount $33,000 payable to Michelle Rose, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 165,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.22 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is 46,225 and as of December 31, 2015 is $0

C)	Note Amount $100,000 payable to Joseph and Anne Rapp, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 500,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is 139,167, as of December 31,2015 is $0.

D)	Note Amount $22,000 payable to Ken Fishmen, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 110,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $30,817, as of December 31, 2015 is $0

E)	Note Amount $400,000 payable to Dr Romesh Japra, issued on November 1, 2009, carrying interest rate 10% p.a. The principal and outstanding interest due should be paid in 36 months, maturity date of October 31, 2012. The note holder is also entitled to warrants of 2,000,000 shares of common stock of Sonasoft with a term of 36 months exercisable by holder upon payment of $.20 cents per share of stock actually purchased. The note holder did not exercise the warrants granted. The balance outstanding including principal and interest as of December 31, 2014 is $556,667, as of December 31, 2015 is $0.

F)	Note Amount $50,000 payable to Muriel K MacKallor issued on Jan 15, 2013, carrying interest rate of 15% p.a. The principal and outstanding interest due should be paid in three installments, April, July and October 2013. The balance outstanding including principal and interest as of March 31, 2013 is $51,541. The first installment of principal and interest due was paid in April 2013. The balance outstanding including principal and interest as of December 31, 2014 is $ 43,860, as of December 31, 2015 is $21,350

NOTE 9 SUBSEQUENT EVENT

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Date of this Offering Circular: May __, 2016

PART III – Exhibits

Exhibit No.	Description
2.1	Articles of Incorporation (1)
2.2	Amendment to Articles of Incorporation, dated July 30, 2012
2.3	Bylaws (1)
2.4	First Amendment to Bylaws dated September 26, 2003 (2)
2.5	Amendment to Articles of Incorporation, dated January 10, 2014

6.1	Employment Agreement with Andy Khanna (1)
6.2	Employment Agreement with Bilal Ahmed(1)
6.3	Employment Agreement with Neil Khanna (1)
6.4	Addendum to Employment Agreement with Andy Khanna (5)
6.5	Addendum to Employment Agreement with Bilal Ahmed (5)
6.6	Addendum to Employment Agreement with Neil Khanna (5)
6.7	Lease of Executive Office Space (5)
6.8	Distributor Agreement with Avnet (2)
6.9	Distributor Agreement with Wipro(4)
6.10	Agreement with Integra(4)
6.11	Addendum to Agreement with Integra(4)
6.12	Consulting Agreement with Subhash Sachdeva (5)
6.13	Note issued to Dr. Romesh K. Japra dated November 1, 2009 (5)
6.14	Note issued to Dr. Romesh K. Japra dated December 19, 2008 (5)
6.15	Note issued to Joseph and Anne Rapp dated November 1, 2009 (5)
6.16	Note issued to Ken Fishman dated November 1, 2009 (5)
6.17	Note issued to Michelle Rose dated November 1, 2009 (5)
6.18	Note issued to Muriel K MacKallor dated January 15, 2013 (5)
11.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.(5)
11.2	Opinion of Methven & Associates, P.C.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 333-150750).
(2)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 5 to Form S-1 (SEC File No. 333-150750).
(3)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 1 to Form S-1 (SEC File No. 333-150750).
(4)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 2 to Form S-1 (SEC File No. 333-150750).
(5)	Previously filed.

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Date of this Offering Circular: May __, 2016

SIGNATURES

The issuer has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 10, 2016.

Issuer: SONASOFT CORP.

By:
	Nand (Andy) Khanna President and Chief Executive Officer of Sonasoft Corp.	February 10, 2016

By:
	Subhash Sachdeva Acting Chief Financial Officer Officer of Sonasoft Corp.	February 10, 2016

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Nand (Andy) Khanna	Chief Executive Officer, President and Director	February 10, 2016

Romi Randhawa	Director	February 10, 2016

Dr. Romesh K. Japra, M.D., F.A.C.C.	Chairman of the Board	February 10, 2016

Subhash Sachdeva	Acting Chief Financial Officer	February 10, 2016

Jim Gilmer	Secretary	February 10, 2016

Bilal Ahmed	Chief Technology Officer & VP of Engineering	February 10, 2016

Neil Kumar Khanna	VP of Client Services & Operations	February 10, 2016

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